   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2001

                                                      REGISTRATION NO. 333-47540
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                           ENCORE ACQUISITION COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                               1311                              75-2759650
  (State or Other Jurisdiction of        (Primary standard industrial               I.R.S. Employer
   Incorporation or Organization)        classification code number)            (Identification Number)

                             ----------------------
                          777 MAIN STREET, SUITE 1400
                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 877-9955
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                 I. JON BRUMLEY
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           ENCORE ACQUISITION COMPANY
                          777 MAIN STREET, SUITE 1400
                            FORT WORTH, TEXAS 76102
                           TELEPHONE: (817) 877-9955
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ----------------------
                                With a copy to:

                 F. RICHARD BERNASEK                                      R. JOEL SWANSON
             KELLY, HART & HALLMAN, P.C.                                 BAKER BOTTS L.L.P.
             201 MAIN STREET, SUITE 2500                                   910 LOUISIANA
               FORT WORTH, TEXAS 76102                                   HOUSTON, TX 77002
              TELEPHONE: (817) 332-2500                              TELEPHONE: (713) 229-1330
              FACSIMILE: (817) 878-9280                              FACSIMILE: (713) 229-7730

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                SUBJECT TO COMPLETION. DATED FEBRUARY 16, 2001.


                                7,150,000 Shares

                                 [ENCORE LOGO]

                           ENCORE ACQUISITION COMPANY

                                  Common Stock
                             ----------------------

     This is an initial public offering of shares of common stock of Encore Acquisition Company. All of the 7,150,000 shares of common stock are being sold by Encore Acquisition Company.


     Prior to this offering, there has been no public market for the common stock. It currently is estimated that the initial public offering price per share will be between $13.00 and $15.00. The New York Stock Exchange has approved the listing of the common stock under the symbol "EAC".


     See "Risk Factors" beginning on page 8 to read about certain factors you should consider before buying shares of the common stock.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                               Per Share    Total
                                                               ---------    -----
Initial public offering price...............................   $           $
Underwriting discount.......................................   $           $
Proceeds, before expenses, to Encore Acquisition Company....   $           $

     To the extent that the underwriters sell more than 7,150,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,072,500 shares from Encore at the initial public offering price less the underwriting discount.
                             ----------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on                , 2001.

GOLDMAN, SACHS & CO.                                  CREDIT SUISSE FIRST BOSTON

                             DAIN RAUSCHER WESSELS

                                                            PETRIE PARKMAN & CO.
                             ----------------------

                       Prospectus dated           , 2001.

                                     [MAP]

                                    SUMMARY


     This Section summarizes what we believe are the material aspects of our offering. We encourage you to read this prospectus in its entirety before making an investment decision. References to "Encore", "we", "our" or "us" refer to Encore Acquisition Company and our subsidiaries. You will find definitions for oil and natural gas industry terms used throughout our prospectus in "Glossary of Certain Oil and Natural Gas Terms". The estimates included in our prospectus of proved oil and natural gas reserves are based upon the reports of Miller and Lents, Ltd., an independent engineering firm.


                                  ABOUT ENCORE


     Encore is a recently organized, rapidly growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Our oil and natural gas reserves are concentrated in fields located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma and the Powder River Basin of Montana.



     Our Cedar Creek Anticline properties, which are located in Montana and North Dakota, constitute our core asset, representing approximately 57% of our total reserve value at December 31, 2000. These high quality properties, which have produced for several years through waterflooding, are 97% oil by equivalent volume. The reserves are long-lived, and production rates have declined at relatively low rates from year to year over the past several years. Since discovery, our Cedar Creek Anticline properties have produced 394 MMBbl of oil and 89 Bcf of natural gas. These volumes reflect about 20% of the estimated original in place reserves that can be recovered using primary and secondary recovery methods. With gross proved remaining reserves of 128 MMBbl of oil and 29 Bcf of natural gas, the estimated ultimate recovery factor is approximately 26% of the original in place volumes. During June 1999, the first month of Encore's ownership of the Cedar Creek Anticline, the properties produced 9,099 net barrels of oil equivalent per day, which consisted of 8,767 Bbls of oil and 1,994 Mcf of natural gas, and produced 53,660 barrels of water per day. The average water cut, or the percentage of the total fluids produced that is water, was 86%. For 2000, the properties produced 10,399 net BOE/D, which consisted of 10,001 Bbls of oil and 2,388 Mcf of natural gas, and produced 63,491 barrels of water per day. Adjusted for the additional acquired volumes, which represents a 9% increase, Encore has offset the natural field decline and increased production by an additional 5.25%. This increase resulted from an aggressive program of monitoring the performance of, and repairing, refurbishing and recompleting, certain existing wells, coupled with drilling additional wells. The Cedar Creek Anticline is significant, not only because of its size, but also because of the quality of its remaining development opportunities. Our technical studies have identified over 200 prospective development locations in the Cedar Creek Anticline that we plan to drill over the next four years.


     Encore was organized in 1998 and made its first property acquisition in June 1999. Although we have only been organized for a short time, our executive officers average more than 23 years experience in the industry. Each of our executive officers and key employees has made a significant cash investment in our common stock.


     Since our inception in April 1998, we have invested $299.2 million in acquiring producing oil and natural gas properties. As of December 31, 2000, we had estimated proved oil and natural gas reserves of 90 MMBbl of oil and 75 Bcf of natural gas, or a total of 103 MMBOE. Factoring in 7.2 MMBOE of production and $35.4 million of capital investment in our acquired properties, our total "all-in" acquisition and development cost is $3.04 per BOE since inception. The pretax present value of future net revenues of our reserves, discounted at 10% per annum, or "PV-10 value", was $706 million at December 31, 2000. The standardized measure of our reserves, calculated on an after tax basis, was $599.3 million at that date. Prevailing prices as of that date were $26.80 per Bbl of oil and $9.77 per Mcf of natural gas. Our existing properties have substantial development potential, including a significant tertiary recovery project that will inject carbon dioxide into the producing formations of our Cedar Creek Anticline properties.



     The following table shows information regarding net production from our principal producing properties for the year 2000 and reserves of those properties at December 31, 2000.


                  PROPERTIES -- PRINCIPAL AREAS OF OPERATIONS


                                  NET
                               PRODUCTION
                              FOR THE YEAR      PROVED RESERVE QUANTITIES             PV-10
                                  2000            AT DECEMBER 31, 2000         AT DECEMBER 31, 2000
                            ----------------   ---------------------------   ------------------------
                                                         NATURAL
                                                 OIL       GAS      TOTAL      AMOUNT(1)
                            BOE/D    PERCENT   (MBbls)   (MMcf)    (MBOE)    (IN THOUSANDS)   PERCENT
                            -----    -------   -------   -------   ------    --------------   -------
Cedar Creek Anticline.....  10,399      64%    86,843    15,388    89,408       $402,983         57%
Crockett County(2)........  1,450        9         86    39,276     6,632        174,800         25
Lodgepole(2)..............  2,613       16      2,008       784     2,139         42,956          6
Indian Basin/Verden(2)....  1,318        8        236    19,542     3,493         77,612         11
Bell Creek(2).............    411        3      1,130        --     1,130          8,006          1
                            ------     ---     ------    ------    -------      --------        ---
          Total...........  16,191     100%    90,303    74,990    102,802      $706,357        100%
                            ======     ===     ======    ======    =======      ========        ===


---------------


(1) Without deducting the discounted implied unrealized loss from hedging transactions, which aggregated $16.8 million based on prevailing prices at December 31, 2000.



(2)Adjusted for number of days contributed to 2000 production as follows:
   Crockett, 275 days; Lodgepole, 275 days; Indian Basin/Verden, 122 days; and Bell Creek, 31 days.


STRATEGY

     Our strategy is to grow our reserves and production using approximately one-half of our internally generated cash flow. We intend to use our remaining cash flow to repay debt, fund acquisitions and pursue additional development opportunities. We intend to maximize internally generated cash flow and shareholder value by continuing our development program on our existing properties and by acquiring properties with similar potential. We intend to pursue property acquisitions during periods of attractive acquisition values and to emphasize development activities during periods of higher acquisition values. We plan to dedicate one-half of our anticipated cash flow over the next four years to drill over 200 development wells in the Cedar Creek Anticline and additional development wells in our other areas of operation. We believe that additional growth will come from acquisitions and other development projects not yet identified. Based on our ability to grow our reserves with internally generated cash flow, we expect our balance sheet to remain strong.

     To execute our strategy, we plan to:

     - pursue an active development and exploitation program on existing properties;

     - control costs through efficient operations of existing properties; and

     - continue our successful acquisition program.


     DEVELOPMENT OF EXISTING PROPERTIES. Our properties generally have long reserve lives and reasonably stable and predictable well production characteristics. The pro forma Reserve-To-Production, or R/P, Index for our proved reserves at December 31, 2000 was 17.1 years based on the prior 12 months pro forma production. The R/P Index, which is often used to compare productive lives of oil and natural gas properties, is calculated by dividing total estimated proved reserves by production for the past twelve months.


     We expect to spend approximately 50% of our internally generated cash flow to replace production through developing and exploiting our core properties. The inventory of potential development drilling locations or major recompletion opportunities on our existing properties is sufficient to sustain this program for approximately four years. Longer term, we believe that there is significant value to be created through a carbon dioxide tertiary oil recovery project in the Cedar Creek Anticline. The prior owner of these properties completed a successful CO(2) pilot project in 1985. While it did not proceed with a full-scale commercial project, we believe that a number of factors make such a project more feasible in the present environment. First, prevailing commodity prices are significantly higher today than when the pilot project was completed. Between 1985 and 1986, when a commercial project based on the pilot would have commenced, the average spot price for oil declined from $27.95 per Bbl to $15.07 per Bbl. Moreover, there are now two sources of CO(2) available in quantities and at prices we consider commercially attractive. Commercial availability of CO(2), coupled with the industry's 15 years of accumulated successful experience with CO(2) tertiary recovery projects, indicates that a CO(2) project in the Cedar Creek Anticline could be commercially feasible in the next several years. Fully implemented, CO(2) flooding in the Cedar Creek Anticline could significantly increase our proved reserves. Encore's technical staff, which includes professionals with CO(2) experience with major oil companies starting in the 1970s, though not in the Williston Basin, anticipates that approximately 60% of the Cedar Creek Anticline properties will be suitable for CO(2) flooding.



     EFFICIENT OPERATIONS. We operate properties representing 75% of the PV-10 value of our proved reserves, which allows us to control capital allocation and expenses. For the year ended December 31, 2000, our pro forma lease operating expenses consisted of direct lifting costs of $3.70 per BOE produced and production, ad valorem and severance tax payments of $2.77 per BOE produced. Our pro forma general and administrative costs, excluding non-cash stock based compensation expense, averaged $0.72 per BOE produced.



     CONTINUED SUCCESSFUL ACQUISITION PROGRAM. Encore, using the experience of our senior management team, has developed and refined an acquisition program designed to increase our reserves and to complement our core properties. We have a total of 24 engineering and geoscience professionals who manage our core properties and use their experience and expertise to target attractive acquisition opportunities. Following acquisition, our technical professionals seek to enhance the value of the new assets through a proven development and exploitation program. Through December 31, 2000, Encore has completed five acquisitions, at a total initial acquisition cost of $299.2 million, representing 103 MMBOE of proved reserves at December 31, 2000.



     CHALLENGES TO IMPLEMENTING OUR STRATEGY. We face a number of challenges in implementing our strategy and achieving our goals. We are recently organized and experienced losses in our organizational and start-up periods. Achieving our goals will be affected by commodity prices and the availability of capital. We will face strong competition for acquisitions, capital and employees from major oil companies and independents. Other risks that we will face are described in "Risk Factors," beginning on page 8.


                             OUR EXECUTIVE OFFICES

     Our headquarters are located at 777 Main Street, Suite 1400, Fort Worth, Texas, 76102, and our telephone number is (817) 877-9955.

                                  THE OFFERING

Common stock offered by Encore............     7,150,000 shares

Common stock to be outstanding after this
offering..................................    30,030,000 shares (1)

Use of proceeds...........................    We intend to use the net proceeds
                                              from the offering to repay a
                                              portion of the debt under our
                                              credit agreement. We will use the
                                              increased borrowing capacity under
                                              our credit agreement, along with
                                              internally generated cash flow, to
                                              pursue development, exploitation
                                              and acquisition activities and for
                                              general corporate purposes.


New York Stock Exchange Symbol............    EAC




---------------

(1) Assuming no exercise of the underwriters' overallotment option. Excludes 1,802,000 shares of common stock reserved for issuance under our incentive stock plan. No restricted stock awards have been made and no options have been granted under the plan.

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA


     The following table presents summary consolidated historical financial data for the years ended December 31, 1998, 1999 and 2000, in each case derived from the consolidated financial statements of Encore Acquisition Company, and pro forma information prepared as if the acquisitions of oil and natural gas properties referred to as Crockett County, Lodgepole, Indian Basin/Verden and Bell Creek had taken place on January 1, 2000 with respect to the statement of operations data.


     You should read the following data along with "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes, each of which is included in this prospectus. You should also read the pro forma information together with the unaudited pro forma combined financial statements and related notes included in this prospectus.


                                                                           HISTORICAL                   PRO FORMA
                                                             ---------------------------------------   ------------
                                                               PERIOD FROM
                                                                INCEPTION
                                                             (APRIL 22, 1998)        YEAR ENDED
                                                                 THROUGH            DECEMBER 31,        YEAR ENDED
                                                               DECEMBER 31,     --------------------   DECEMBER 31,
                                                                   1998           1999        2000         2000
                                                             ----------------   ---------   --------   ------------
                                                                                                       (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues(1).................................................     $     --       $  31,264   $108,950   $   129,537
                                                                 --------       ---------   --------   -----------
Operating expenses:
  Direct lifting costs......................................           --           8,408     18,669        22,216
  Production, ad valorem and severance taxes................           --           5,427     15,159        16,659
  General and administrative (excluding non-cash stock based
    compensation)...........................................        1,066           4,047      4,345         4,345
  Non-cash stock based compensation.........................           --              --     26,012        26,012
  Depletion, depreciation and amortization..................           18           5,283     22,103        27,320
                                                                 --------       ---------   --------   -----------
        Total operating expenses............................        1,084          23,165     86,288        96,552
                                                                 --------       ---------   --------   -----------
Income (loss) from operations...............................       (1,084)          8,099     22,662        32,985
                                                                 --------       ---------   --------   -----------
Other income (expenses):
  Interest expense..........................................           --          (4,037)   (10,490)      (12,379)
  Other.....................................................           74             202        512           512
                                                                 --------       ---------   --------   -----------
        Total other income (expense)........................           74          (3,835)    (9,978)      (11,867)
                                                                 --------       ---------   --------   -----------
Income (loss) before income taxes...........................       (1,010)          4,264     12,684        21,118
Provision for income taxes..................................           --          (1,259)   (14,819)      (18,071)
                                                                 --------       ---------   --------   -----------
Net income (loss)...........................................     $ (1,010)      $   3,005   $ (2,135)  $     3,047
                                                                 ========       =========   ========   ===========
Net income (loss) per common share:
  Basic and diluted.........................................     $  (5.18)      $    8.20   $  (5.81)  $      0.10
  Weighted average number of common shares outstanding......      195,036         366,631    367,461    29,934,426(2)
OTHER FINANCIAL DATA:
  Adjusted EBITDA(3)........................................     $ (1,066)      $  13,382   $ 70,777   $    86,317
  Net cash provided by (used in) operating activities.......         (949)          9,759     44,508
  Net cash used in investing activities.....................         (289)       (201,701)   (99,236)
  Net cash provided by financing activities.................        4,705         194,972     49,107


---------------

(1) Revenues are net of net profits interests and effects of hedging transactions.

(2) Adjusted to give effect to our recapitalization and the issuance of an additional 7,150,000 shares included in this offering.


(3) Adjusted EBITDA (as used herein) is defined as net income (loss) before interest income and expense, income taxes, depletion, depreciation and amortization and non-cash stock based compensation expense. While Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indicator of a company's financial performance, we believe that it provides additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. When evaluating Adjusted EBITDA, investors should consider, among other factors, (i) increasing or decreasing trends in Adjusted EBITDA, (ii) whether Adjusted EBITDA has remained at positive levels historically and (iii) how Adjusted EBITDA compares to levels of interest expense. Because Adjusted EBITDA excludes some, but not all, items that affect net income and may vary among companies, the Adjusted EBITDA presented above may not be comparable to similarly titled measures of other companies. While we believe that Adjusted EBITDA may provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements, certain functional or legal requirements of our business may require us to utilize our available funds for other purposes.

          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA


     The following table presents selected historical balance sheet data as of December 31, 1998, 1999 and 2000 and balance sheet data as of December 31, 2000 on an adjusted basis giving effect to this offering and to reflect our anticipated use of the estimated net proceeds of this offering at an assumed initial public offering price of $14.00 per share (the midpoint of the price range shown on the cover page of this prospectus).



                                                     HISTORICAL
                                            ----------------------------     AS ADJUSTED
                                                  AT DECEMBER 31,          ---------------
                                            ----------------------------   AT DECEMBER 31,
                                             1998      1999       2000          2000
                                            ------   --------   --------   ---------------
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
  Current assets..........................  $3,475   $ 17,766   $ 26,257      $ 26,257
  Oil and natural gas properties, net.....      --    195,585    307,648       307,648
  Other property and equipment, net.......     271      1,080      1,289         1,289
  Other assets............................       5      1,140      8,562         8,562
                                            ------   --------   --------      --------
          Total assets....................  $3,751   $215,571   $343,756      $343,756
                                            ======   ========   ========      ========

  Current liabilities(1)..................  $   56   $ 12,640   $ 41,532      $ 41,532
  Long-term debt..........................      --     99,250    145,607        53,514
  Deferred income taxes...................      --      1,259      8,806         8,806
  Stockholders' equity....................   3,695    102,422    147,811       239,904
                                            ------   --------   --------      --------
          Total liabilities and
            stockholders' equity..........  $3,751   $215,571   $343,756      $343,756
                                            ======   ========   ========      ========


---------------


(1)Includes seller financed acquisition note in the principal amount of $16.4 million.

                       SUMMARY OPERATING AND RESERVE DATA


     The following estimates of net proved oil and natural gas reserves are based on reports prepared by Miller and Lents, Ltd., independent petroleum engineers. A summary of the Miller and Lents, Ltd. report on our proved reserves as of December 31, 2000 is attached to this prospectus as Annex A. You should refer to "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business -- Proved Reserves",
"Business -- Production and Price History" and the Miller and Lents, Ltd. report included in this prospectus in evaluating the material presented below. The historical data are those of Encore and the pro forma data were prepared as if the acquisitions of oil and natural gas properties referred to as Lodgepole, Crockett County, Indian Basin/Verden and Bell Creek had taken place on January 1, 2000 for production, price and cost data.



                                                                 HISTORICAL
                                                              -----------------    PRO FORMA
                                                                    YEAR          ------------
                                                                    ENDED             YEAR
                                                                DECEMBER 31,         ENDED
                                                              -----------------   DECEMBER 31,
                                                              1999(1)    2000         2000
                                                              -------   -------   ------------
PRODUCTION DATA(2):
  Oil (MBbls)...............................................   1,996      4,362       4,809
  Natural gas (MMcf)........................................     455      4,410       7,171
  Combined volumes (MBOE)...................................   2,072      5,097       6,004
AVERAGE PRICES:(3)
  Oil (per Bbl).............................................  $15.26    $ 21.19     $ 21.90
  Natural gas (per Mcf).....................................    1.78       3.74        3.38
  Combined volumes (per BOE)................................   15.09      21.38       21.57
AVERAGE COSTS (PER BOE):
  Lease Operating Expenses:
    Direct lifting costs....................................    4.06       3.66        3.70
    Production, ad valorem and severance taxes..............    2.62       2.97        2.77
  Depletion, depreciation and amortization..................    2.55       4.34        4.55
  General and administrative (excluding non-cash stock based
    compensation)...........................................    1.95       0.85        0.72



                                                                    AS OF
                                                                 DECEMBER 31,         AS OF
                                                              ------------------   DECEMBER 31,
                                                               1999       2000         2000
                                                              -------   --------   ------------
ESTIMATED PROVED RESERVES:
  Oil (MBbls)...............................................   79,217     90,303       90,303
  Natural gas (MMcf)........................................   12,502     74,990       74,990
  Total MBOE................................................   81,301    102,802      102,802
  Percent proved developed..................................       84%        84%          84%
  PV-10 (in millions)(4)....................................  $ 323.3   $  706.4     $  706.4
  Standardized measure(5)...................................    273.0      599.3        599.3
  R/P Index (in years)(6)...................................     22.9       20.2         17.1


---------------


(1) In the year ended December 31, 1999, Encore commenced production June 1,
    1999.


(2) Production of natural gas liquids is included in natural gas revenues and production.

(3) Includes the effects of net profits interest expense and hedging transactions.


(4) The pretax present value of estimated future revenues to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%. Giving effect to hedging transactions based on prices current at such dates, our PV-10 value would have been $318.3 million at December 31, 1999, and $689.6 million at December 31, 2000 (historical and pro forma).


(5) Future cash inflows from proved oil and natural gas reserves, less future development and production costs and future income tax expenses, discounted at 10% per annum to reflect the timing of future cash flows. Standardized measure differs from PV-10 because standardized measure includes the effect of future income taxes.


(6) Calculated by dividing year-end proved reserves by annual production for the period.

                                  RISK FACTORS

     Our material risks are described below. You should carefully consider these risks before purchasing our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the trading price of our common stock could decline and you may lose all or part of your investment.

                         RISKS RELATING TO OUR BUSINESS

OIL AND NATURAL GAS PRICES ARE VOLATILE AND SUSTAINED PERIODS OF LOW PRICES COULD REDUCE OR ELIMINATE OUR NET INCOME AND REDUCE OUR FINANCIAL FLEXIBILITY.


     Average NYMEX oil and natural gas prices for December 2000 were $28.40 per Bbl and $8.67 per Mcf, as compared to $26.09 per Bbl and $2.12 per Mcf for December 1999. Our revenues, profitability and future growth and the book carrying value of our properties depend substantially on prevailing oil and natural gas prices. Prices also affect the amount of internally generated cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we will be able to borrow under our current credit agreement will be subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and natural gas that we can economically produce.


     Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Among the factors that can cause volatility are:

     - the domestic and foreign supply of oil and natural gas;

     - the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels;

     - political instability or armed conflict in oil or natural gas producing regions;

     - the level of consumer product demand;

     - weather conditions;

     - the price and availability of alternative fuels;

     - domestic political developments; and

     - worldwide economic conditions.

     These external factors and the volatile nature of the energy markets make it difficult to estimate reliably future prices of oil and natural gas.

A SIGNIFICANT COMPONENT OF OUR GROWTH STRATEGY IS ACQUISITIONS, AND OUR FAILURE TO COMPLETE FUTURE ACQUISITIONS SUCCESSFULLY COULD REDUCE OUR EARNINGS AND SLOW OUR GROWTH.

     Our business strategy has emphasized growth through strategic acquisitions, but we may not be able to continue to identify properties for acquisition or we may not be able to make acquisitions on terms that we consider economically acceptable. There is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our strategy of completing acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to pursue our growth strategy may be hindered if we are not able to obtain financing or regulatory approvals. Our ability to grow through acquisitions and manage growth will require us to continue to invest in operational, financial and management information systems and to attract, retain, motivate and effectively manage our employees. The inability to manage the integration of acquisitions effectively could reduce our focus on subsequent acquisitions and current operations, which, in turn, could negatively impact our earnings and growth. Our financial position and results of operations may fluctuate significantly from period to period, based on whether or not significant acquisitions are completed in particular periods.

     We constantly evaluate acquisition opportunities and frequently engage in bidding and negotiation for acquisitions, many of which are of substantial size and value. If successful in this process, we may be required to alter or increase substantially our capitalization to finance these acquisitions through the use of cash on hand, issuance of additional debt or equity securities, the sale of production payments, borrowing of additional funds or otherwise. The acquisition of properties that are substantially different in operating or geologic characteristics or geographic locations from our existing properties could change the nature of our operations and business. While we intend to concentrate on acquiring producing properties with development and exploitation potential located in our current areas of operation, we may decide to acquire properties located in other geographic regions. If we are not successful in identifying or acquiring any material property interests, our earnings could be reduced and our growth could be restricted.

BECAUSE A SUBSTANTIAL PORTION OF OUR PRODUCING PROPERTIES ARE LOCATED IN THE WILLISTON BASIN, WE ARE VULNERABLE TO RISKS ASSOCIATED WITH OPERATING IN ONE MAJOR GEOGRAPHIC AREA.


     We have extensive operations in the Williston Basin, particularly our Cedar Creek Anticline properties, which represented approximately 57% of our PV-10 reserve value at December 31, 2000. Any circumstance or event that negatively impacts production or marketing of oil and natural gas in that geographic area could reduce our earnings and cash flow.


OUR USE OF HEDGING ARRANGEMENTS COULD RESULT IN FINANCIAL LOSSES OR REDUCE OUR INCOME.

     To reduce our exposure to fluctuations in the prices of oil and natural gas, we currently and may in the future enter into hedging arrangements for a portion of our oil and natural gas production. Hedging arrangements for a portion of our oil and natural gas production expose us to risk of financial loss in some circumstances, including when:

     - production is less than expected;

     - the counter-party to the hedging contract defaults on its contract obligations; or

     - there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

     In addition, these hedging arrangements may limit the benefit we would receive from increases in the prices for oil and natural gas. See "Management's Discussion and Analysis of Financial Condition and Results of
Operation -- Qualitative and Quantitative Disclosures about Market
Risk -- Commodity Price Sensitivity".

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE.

     We were recently organized and our lack of operating history makes it difficult to predict our future performance.

DRILLING OIL AND NATURAL GAS WELLS IS A HIGH-RISK ACTIVITY AND SUBJECTS US TO A VARIETY OF FACTORS THAT WE CANNOT CONTROL.

     Drilling oil and natural gas wells, including development wells, involves numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. In addition, we often are uncertain as to the future cost or timing of drilling, completing and producing wells. Further, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

     - unexpected drilling conditions;

     - pressure or irregularities in formations;

     - equipment failures or accidents;

     - adverse weather conditions;

     - compliance with environmental and other governmental requirements, which may increase our costs or restrict our activities (see "Regulatory Matters"); and

     - cost of, or shortages or delays in the availability of, drilling rigs and equipment.

THE FAILURE TO REPLACE OUR RESERVES COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     In general, the volume of production from oil and natural gas properties declines as reserves are depleted. If we fail to replace our reserves, our financial assets and annual revenues would decline unless prices substantially increase. Except to the extent that we acquire properties containing proved reserves or conduct successful development and exploitation activities, our proved reserves will decline as reserves are produced. Our future oil and natural gas production is, therefore, highly dependent upon our success in developing our producing properties and finding or acquiring additional reserves at attractive rates of return. In order to increase reserves and production, we must continue development drilling and recompletion programs, or undertake other replacement activities. Our current strategy includes increasing our reserve base by continuing to develop and exploit our existing properties and by acquiring producing properties. Our planned development and exploitation projects and acquisition activities may not result in significant additional reserves, and we may not have success in drilling productive wells at favorable finding costs.

RESERVE ESTIMATES DEPEND ON MANY ASSUMPTIONS THAT MAY TURN OUT TO BE INACCURATE. ANY MATERIAL INACCURACIES IN OUR RESERVE ESTIMATES OR UNDERLYING ASSUMPTIONS COULD CAUSE THE QUANTITIES AND NET PRESENT VALUE OF OUR RESERVES TO BE OVERSTATED.


     Estimating quantities of proved oil and natural gas reserves is a complex process. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. If actual events do not vary significantly from the assumptions used in preparing our reserve estimates and if conditions in effect at the time of our estimates were to remain constant, our proved reserves as reported should be recovered. However, any significant inaccuracies in these interpretations or assumptions or changes of conditions could cause the quantities and net present value of our reserves shown in this prospectus to be overstated. Please read
"Business -- Proved Reserves" for a discussion of our proved oil and natural gas reserves, which are based on reports prepared by independent petroleum engineers.



     To prepare estimates of economically recoverable oil and natural gas reserves and future net cash flows, we must analyze many variable factors, such as historical production from the area compared with production rates from other producing areas. We must also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also requires economic assumptions such as future commodity prices, production costs, severance and excise taxes, capital expenditures and workover and remedial costs, and the assumed effect of governmental regulation. Actual results most likely will vary from our estimates. Any significant variance could reduce the estimated quantities and present value of reserves shown in this prospectus.



     In the future, we may adjust estimates of proved reserves to reflect production history, results of exploitation and development, prevailing oil and natural gas prices and other factors. At

December 31, 2000, approximately 84% of our proved reserves were proved developed. Moreover, the producing wells included in our reserve report had produced for relatively long periods of time as of December 31, 2000. As a result, estimates of our reserves are more reliable than estimates based on limited production history that are calculated using volumetric analysis.



     You should not assume that the present value of future net cash flows from our proved reserves referred to in this prospectus is the current market value of our estimated oil and natural gas reserves. In accordance with Securities and Exchange Commission requirements, we base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the net present value estimate.


WE HAVE LIMITED CONTROL OVER THE ACTIVITIES ON PROPERTIES WE DO NOT OPERATE.

     While we operate our most important producing properties, other companies operate some of the properties in which we have an interest. We have limited ability to influence or control the operation or future development of these non-operated properties. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence or control the operation and future development of these properties could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities. See "Business -- Operations".

OUR BUSINESS INVOLVES MANY OPERATING RISKS, WHICH MAY RESULT IN SUBSTANTIAL LOSSES, AND INSURANCE MAY BE UNAVAILABLE OR INADEQUATE TO PROTECT US AGAINST THESE RISKS.

     Our operations are subject to hazards and risks inherent in drilling for, producing and transporting oil and natural gas, such as:

     - fires;

     - natural disasters;

     - explosions;

     - formations with abnormal pressures;

     - collapses of casing surrounding the drillpipe in wells;

     - failure of oilfield drilling and service tools;

     - uncontrollable flows of underground natural gas, oil and formation water;

     - pressure forcing oil or natural gas out of the wellbore at a dangerous velocity coupled with the potential for fire or explosion;

     - changes in below ground pressure in a formation that causes the surface to collapse or crater;

     - pipeline ruptures or cement failures;

     - environmental hazards such as natural gas leaks, oil spills and discharges of toxic gases; and

     - weather.

Any of these risks can cause substantial losses resulting from:

     - injury or loss of life;

     - damage to and destruction of property, natural resources and equipment;

     - pollution and other environmental damage;

     - regulatory investigations and penalties;

     - suspension of our operations; and

     - repair and remediation costs.

     As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. We do not maintain insurance against the loss of oil or natural gas reserves as a result of operating hazards or business interruption insurance. Losses could occur for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm our financial condition and results of operations.

OUR DEVELOPMENT AND EXPLOITATION OPERATIONS REQUIRE SUBSTANTIAL CAPITAL, AND WE MAY BE UNABLE TO OBTAIN NEEDED FINANCING ON SATISFACTORY TERMS.

     We make and will continue to make substantial capital expenditures in development and exploitation projects. We intend to finance these capital expenditures with cash flow from operations and our existing financing arrangements. Additional financing sources may be required in the future to fund our developmental drilling. Financing may not continue to be available under existing or new financing arrangements, or on acceptable terms, if at all. If additional capital resources are not available, we may be forced to curtail our drilling and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

THE LOSS OF OUR CHIEF EXECUTIVE OFFICER OR OTHER KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     We depend to a large extent on the efforts and continued employment of I. Jon Brumley, our chief executive officer and chairman, and other key personnel. The loss of the services of Mr. Brumley or other key personnel could adversely affect our business, and we do not have employment agreements with, and do not maintain key man insurance on the lives of, any of these persons. In addition, it is a default under our credit agreement if Mr. Brumley ceases to be actively employed on a full time basis as the chief executive officer of Encore.

THE MARKETABILITY OF OUR PRODUCTION IS DEPENDENT UPON TRANSPORTATION FACILITIES OVER WHICH WE HAVE NO CONTROL.

     The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. Any significant change in market factors affecting these infrastructure facilities could harm our business. We deliver oil and natural gas through gathering systems and pipelines that we do not own. These facilities may not be available to us in the future.

COMPETITION IN THE OIL AND NATURAL GAS INDUSTRY IS INTENSE, AND MANY OF OUR COMPETITORS HAVE GREATER FINANCIAL, TECHNOLOGICAL AND OTHER RESOURCES THAN WE DO.

     We operate in the highly competitive areas of oil and natural gas acquisition, development, exploitation and production. The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. We face intense competition from independent, technology-driven companies as well as from both major and other independent oil and natural gas companies in each of the following areas:

     - seeking to acquire desirable producing properties or new leases for future exploration;

     - marketing our oil and natural gas production;

     - integrating new technologies; and

     - seeking to acquire the equipment and expertise necessary to develop and operate our properties.

     Many of our competitors have financial, technological and other resources substantially greater than ours. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Further, these companies may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to develop and exploit our oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

WE ARE SUBJECT TO COMPLEX FEDERAL, STATE, PROVINCIAL AND LOCAL LAWS AND REGULATIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

     Exploration for and development, exploitation, production and sale of oil and natural gas in North America are subject to extensive Federal, state, provincial and local laws and regulations, including complex tax laws and environmental laws and regulations. See "Regulatory Matters". These laws and their interpretation are subject to change, the effects of which cannot be predicted. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations could harm our business, results of operations and financial condition. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

     - discharge permits for drilling operations;

     - drilling bonds;

     - spacing of wells;

     - unitization and pooling of properties;

     - environmental protection;

     - reports concerning operations; and

     - taxation.

Under these laws and regulations, we could be liable for:

     - personal injuries;

     - property damage;

     - oil spills;

     - discharge of hazardous materials;

     - reclamation costs;

     - remediation and clean-up costs; and

     - other environmental damages.

     We do not believe that full insurance coverage for all potential environmental damages is available at a reasonable cost. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Further, these laws and regulations could change in ways that substantially increase our costs. Any of these liabilities, penalties, suspensions, terminations or regulatory changes could make it more expensive for us to conduct our business or cause us to limit or curtail some of our operations.

                        RISKS RELATING TO THIS OFFERING

OUR PRINCIPAL STOCKHOLDERS OWN ENOUGH OF OUR COMMON STOCK TO GIVE THEM CONTROL OVER OUR CORPORATE POLICY AND MAJOR TRANSACTIONS.


     Upon completion of this offering, J.P. Morgan Partners (SBIC), LLC, Warburg, Pincus Equity Partners, L.P., Natural Gas Partners V, L.P., First Union Capital Partners, Inc., and Mr. I. Jon Brumley, our principal stockholders, will beneficially own approximately 72% of our outstanding common stock (approximately 69% if the underwriters exercise their over-allotment option in full). Accordingly, these stockholders, acting together, will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. This concentrated ownership makes it unlikely that any other holder or group of holders of common stock will be able to affect the way we are managed or the direction of our business. These factors may also delay or prevent a change in our management or voting control.



     Furthermore, conflicts of interest could arise in the future between Encore, on the one hand, and J.P. Morgan Partners (SBIC), LLC, Warburg, Pincus Equity Partners, L.P., Natural Gas Partners V, L.P. or First Union Capital Partners, Inc., on the other hand, concerning, among other things, potential competitive business activities or business opportunities. None of J.P. Morgan Partners (SBIC), LLC, Warburg, Pincus Equity Partners, L.P., Natural Gas Partners V, L.P. or First Union Capital Partners, Inc., are restricted from competitive oil and natural gas exploration and production activities or investments, and our certificate of incorporation contains a provision that permits our investor stockholders and their affiliates to participate in transactions relating to the acquisition, development and exploitation of North American oil and natural gas reserves without making such opportunities available to Encore. See "Description of Capital Stock -- Delaware Corporate Opportunity Provision". The interest of J.P. Morgan Partners (SBIC), LLC, Warburg, Pincus Equity Partners, L.P., Natural Gas Partners, V. L.P. or First Union Capital Partners, Inc., all of which currently have significant equity interests in other public and private oil and natural gas companies, could differ from those of our other stockholders.


WE HAVE NOT PAID DIVIDENDS AND DO NOT ANTICIPATE PAYING ANY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

     We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. Accordingly, we do not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our Board of Directors after taking into account many factors, including our operating results, financial condition, current and anticipated cash needs and plans for expansion. The declaration and payment of dividends is restricted by our existing credit agreement, and any future dividends also may be restricted by future agreements with our lenders.

OUR BOARD OF DIRECTORS CAN AUTHORIZE THE ISSUANCE OF PREFERRED STOCK THAT COULD DIMINISH THE RIGHTS OF OUR COMMON STOCKHOLDERS, AND MAKE A CHANGE OF CONTROL MORE DIFFICULT.

     Our Board of Directors is authorized to issue shares of preferred stock in one or more series, and to fix the voting powers, preferences and other rights and limitations thereof. Accordingly, we may issue shares of preferred stock with a preference over the common stock with respect to dividends or distributions on liquidation or dissolution, or that may otherwise adversely affect the voting or other rights of the holders of common stock. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of Encore.

PURCHASERS IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.


     If you purchase common stock in this offering, you will experience immediate and substantial dilution of $6.01 per share, based upon an assumed initial public offering price of $14.00 per share, because the price you pay will be substantially greater than the as adjusted net tangible book value per share of $7.99 for the shares you acquire. This dilution is due in large part to the fact that prior investors paid an average price of $5.35 per share when they purchased their shares of common stock, which is substantially less than the anticipated initial public offering price.


FUTURE SALES OF OUR COMMON STOCK BY OUR EXISTING STOCKHOLDERS MAY DEPRESS OUR STOCK PRICE.

     Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that these sales may occur, could cause the market price of our common stock to decline. See "Shares Available For Future Sale". In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock.

     After this offering, we will have 30,030,000 shares of common stock outstanding. Of these shares, all shares sold in the offering, other than shares, if any, purchased by our affiliates, will be freely tradable. Substantially all of the original holders of our common stock are subject to agreements that limit their ability to sell their common stock. These holders cannot sell or otherwise dispose of any shares of common stock for a period of at least 180 days after the date of this prospectus without the prior written approval of Goldman, Sachs & Co., which could, in its sole discretion, elect to permit resale of shares by existing stockholders prior to the lapse of the 180-day period.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Our disclosure and analysis in this prospectus contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include, among other things, statements relating to:

     - amount, nature and timing of capital expenditures;

     - drilling of wells;

     - timing and amount of future production of oil and natural gas;

     - increases in proved reserves;

     - operating costs and other expenses;

     - cash flow and anticipated liquidity;

     - prospect exploitation and property acquisitions; and

     - marketing of oil and natural gas.

     Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk Factors", will be important in determining future results. Actual future results may vary materially. Factors that could cause our results to differ materially from the results discussed in the forward-looking statements include the risks described under "Risk Factors", including:

     - the risks associated with operating in one major geographic area;

     - the risks associated with exploitation and exploration;

     - our ability to find, acquire, market, develop and produce new properties;

     - oil and natural gas price volatility;

     - uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of exploitation expenditures;

     - operating hazards attendant to the oil and natural gas business;

     - drilling and completion risks that are generally not recoverable from third parties or insurance;

     - potential mechanical failure or underperformance of significant wells;

     - climatic conditions;

     - availability and cost of material and equipment;

     - actions or inactions of third-party operators of our properties;

     - our ability to find and retain skilled personnel;

     - availability of capital;

     - the strength and financial resources of our competitors;

     - regulatory developments;

     - environmental risks; and

     - general economic conditions.

     When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus.

                                USE OF PROCEEDS


     We estimate that the net proceeds from our sale of 7,150,000 shares of common stock will be approximately $92 million and will increase to approximately $105.5 million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $14.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from the offering to repay a portion of the debt under our existing credit agreement. We will have approximately $70.0 million of indebtedness outstanding after application of the net proceeds of the offering, including $52.5 million under our credit agreement. See "Capitalization". We will use the increased borrowing capacity under our credit agreement, along with internally generated cash flow, to pursue an aggressive development program, along with exploitation and acquisition activities and for general corporate purposes. We anticipate the need during 2001 to supplement internally generated cash flow with borrowed funds. Our objective is to maintain a strong credit standing with our debt not to exceed two times annual cash flow.



     Our current credit agreement bears interest at a floating rate based on three-month LIBOR, currently 5.42%, and matures in May 2004. For the year ended December 31, 2000, the average interest rate on borrowings under the credit agreement was approximately 7.83% per annum. All currently outstanding indebtedness under our credit agreement, including amounts borrowed during the past 12 months, was incurred to finance the acquisition of producing oil and natural gas properties.


                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain all future earnings and other cash resources for investment in our business. Accordingly, we do not intend to declare or pay cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our Board of Directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our current credit agreement provides that we may not pay any dividends, and our ability to declare and pay any dividends may in the future be limited or restricted by agreements with our future lenders.

                                RECAPITALIZATION


     When Encore was organized in 1998, we issued two classes of common stock, Class A common stock and Class B common stock. The Class A stock, which was issued to our management stockholders, represents approximately 20% of our outstanding capital stock. The Class B stock, which was primarily issued to institutional investors, represents 80% of our outstanding shares. Each of the management stockholders also purchased Class B stock, and they collectively own approximately 21.3% of our outstanding capital stock. The two classes are identical in all respects, except that the purchase price per share for the Class A shares was substantially less than for the Class B shares, and the Class B shares are entitled to a preference in dividends and upon liquidation. Before holders of Class A shares receive any dividends or liquidating distributions, the holders of the Class B shares must receive as distributions an amount equal to their total investment in Encore, plus a cumulative return of 7% per annum. After the holders of the Class B Stock receive this preferential return, the Class A and Class B Stock will share ratably in all subsequent distributions, whether as dividends or upon liquidation. This capital structure was designed to provide our management stockholders with a 20% interest in the incremental value of Encore in excess of the amount necessary to permit our investor stockholders to recover their investment together with a 7% return.


     Immediately prior to this offering, our Class A and B shares will be converted into one class of common stock. The conversion will allocate shares between our management stockholders and investor stockholders on a basis that gives effect to the Class B preferential return and the

Class A subordinated interest determined on the basis of Encore's valuation in the public offering. The allocation will not affect the dilution to investors and we do not believe it will otherwise adversely affect investors in this offering.

     Based on a public offering price of $14.00 per share, we estimate that the Class A shares will be converted into 2,654,840 shares of common stock, or 11.6% of the outstanding shares immediately prior to this offering, and the Class B shares will be converted into 20,225,160 shares, or 88.4% of the outstanding shares.

                                    DILUTION


     The net tangible book value of our common stock on December 31, 2000 was approximately $6.46 per share of common stock, assuming the issuance of 22,880,000 shares of common stock in connection with the recapitalization of our Class A and Class B common stock into one class designated as common stock. The net tangible book value per share is determined by dividing our tangible net worth, or tangible assets less total liabilities, by the total number of outstanding shares of common stock. After giving effect to the sale of common stock offered by this prospectus (at an assumed price of $14.00 per share) and the receipt of the estimated net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, our, as adjusted, net tangible book value at December 31, 2000 would have been approximately $7.99 per share. This represents an immediate and substantial increase in the net tangible book value of $1.53 per share to existing stockholders and an immediate dilution, resulting from the difference between the initial public offering price and the pro forma net tangible book value after this offering, to new investors purchasing common stock in this offering. The following table illustrates the per share dilution to new investors purchasing common stock in this offering:



Public offering price per share............................   $14.00
                                                              ------
Net tangible book value per share at December 31, 2000.....   $ 6.46
                                                              ------
Increase per share attributable to new investors...........   $ 1.53
                                                              ------
As adjusted net tangible book value per share after this
  offering.................................................   $ 7.99
                                                              ------
Dilution per share to new investors........................   $ 6.01
                                                              ======



     The following table sets forth, at December 31, 2000, the number of shares of common stock purchased from us, assuming the recapitalization of all shares of our Class A and Class B common stock into one class of common stock, the total consideration and average price per share paid by existing stockholders and by the new investors before deducting expenses payable by us:


                           SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE
                         --------------------   ----------------------     PRICE
                           NUMBER     PERCENT      AMOUNT      PERCENT   PER SHARE
                           ------     -------      ------      -------   ---------
Existing
  stockholders.........  22,880,000    76.19%   $122,389,000     55.0%    $ 5.35
New investors..........   7,150,000    23.81%   $100,100,000     45.0%    $14.00
                         ----------   ------    ------------    -----     ------
Total..................  30,030,000   100.00%   $222,489,000    100.0%    $ 7.41
                         ==========   ======    ============    =====     ======

     If the underwriters' over-allotment option is exercised in full, the number of shares held by new investors will be increased to 8,222,500, or approximately 26.44% of the total number of shares of common stock, assuming the recapitalization of all shares of our Class A and Class B common stock into one class of common stock.

                                 CAPITALIZATION


     The following table presents our capitalization as of December 31, 2000 on two bases:


     - on an actual basis; and

     - on an adjusted basis giving effect to the recapitalization of all outstanding shares of our Class A and Class B common stock into one class of common stock immediately prior to this offering and to reflect our anticipated use of the estimated net proceeds of this offering, assuming an initial public offering price of $14.00 per share.


                                                               DECEMBER 31, 2000
                                                              --------------------
                                                                             AS
                                                               ACTUAL     ADJUSTED
                                                               ------     --------
                                                                 (IN THOUSANDS)
Cash and equivalents........................................  $     876   $    876
                                                              =========   ========
Long-term debt(1)...........................................    162,045     69,952
Stockholders' equity:
Common Stock, $0.01 par value, 60,000,000 shares authorized,
  30,030,000 issued and outstanding, as adjusted............         --        300
Preferred stock, $0.01 par value, 1,000 shares authorized
  (5,000,000, as adjusted), none issued and outstanding.....         --         --
Class A common stock, $0.01 par value, 75,000 shares
  authorized, 73,725 issued.................................          1         --
Class B common stock, $0.01 par value, 300,000 shares
  authorized, 294,901 issued................................          3         --
Capital in excess of par value..............................    323,154    239,765
Common stock subscription receivable(2).....................   (175,186)        --
Notes receivable-officers and employees.....................        (21)       (21)
Retained earnings...........................................       (140)      (140)
                                                              ---------   --------
          Total stockholders' equity........................    147,811    239,904
                                                              ---------   --------
          Total capitalization..............................  $ 309,856   $309,856
                                                              =========   ========


---------------


(1) Includes current portion of long-term debt. As of January 31, 2000, long-term debt was $160.4 million. For a description of the credit agreement and seller financed note, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".


(2) Our existing stockholders have agreed to contribute additional capital for their shares of Class A and Class B common stock upon call by Encore. Those agreements are cancelable by the holders of 75% of our Class B Stock held by investor stockholders and will be cancelled in connection with our recapitalization immediately prior to this offering.

                         PRO FORMA FINANCIAL STATEMENTS

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                         OF ENCORE ACQUISITION COMPANY


     The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2000, and pro forma condensed consolidated statement of operations for the year ended December 31, 2000, adjust the historical financial information of Encore Acquisition Company to reflect the acquisitions of the Crockett County properties on March 31, 2000, the Lodgepole properties on March 31, 2000, the Indian Basin/Verden properties on September 1, 2000, and the Bell Creek properties on December 1, 2000. The pro forma statements of operations were prepared as if the acquisitions were consummated on January 1, 2000. The pro forma adjustments are explained in further detail in the accompanying notes.


     The unaudited pro forma financial statements should be read in conjunction with the accompanying notes and the historical financial statements and related notes of Encore Acquisition Company and the historical statements of revenues and direct operating expenses and related notes for the acquired properties, each of which is included in this prospectus. The pro forma information presented does not purport to be indicative of the financial position or results of operations that would have actually occurred had the acquisitions been consummated on the dates indicated or which may occur in the future.

                           ENCORE ACQUISITION COMPANY

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2000



                                                                      INDIAN                    PRO             PRO
                                    ENCORE     CROCKETT               BASIN/                   FORMA           FORMA
                                  HISTORICAL    COUNTY    LODGEPOLE   VERDEN   BELL CREEK   ADJUSTMENTS       ENCORE
                                  ----------   --------   ---------   ------   ----------   -----------       ------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Oil sales.....................   $ 92,441     $  286(a)  $6,367(a)  $1,485(a)   $4,735(a)          --     $   105,314
  Natural gas sales.............     16,509      2,175(a)     306(a)   5,233(a)       --             --          24,223
                                   --------     ------     ------     ------     ------     -----------     -----------
         Total revenues.........    108,950      2,461(a)   6,673(a)   6,718(a)    4,735(a)          --         129,537
                                   --------     ------     ------     ------     ------     -----------     -----------
Operating costs and expenses:
  Direct lifting costs..........     18,669        406(a)     117(a)   1,609(a)    1,415(a)          --          22,216
  Production, severance and ad
    valorem tax.................     15,159        108(a)     320(a)     629(a)      443(a)          --          16,659
  General and administrative
    (excluding non-cash stock
    based compensation).........      4,345         --         --         --         --              --           4,345
  Non-cash stock based
    compensation................     26,012         --         --         --         --              --          26,012
  Depletion, depreciation and
    amortization................     22,103         --         --         --         --           5,217(b)       27,320
                                   --------     ------     ------     ------     ------     -----------     -----------
         Total operating
           expenses.............     86,288        514        437      2,238      1,858           5,217          96,552
                                   --------     ------     ------     ------     ------     -----------     -----------
Income (loss) from operations...     22,662      1,947      6,236      4,480      2,877          (5,217)         32,985
                                   --------     ------     ------     ------     ------     -----------     -----------
Other income (expenses):
  Interest expense..............    (10,490)        --         --         --         --          (1,889)(c)     (12,379)
  Other.........................        512         --         --         --         --              --             512
                                   --------     ------     ------     ------     ------     -----------     -----------
         Total other income
           (expenses)...........     (9,978)        --         --         --         --          (1,889)        (11,867)
                                   --------     ------     ------     ------     ------     -----------     -----------
Income (loss) before income
  taxes.........................     12,684      1,947      6,236      4,480      2,877          (7,106)         21,118
                                   --------     ------     ------     ------     ------     -----------     -----------
Benefit (provision) for income
  taxes.........................    (14,819)        --         --         --         --          (3,252)(d)     (18,071)
                                   --------     ------     ------     ------     ------     -----------     -----------
Net income (loss)...............   $ (2,135)    $1,947     $6,236     $4,480     $2,877     $   (10,358)    $     3,047
                                   ========     ======     ======     ======     ======     ===========     ===========
Net income (loss) per common
  share:........................   $  (5.81)                                                                $      0.13
                                   ========                                                                 ===========
Weighted average number of
  common shares outstanding:....    367,461                                                  22,416,965(e)   22,784,426
                                   ========                                                 ===========     ===========


    The accompanying notes to the unaudited pro forma condensed consolidated financial statements are an integral part of these statements.

                           ENCORE ACQUISITION COMPANY

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 2000



                                                             ENCORE      OFFERING        AS
                                                           HISTORICAL   ADJUSTMENTS   ADJUSTED
                                                           ----------   -----------   --------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets...........................................   $ 26,257                  $ 26,257
Oil and natural gas properties, net......................    307,648                   307,648
Other property and equipment, net........................      1,289                     1,289
Other assets.............................................      8,562                     8,562
                                                            --------     --------     --------
Total assets.............................................   $343,756     $     --     $343,756
                                                            ========     ========     ========

Current liabilities(1)...................................   $ 41,532                  $ 41,532
Long-term debt...........................................    145,607      (92,093)      53,514
Deferred income taxes....................................      8,806                     8,806
Stockholders' equity.....................................    147,811       92,093      239,904
                                                            --------     --------     --------
Total liabilities and stockholders' equity...............   $343,756     $     --     $343,756
                                                            ========     ========     ========


---------------


(1)Includes seller financed acquisition note in the principal amount of $16.4 million.


    The accompanying notes to the unaudited pro forma condensed consolidated financial statements are an integral part of these statements.

                           ENCORE ACQUISITION COMPANY

                   NOTES TO PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS

     The accompanying Pro Forma Condensed Consolidated Statements of Operations and Balance Sheet have been prepared to reflect certain adjustments to the historical consolidated statement of operations of Encore.


(a) To record the revenues and expenses relating to the Crockett County, Lodgepole, Indian Basin/Verden and Bell Creek acquisitions for the year ended December 31, 2000 at historically reported amounts.



(b) To record depreciation, depletion and amortization relating to the Crockett County, Lodgepole, Indian Basin/Verden and Bell Creek acquisitions for the periods prior to the acquisition date of April 1, 2000 for Crockett County and Lodgepole, September 1, 2000 for Indian Basin/Verden and December 1, 2000 for Bell Creek.



(c) To record the interest expense resulting from the increased borrowings relating to the Crockett County ($21.5 million), Lodgepole ($35.2 million), Indian Basin/Verden ($23.2 million) and Bell Creek ($6.0 million) acquisitions for the periods prior to the acquisition dates of April 1, 2000 for Crockett County and Lodgepole, September 1, 2000 for Indian Basin/Verden and December 1, 2000 for Bell Creek. The average interest rate used for Crockett County, Indian Basin/Verden and Bell Creek was 7.83%, which was the average rate incurred by Encore during the year ended December 31, 2000. The Lodgepole acquisition is financed with a note payable at a fixed rate of 4%. Each 1/8% change in the interest rate on the variable rate debt would affect operations by $36,000 per year.



(d) To record an estimated provision for income taxes for the change in income before taxes resulting from inclusion of the historical results of operations of the acquisitions and the related adjustments using a 35% Federal statutory rate and a 3% state rate.



(e) To record the effect of the recapitalization on weighted average shares outstanding.


                     SUPPLEMENTAL INFORMATION TO PRO FORMA
                     OIL & NATURAL GAS PRODUCING ACTIVITIES


     The estimates of Encore's proved oil and natural gas reserves, which are located entirely within the United States, were prepared in accordance with guidelines established by the SEC and the Financial Accounting Standards Board. Proved oil and natural gas reserve quantities are based on estimates prepared by Miller and Lents, Ltd., who are independent petroleum engineers.



     Future prices received for production and future production costs may vary, perhaps significantly from the prices and costs assumed for purposes of these estimates. The proved reserves may not be developed within the periods indicated, and prices and costs may not remain constant. Actual production may not equal the estimated amounts used in the preparation of reserve projections. In accordance with the SEC's guidelines, Encore's estimates of future net cash flows from proved properties and the representative value thereof are made using oil and natural gas prices in effect as of the dates of such estimates and are held constant throughout the life of the properties. Average wellhead prices used in estimating net cash flows at December 31, 2000 were $26.80 per barrel for oil and $9.77 per Mcf for natural gas. The net profits interest on our Cedar Creek Anticline properties has been deducted from future cash inflows in the calculation of standardized measure. Encore's reserve quantities have not been adjusted for the net profits interest. In addition, future net cash flows have been adjusted for hedge positions outstanding at the end of the year. The future cash flows are reduced by estimated production costs and development costs which are based on year-end economic conditions and held constant throughout the life of the properties.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and natural gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in any exact way, and estimates of other engineers might differ materially from those shown below. The accuracy of any reserve estimate is a function of the quality of available data and engineering and estimates may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and natural gas that are ultimately recovered. Reserve estimates are integral in management's analysis of impairments of oil and natural gas properties and the calculation of depreciation, depletion and amortization on its properties.


     Estimated net quantities of proved oil and natural gas reserves of Encore were as follows:



                                                               NATURAL      OIL
                                                       OIL       GAS     EQUIVALENT
                                                      (MBbl)   (MMcf)      (MBOE)
                                                      ------   -------   ----------
December 31, 2000
  Proved reserves...................................  90,303   74,990     102,802
  Proved developed reserves.........................  75,302   67,860      86,612



     The changes in proved reserves were as follows for the period ended:



                                                                    DECEMBER 31, 2000
                                                              -----------------------------
                                                                       NATURAL      OIL
                                                               OIL       GAS     EQUIVALENT
                                                              (MBbl)   (MMcf)      (MBOE)
                                                              ------   -------   ----------
Reserves at beginning of year...............................  79,217   12,502      81,301
Acquisitions of minerals-in-place...........................  4,162    63,136      14,685
Extensions and discoveries..................................  9,237     1,969       9,565
Revisions of estimates......................................  2,049     1,793       2,348
Production..................................................  (4,362)  (4,410)     (5,097)
                                                              ------   ------     -------
Reserves at end of period...................................  90,303   74,990     102,802
                                                              ======   ======     =======


     The standardized measure of discounted estimated future net cash flows and changes therein related to proved oil and natural gas reserves (in thousands) is as follows:


                                                              DECEMBER 31, 2000
                                                              -----------------
Future cash inflows.........................................      $2,904,997
Future production costs.....................................      (1,292,024)
Future development costs....................................         (45,583)
Future income tax expense...................................        (377,789)
                                                                  ----------
Future net cash flows.......................................       1,189,601
10% annual discount.........................................        (590,325)
                                                                  ----------
Standardized measure of discounted estimated future net cash
  flows.....................................................      $  599,276
                                                                  ==========

     Primary changes in the standardized measure of discounted estimated future net cash flows (in thousands) are as follows for the period ended:


                                                              DECEMBER 31, 2000
                                                              -----------------
Standardized measure, beginning of period...................       $272,955
  Net change in sales prices, net of production costs.......         19,764
  Development costs incurred during the year................         26,508
  Revisions of quantity estimates...........................          9,822
  Extensions, discoveries and improved recovery, net........         75,236
  Accretion of discount.....................................         32,325
  Change in future development costs........................        (18,667)
  Acquisitions of reserves-in-place.........................        336,601
  Sales, net of production costs............................        (75,122)
  Change in timing and other................................        (23,362)
  Net change in income taxes................................        (56,784)
                                                                   --------
Standardized measure, end of period.........................       $599,276
                                                                   ========

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following table presents summary consolidated historical financial data for the years ended December 31, 1998, 1999 and 2000, in each case derived from the consolidated financial statements of Encore Acquisition Company.



     You should read the following data along with "Summary Consolidated Historical and Pro Forma Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes, each of which is included in this prospectus. You should also read the pro forma information together with the unaudited pro forma combined financial statements and related notes included in this prospectus.



                                                                PERIOD FROM
                                                                 INCEPTION
                                                              (APRIL 22, 1998)        YEAR ENDED
                                                                  THROUGH            DECEMBER 31,
                                                                DECEMBER 31,     --------------------
                                                                    1998           1999        2000
                                                              ----------------   ---------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................      $     --       $  31,264   $108,950
                                                                  --------       ---------   --------
Operating expenses:
  Direct lifting costs......................................            --           8,408     18,669
  Production, ad valorem and severance taxes................            --           5,427     15,159
  General and administrative (excluding non-cash stock based
    compensation)...........................................         1,066           4,047      4,345
  Non-cash stock based compensation.........................            --              --     26,012
  Depletion, depreciation and amortization..................            18           5,283     22,103
                                                                  --------       ---------   --------
         Total operating expenses...........................         1,084          23,165     86,288
                                                                  --------       ---------   --------
Income (loss) from operations...............................        (1,084)          8,099     22,662
                                                                  --------       ---------   --------
Other income (expenses):
  Interest expense..........................................            --          (4,037)   (10,490)
  Other.....................................................            74             202        512
                                                                  --------       ---------   --------
         Total other income (expense).......................            74          (3,835)    (9,978)
                                                                  --------       ---------   --------
Income (loss) before income taxes...........................        (1,010)          4,264     12,684
Provision for income taxes..................................            --          (1,259)   (14,819)
                                                                  --------       ---------   --------
Net income (loss)...........................................      $ (1,010)      $   3,005   $ (2,135)
                                                                  ========       =========   ========
Net income (loss) per common share:
  Basic and diluted.........................................      $  (5.18)      $    8.20   $  (5.81)
  Weighted average number of common shares outstanding......       195,036         366,631    367,461
OTHER FINANCIAL DATA:
  Adjusted EBITDA(1)........................................      $ (1,066)      $  13,382   $ 70,777
  Net cash provided by (used in) operating
    activities..............................................          (949)          9,759     44,508
  Net cash used in investing activities.....................          (289)       (201,701)   (99,236)
  Net cash provided by financing activities.................         4,705         194,972     49,107
  Capital expenditures(2)...................................            --          (6,883)   (28,479)


---------------


(1) Adjusted EBITDA (as used herein) is defined as net income (loss) before interest income and expense, income taxes, depletion, depreciation and amortization and non-cash stock based compensation expense. While Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indicator of a company's financial performance, we believe that it provides additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. When evaluating Adjusted EBITDA, investors should consider, among other factors, (i) increasing or decreasing trends in Adjusted EBITDA, (ii) whether Adjusted EBITDA has remained at positive levels historically and (iii) how Adjusted EBITDA compares to levels of interest expense. Because Adjusted EBITDA excludes some, but not all, items that affect net income and may vary among companies, the Adjusted EBITDA presented above may not be comparable to similarly titled measures of other companies. While we believe that Adjusted EBITDA may provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements, certain functional or legal requirements of our business may require us to utilize our available funds for other purposes.


(2) Capital expenditures for development and exploitation activities, excluding acquisition expenditures.

                                                                    AT DECEMBER 31,
                                                              ----------------------------
                                                               1998      1999       2000
                                                               ----      ----       ----
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
  Current assets............................................  $3,475   $ 17,766   $ 26,257
  Oil and natural gas properties, net.......................      --    195,585    307,648
  Other property and equipment, net.........................     271      1,080      1,289
  Other assets..............................................       5      1,140      8,562
                                                              ------   --------   --------
          Total assets......................................  $3,751   $215,571   $343,756
                                                              ======   ========   ========
  Current liabilities(1)....................................  $   56   $ 12,640   $ 41,532
  Long-term debt............................................      --     99,250    145,607
  Deferred income taxes.....................................      --      1,259      8,806
  Stockholders' equity......................................   3,695    102,422    147,811
                                                              ------   --------   --------
          Total liabilities and stockholders' equity........  $3,751   $215,571   $343,756
                                                              ======   ========   ========


---------------


(1)Includes seller financed acquisition note in the principal amount of $16.4 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     This prospectus contains forward-looking statements that involve risks and uncertainties. See "Information Regarding Forward Looking Statements". Actual results may differ materially from those anticipated in our forward looking statements due to many factors, including, but not limited to, those set forth under "Risk Factors". The following discussion should be read in conjunction with "Selected Consolidated Financial Data" and the financial statements and notes to those statements included in this prospectus.


OVERVIEW


     Because of our rapid growth through acquisitions since formation, our historical results of operations and period-to-period comparisons of such results and certain financial data may not be meaningful or indicative of future results. Our acquisition history through December 31, 2000 is as follows:



ASSET                                               DATE ACQUIRED
-----                                               -------------
Cedar Creek Anticline(CCA).....................        June 1, 1999
Crockett County................................      March 30, 2000
Lodgepole......................................      March 31, 2000
Indian Basin/Verden............................     August 24, 2000
Bell Creek.....................................   November 29, 2000



     We paid approximately $172.0 million to acquire the CCA properties. This acquisition gave us operating control of the CCA with an average working interest of approximately 78%. Subsequently, we acquired additional working interests from various owners in July and October 1999 for a combined price of approximately $22.2 million, which increased our average working interest to its current level of approximately 87%. Our cumulative acquisition investment in the CCA totals approximately $194.2 million. The CCA properties contributed approximately $31.3 million to our revenues for the year ended December 31, 1999 and $94.0 million for the year ended December 31, 2000.



     During June 1999, the first month of Encore's ownership of the CCA, the properties produced 9,099 net BOE/D, which consisted of 8,767 Bbls of oil and 1,994 Mcf of natural gas, and produced 53,660 barrels of water per day. During 2000, the properties produced 10,399 net BOE/D, which consisted of 10,001 Bbls of oil and 2,388 Mcf of natural gas, and produced 63,491 barrels of water per day. Adjusted for the additional acquired volumes, which represents a 9% increase, Encore has offset the natural field decline and increased production by an additional 5.25%. This increase resulted from an aggressive surveillance and workover program coupled with drilling additional wells.



     We paid approximately $43.0 million to purchase the Crockett County properties. We acquired additional working interests for $0.5 million subsequent to the acquisition. Our combined investment in Crockett County equals approximately $43.5 million. The Crockett County properties averaged 8,481 Mcf/D of natural gas and 37 Bbls/D of oil with negligible water and contributed approximately $11.1 million to our revenues for the year ended December 31, 2000.



     We paid approximately $35.2 million for the Lodgepole property. Production from the Lodgepole properties averaged 2,398 Bbls/D of oil, 1,291 Mcf/D of natural gas, or 2,613 BOE/D, and 647 barrels of water per day, representing a water cut of 21%, and contributed approximately $21.7 million to our revenues for the year ended December 31, 2000.


     The Indian Basin/Verden properties were acquired for $25.4 million. The Indian Basin assets are located in the Permian Basin of New Mexico and are 100% non-operated and 95% natural gas. The Verden assets, located in the Anadarko Basin of Oklahoma, are 75% non-operated and

90% natural gas. Encore's net production for the Indian Basin/Verden properties is 6,951 Mcf/D of natural gas and 159 Bbls/D of oil, or 1,318 BOE/D, and the properties contributed approximately $4.8 million to our revenues for the year ended December 31, 2000. The Verden properties produce negligible volumes of water, and the Indian Basin properties produce 1,730 barrels of water per day.



     We acquired the Bell Creek properties for $5.8 million. The Bell Creek properties are located in Powder River and Carter Counties, Montana. We operate seven production units, each with a 100% working interest. Encore's net production for the Bell Creek properties was 411 Bbls/D of oil and 8,078 barrels of water per day, and revenues approximated $0.4 million for the year ended December 31, 2000. Natural gas is not produced from the Bell Creek properties.



     The average prices received by producers in all our core areas have risen sharply in 2000 compared to 1999. The NYMEX average price for West Texas Intermediate Crude ("WTI"), a benchmark crude, was $30.20 per barrel for 2000, compared to $19.24 for 1999. Approximately $15.6 million of our increase in revenues for the year ended December 31, 2000, as compared to 1999 resulted from increases in prevailing oil and natural gas prices, $35.3 million resulted from acquisitions and the balance resulted from increased production from existing properties. Significant decreases in product prices would significantly reduce our revenues from existing properties.


     We use the successful efforts method of accounting for our oil and natural gas properties. Under this method, all development costs and acquisition costs of proved properties are capitalized and amortized on a unit-of-production basis over the remaining life of proved developed reserves or proved reserves, as applicable. Exploration expenses, including geological and geophysical expenses and lease rentals, are charged to expense as incurred.

RESULTS OF OPERATIONS

     The following table sets forth operating information of Encore for the periods presented.


                                                          FOR THE YEAR ENDED
                                                             DECEMBER 31,
                                                          ------------------    INCREASE
                                                          1999(1)     2000     (DECREASE)
                                                          -------     ----     ----------
Operating Results (in thousands)
Oil and natural gas revenues............................  $31,264   $108,950    $77,686
Direct lifting costs....................................   8,408      18,669     10,261
Production, ad valorem and severance taxes..............   5,427      15,159      9,732
Daily production:
  Oil volumes (Bbls)....................................   9,327      11,918      2,591
  Natural gas volumes (Mcf).............................   2,127      12,048      9,921
  Combined volumes (BOE)................................   9,681      13,926      4,245
Average prices:
  Oil (per Bbl).........................................  $15.26    $  21.19    $  5.93
  Natural gas (per Mcf).................................    1.78        3.74       1.96
  Combined volumes (per BOE)............................   15.09       21.38       6.29
Average costs (per BOE):
  Direct lifting costs..................................  $ 4.06    $   3.66    $ (0.40)
  Production, ad valorem and severance taxes............    2.62        2.97       0.35
  G&A (excluding non-cash stock based compensation).....    1.95        0.85      (1.10)
  DD&A..................................................    2.55        4.34       1.79


---------------


(1)In the year ended December 31, 1999, Encore commenced production June 1,
   1999.

     Average prices shown in the table are net of net profits interests and the effects of hedging transactions. As a result of hedging transactions, oil and natural gas revenues were reduced by $4.4 million in 1999 and $23.0 million in 2000.



     As a result of our net profits interest payments, oil and natural gas revenues were reduced by $4.4 million in 1999 and $11.5 million in 2000.



COMPARISON OF 1999 TO 1998



     We have not provided a detailed analysis comparing operating performance for 1999 to that of 1998, because we were not organized until 1998 and we did not operate any assets until the CCA acquisition in June 1999. As a result, a comparison of 1999 to 1998 is not meaningful because it compares a period of operations to a period of start-up activity with no meaningful operations. In addition to the table provided above, financial information may be found under "Summary Consolidated Historical and Pro Forma Financial Data" and "Consolidated Financial Statements".



COMPARISON OF 2000 TO 1999



     Set forth below is our comparison of operations during the year ended December 31, 2000 with the year ended December 31, 1999. In reading the comparison, you should remember that the 2000 period included twelve months of operations while the 1999 period included only seven months of operating activities. Accordingly, operations in the two accounting periods are not directly comparable.



     REVENUES. Oil and natural gas revenues of Encore for 2000 increased as compared to 1999 by $77.7 million, from $31.3 million to $109.0 million. This increase resulted from the additional five months of production from the Cedar Creek Anticline properties acquired in June 1999, as well as the Crockett County and Lodgepole acquisitions completed in April 2000. The Indian Basin/Verden acquisition includes four months of production for 2000. The Bell Creek acquisition accounted for one month of production for 2000. During the fourth quarter of 2000, an unusually severe winter storm briefly disrupted our operation of the CCA properties. The disruption in operations resulted in a loss of production of approximately 30 MBOE or $0.8 million of associated revenue. Also, the Indian Basin gas plant was off-line for one-time modifications in the fourth quarter of 2000. That disruption in operations resulted in loss of production of 20 MBOE or $0.6 million of revenue. Hedging transactions had the effect of reducing oil and natural gas revenues by $23.0 million, or $4.52 per BOE, during 2000 and decreasing oil and natural gas revenues by $4.4 million, or $2.14 per BOE, during 1999. We have no hedges extending beyond 2003. Net profits interest payments had the effect of reducing oil and natural gas revenues by $11.5 million, or $2.26 per BOE, during 2000 and decreasing oil and natural gas revenues by $4.4 million or $2.12 per BOE, during 1999.



     On a pro forma basis, Encore's revenues and production volumes for the year ended December 31, 2000 would have been $129.5 million and 6.0 MMBOE.



     DIRECT LIFTING COSTS. Direct lifting costs of Encore for the year ended December 31, 2000 increased as compared to 1999 by $10.3 million, from $8.4 million to $18.7 million. The increase in direct lifting costs resulted from the Cedar Creek Anticline acquisition completed in June 1999, as well as the Crockett County, Lodgepole, Indian Basin/Verden and Bell Creek acquisitions completed in 2000. On a per BOE basis, direct lifting costs decreased from $4.06 to $3.66, primarily as a result of lower lifting costs associated with our Lodgepole acquisition in April 2000. Because of the winter storm in the fourth quarter of 2000 at our Cedar Creek Anticline properties, direct lifting costs included $0.6 million, or $0.12 per BOE for the year, of expenses associated with repairing equipment and bringing production back on line.

     On a pro forma basis, Encore's direct lifting costs for the year ended December 31, 2000 would have been $22.2 million, or $3.70 per BOE.



     PRODUCTION, AD VALOREM AND SEVERANCE TAXES. Production, ad valorem and severance taxes for the year ended December 31, 2000 increased as compared to 1999 by approximately $9.8 million, from $5.4 million to $15.2 million. The increase in production, ad valorem and severance taxes resulted from the Cedar Creek Anticline acquisition completed in June 1999, as well as the Crockett County, Lodgepole, Indian Basin/Verden and Bell Creek acquisitions completed in 2000. As a percent of oil and natural gas revenues (excluding the effects of hedges), production, ad valorem and severance taxes decreased from 13.5% to 10.6%. The decrease in production, ad valorem and severance taxes as a percent of revenue was a result of the higher production, ad valorem and severance tax rate in Montana associated with our Cedar Creek Anticline asset versus the tax rates in Texas and North Dakota associated with our Crockett County and Lodgepole assets, respectively.



     On a pro forma basis, Encore's production, ad valorem and severance taxes for 2000 would have been $16.7 million, or $2.77 per BOE.



     DEPLETION, DEPRECIATION AND AMORTIZATION (DD&A) EXPENSE. DD&A expense increased by approximately $16.8 million, during 2000 from $5.3 million to $22.1 million as compared to 1999. The increase in DD&A resulted from the Cedar Creek Anticline acquisition completed in June 1999, as well as the Crockett County, Lodgepole, Indian Basin/Verden and Bell Creek acquisitions completed in 2000. The average DD&A rate of $4.34 per BOE of production during 2000 represents an increase of $1.79 per BOE from the $2.55 per BOE recorded in 1999. The increase was attributable to higher per BOE acquisition costs associated with the Crockett County, Lodgepole, Indian Basin/Verden and Bell Creek acquisitions completed in 2000.



     On a pro forma basis, Encore's DD&A for the year ended December 31, 2000 would have been $27.3 million, or $4.55 per BOE.



     GENERAL AND ADMINISTRATIVE (G&A) EXPENSE. G&A expense increased $0.3 million during 2000, from $4.0 million to $4.3 million (excluding non-cash stock based compensation of $26.0 million) as compared to 1999. The increase in G&A resulted from the additional staff and lease space necessary for the Cedar Creek Anticline acquisition completed in June 1999, as well as the Crockett County, Lodgepole, Indian Basin/Verden and Bell Creek acquisitions completed in 2000. On a BOE basis, G&A expense fell to $0.85 during 2000 from $1.95 during 1999.



     On a pro forma basis, Encore's G&A for the year ended December 31, 2000 would have been $4.3 million, or $0.72 per BOE.



     NON-CASH STOCK BASED COMPENSATION EXPENSE. Encore has recorded $26.0 million of non-cash stock based compensation associated with the purchase by our management stockholders of Class A common stock under our management stock plan adopted in August of 1998. This amount represents the vested portion of the shares purchased and is recorded as compensation, based on 90% of the anticipated price of $14.00 per share associated with the initial public offering, calculated in accordance with variable plan accounting under APB 25. Encore will record the remaining unvested portion over the remaining vesting period or upon successful completion of this offering. The remaining unvested amount equals $9.9 million based on the anticipated public offering price and will be recognized in the quarter the offering occurs.



     INTEREST EXPENSE. Interest expense for the year ended December 31, 2000 was $10.5 million compared to $4.0 million for the year ended December 31, 1999. The increase in interest expense resulted from the additional borrowing necessary under Encore's credit agreement for the Cedar Creek Anticline acquisition completed in June 1999, as well as the Crockett County acquisition completed in April 2000, the Indian Basin/Verden acquisition completed in August

2000 and the Bell Creek acquisition completed in November 2000. Additional interest expense during the first nine months of 2000 resulted from a seller financed note from Burlington Resources Oil & Gas. The note requires monthly principal payments and 4% interest on the outstanding principal paid at maturity of the note in January 2002.



     On a pro forma basis, Encore's interest expense for the year ended December 31, 2000 would have been $12.4 million, or $2.07 per BOE.


LIQUIDITY AND CAPITAL RESOURCES

     Principal uses of capital have been for the acquisition and development of oil and natural gas properties.


     During the year ended December 31, 2000, net cash provided by operations was $44.5 million, an increase of $34.7 million compared to 1999. We anticipate that our capital expenditures will total approximately $12.5 million for the first quarter of 2001. The level of these and other future expenditures is largely discretionary, and the amount of funds devoted to any particular activity may increase or decrease significantly, depending on available opportunities and market conditions. We plan to finance our ongoing development and acquisition expenditures using internally generated cash flow, available cash and our existing credit agreement.



     At December 31, 2000, Encore had total assets of $343.8 million. Total capitalization was $309.9 million, of which 47.7% was represented by stockholders' equity and 52.3% by senior debt.



     Encore's operating subsidiary currently maintains a credit agreement with a group of banks that matures in May 2004. Encore has guaranteed the subsidiary's obligations under the credit agreement and has pledged the stock and other equity interests of its subsidiaries to secure the guaranty. Borrowings under the credit agreement totaled $144.5 million as of December 31, 2000. The borrowing base, as established in the credit agreement, was $180.0 million as of December 31, 2000. During 2000, the weighted average interest rate under the facility was 7.83%. The remaining borrowing base available under the credit agreement at December 31, 2000, was $35.5 million. Encore pays certain fees based on the unused portion of the borrowing base.


     The credit agreement contains a number of negative and financial covenants. Encore was in compliance with all of them as of December 31, 2000. The most important of these covenants are:

     - a prohibition against incurring debt in excess of $6,000,000, except for borrowings under the credit agreement and the seller financing note described below;

     - a prohibition against paying dividends or purchasing or redeeming capital stock;

     - a restriction on creating liens on Encore's assets;

     - restrictions on merging and selling assets outside the ordinary course of business;

     - restrictions on investments, transactions with affiliates, changing Encore's principal business and incurring funding obligations under ERISA;

     - a provision limiting oil and natural gas hedging transactions to a volume not exceeding 75% of anticipated production from proved reserves; and

     - a requirement that Encore maintain a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0.


     Encore issued a $35.2 million note payable to Burlington Resources in connection with the Lodgepole acquisition in North Dakota. The note requires monthly principal payments over the 22 month period ending January 31, 2002. The note bears monthly compounded interest at the rate of 4% per annum on the outstanding principal plus accrued interest and is payable at maturity in January 2002. Principal payments through December 31, 2000 totaled $17.7 million. Principal payments for the year ending December 31, 2001 will total $16.4 million. The remaining amount will total $1.3 million and will be paid in January 2002. Burlington may demand payment at any time, within 45 days notice, of all remaining principal and interest outstanding less a demand premium. In the case Burlington elects to demand payment, our credit agreement allows us additional borrowings to meet the demand payment.


     Encore believes that its capital resources are adequate to meet the requirements of its business. Based on our anticipated capital investment programs, we expect to spend approximately 50% of our internally generated cash flow to replace production through developing and exploiting our core properties. Additional capital may be required to pursue acquisitions and longer term capital projects, such as our proposed CO(2) tertiary recovery project in the CCA, to increase our reserve base. Substantially all of these expenditures are discretionary and will be undertaken only if funds are available and the projected rates of return are satisfactory. Future cash flows are subject to a number of variables including the level of oil and natural gas production and prices. Operations and other capital resources may not provide cash in sufficient amounts to maintain planned levels of capital expenditures.

INFLATION AND CHANGES IN PRICES

     While the general level of inflation affects certain of our costs, factors unique to the petroleum industry result in independent price fluctuations. Historically, significant fluctuations have occurred in oil and natural gas prices. In addition, changing prices often cause costs of equipment and supplies to vary as industry activity levels increase and decrease to reflect perceptions of future price levels. Although it is difficult to estimate future prices of oil and natural gas, price fluctuations have had, and will continue to have, a material effect on us.


     The following table indicates the average oil and natural gas prices received for the year ended December 31, 1999 and 2000. Average equivalent prices for 1999 and 2000 were decreased by $2.14 and $4.52 per BOE, respectively, as a result of our hedging activities. Average prices per equivalent barrel indicate the composite impact of changes in oil and natural gas prices. Natural gas production is converted to oil equivalents at the conversion rate of six Mcf per Bbl. Average prices shown in the following table are net of net profit interests.



                                                          OIL      NATURAL GAS   EQUIV. OIL
                                                       (PER Bbl)    (PER Mcf)    (PER BOE)
                                                       ---------   -----------   ----------
NET PRICE REALIZATION WITH HEDGES
Year ended December 31, 2000.........................   $21.19        $3.74        $21.38
Year ended December 31, 1999.........................    15.26         1.78         15.09
AVERAGE WELLHEAD PRICE
Year ended December 31, 2000.........................   $25.74        $4.46        $25.90
Year ended December 31, 1999.........................    17.47         1.78         17.22

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     HEDGING POLICY. We have adopted a formal hedging policy. The purpose of our hedging program is to mitigate the negative effects of volatile commodity prices. The hedging policy is set by the Chief Executive Officer with input from the Chief Financial Officer and the Executive Vice President of Business Development. Trades are executed by the Executive Vice President of Business Development. The Treasury Department handles the administration functions, which entail tracking existing trades, confirming new trades and conducting monthly settlements. Our Accounting Department records the transaction in the financial statements. We plan to continue in the normal course of business to hedge our exposure to fluctuating commodity prices. These arrangements will not exceed 75% of anticipated production from proved producing reserves. Our hedging policy does not permit us to engage in hedging transactions for speculation for our own account.


     COUNTERPARTIES. Encore's counterparties to hedging contracts include Bank of America, a commercial bank, J. Aron, a wholly-owned subsidiary of Goldman, Sachs & Co. and a commodities trading firm, and Enron Corp., a public energy marketing company. Approximately 16%, 21% and 63% of oil production hedged is committed to Enron, Bank of America and J. Aron, respectively. Approximately 6% of Encore's hedged gas production is contracted with Bank of America and approximately 94% of Encore's hedged gas production is contracted with Enron.



     COMMODITY PRICE SENSITIVITY. The tables in this section provide the information about derivative financial instruments to which we were a party as of December 31, 2000 that are sensitive to changes in oil and natural gas commodity prices. No instrument provides the option to roll the contract forward rather than make or take delivery.



     Encore hedges commodity price risk with swap contracts, put contracts and collar contracts. Swap contracts provide a fixed price for a notional amount of sales volumes. Put contracts provide a fixed floor price on a notional amount of sales volumes while allowing full price participation if the relevant index price closes above the floor price. Collar contracts provide a floor price for Encore on a notional amount of sales volumes while allowing some additional price participation if the relevant index price closes above the floor price. A swaption is an option to enter into a swap in the future. While Encore does not intend to terminate any of these arrangements, the unrealized mark-to-market loss upon termination of outstanding commodity derivatives at December 31, 2000 was approximately $18.8 million.



OIL HEDGES AT DECEMBER 31, 2000



                                                                                                        FAIR MARKET
                          DAILY         FLOOR       DAILY         CAP         DAILY        SWAP          VALUE AT
                       FLOOR VOLUME     PRICE     CAP VOLUME     PRICE     SWAP VOLUME     PRICE     DECEMBER 31, 2000
       PERIOD             (Bbl)       (PER Bbl)     (Bbl)      (PER Bbl)      (Bbl)      (PER Bbl)    (IN THOUSANDS)
       ------          ------------   ---------   ----------   ---------   -----------   ---------   -----------------
2001.................     5,000        $20.54       1,000       $22.03        3,000       $19.88          $(5,515)
2002.................     4,000        $20.78          --       $   --        2,000       $17.97          $  (197)



NATURAL GAS HEDGES AT DECEMBER 31, 2000



                                                                                                        FAIR MARKET
                          DAILY         FLOOR       DAILY         CAP         DAILY        SWAP          VALUE AT
                       FLOOR VOLUME     PRICE     CAP VOLUME     PRICE     SWAP VOLUME     PRICE     DECEMBER 31, 2000
                          (Mcf)       (PER Mcf)     (Mcf)      (PER Mcf)      (Mcf)      (PER Mcf)    (IN THOUSANDS)
                       ------------   ---------   ----------   ---------   -----------   ---------   -----------------
2001.................     8,500         $3.22          --        $  --        9,500        $3.09         $(11,334)
2002.................     7,500         $3.03       2,500        $8.05        3,500        $3.31         $ (1,164)
2003.................        --         $  --          --        $  --        2,500        $3.11         $   (602)



     For 2001, we have approximately 35% of our oil production placed in floors, 7% capped and 21% in swap agreements. In addition, we have approximately 39% of our natural gas placed in floors and 43% in swap agreements.

     INTEREST RATE SENSITIVITY. At December 31, 2000, Encore had long-term debt of $162.0 million. Of this amount, $17.5 million bears interest at a fixed rate of 4%. The remaining outstanding long-term debt of $144.5 million is under Encore's credit agreement, which is subject to floating market rates of interest. Borrowings under the credit agreement bear interest at a fluctuating rate that is linked to LIBOR or the prime rate, at Encore's option. Any increase in these rates can have an adverse impact on Encore's results of operations and cash flow. Encore has entered into interest rate swap agreements to hedge the impact of interest rate changes on a portion of its floating rate debt. As of December 31, 2000, Encore had interest swaps as follows:



                                   HEDGE SUMMARY
-----------------------------------------------------------------------------------
                                                                     FAIR MARKET
   NOTIONAL                                                           VALUE AT
 SWAP AMOUNT                                            LIBOR     DECEMBER 31, 2000
(IN THOUSANDS)      START DATE          END DATE      SWAP RATE    (IN THOUSANDS)
--------------      ----------          --------      ---------   -----------------
   $30,000       December 19, 2000   March 31, 2005     6.72%          $(1,010)



ACCOUNTING PRONOUNCEMENTS



     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities". This standard requires us to recognize all of our derivatives and hedging instruments in our statements of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, documented and reassessed periodically. On July 7, 1999, the Financial Accounting Standards Board delayed the effective date of SFAS 133 for one year. The delay, published as SFAS No. 137, applies to quarterly and annual financial statements. SFAS 133, as revised by SFAS No. 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The impact of adopting SFAS 133 on January 1, 2001 was to record the fair value of our derivatives as a liability in the amount of $18.8 million. We recorded a reduction in earnings as the cumulative effect of a change in accounting principles of $0.7 million and a decrease to stockholders' equity for other comprehensive income in the amount of $18.1 million.

                                    BUSINESS

OUR COMPANY


     Encore is a rapidly growing independent energy company engaged in the acquisition, development, exploitation and marketing of North American oil and natural gas reserves. Our oil and natural gas reserves are concentrated in fields located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma and the Powder River Basin of Montana. The following table provides information on a pro forma basis regarding net production from our oil and natural gas properties for the year 2000 and our proved reserves at December 31, 2000.


                  PROPERTIES -- PRINCIPAL AREAS OF OPERATIONS


                                  NET
                               PRODUCTION            PROVED RESERVE
                              FOR THE YEAR             QUANTITIES                     PV-10
                                  2000            AT DECEMBER 31, 2000         AT DECEMBER 31, 2000
                            ----------------   ---------------------------   ------------------------
                                                         NATURAL
                                                 OIL       GAS      TOTAL      AMOUNT(1)
                            BOE/D    PERCENT   (MBbls)   (MMcf)    (MBOE)    (IN THOUSANDS)   PERCENT
                            -----    -------   -------   -------   ------    --------------   -------
Cedar Creek Anticline.....  10,399      64%    86,843    15,388    89,408       $402,983         57%
Crockett County(2)........  1,450        9         86    39,276     6,632        174,800         25
Lodgepole(2)..............  2,613       16      2,008       784     2,139         42,956          6
Indian Basin/Verden(2)....  1,318        8        236    19,542     3,493         77,612         11
Bell Creek(2).............    411        3      1,130        --     1,130          8,006          1
                            ------     ---     ------    ------    -------      --------        ---
          Total...........  16,191     100%    90,303    74,990    102,802      $706,357        100%
                            ======     ===     ======    ======    =======      ========        ===


---------------


(1) Without deducting the discounted implied unrealized loss from hedging transactions, which aggregated $16.8 million based on prevailing prices at December 31, 2000.



(2)Adjusted for number of days contributed to 2000 production as follows:
   Crockett, 275 days; Lodgepole, 275 days; Indian Basin/Verden, 122 days; and Bell Creek, 31 days.



     We were organized as a Delaware corporation in April 1998 and made our first property acquisition in June 1999. Since our organization, we have completed five acquisitions at a total acquisition cost of $299.1 million, representing 103 MMBOE of proved reserves at December 31, 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of our acquisitions.



     During 2001, we plan to expend approximately $53 million to exploit and develop our existing core properties, including $48 million to drill up to 90 development wells. If attractive opportunities arise during that period, we will acquire additional producing oil and natural gas properties, and we will continue to evaluate and develop our proposed CO(2) tertiary recovery project in the Cedar Creek Anticline.


     We believe that the increased capacity under our credit agreement that will result from applying the proceeds of this offering, together with our internally generated cash flow, will satisfy the cash requirements of our business for the foreseeable future. We do not foresee the need during the next six months to raise additional funds to operate our business, except borrowings under our credit agreement.

OPERATIONS


     We act as operator of properties representing approximately 75% of our PV-10 reserve value at December 31, 2000. As operator, we are able to control expenses, capital allocation and the timing of exploitation and development activities of these properties. Our remaining properties are operated by third parties, and, as working interest owners in those properties, we are required to pay our share of the costs of exploiting and developing them. See "Properties -- Nature of Our Ownership Interests". During the year ended December 31, 1999 and 2000 our approximate costs for development activities on non-operated properties were $250,000 and $850,000, respectively.



PROVED RESERVES


     The following table sets forth estimated period-end proved reserves for the periods indicated:


                                                               HISTORICAL
                                                      ----------------------------
                                                      DECEMBER 31,   DECEMBER 31,
                                                          1999           2000
                                                      ------------   ------------
Oil (MBbls)
  Developed.........................................      67,019         75,302
  Undeveloped.......................................      12,198         15,001
                                                        --------       --------
          Total.....................................      79,217         90,303
                                                        ========       ========
Natural Gas (MMcf)
  Developed.........................................      10,082         67,860
  Undeveloped.......................................       2,420          7,130
                                                        --------       --------
          Total.....................................      12,502         74,990
                                                        ========       ========
Total (MBOE)........................................      81,301        102,802
                                                        ========       ========
PV-10 (in thousands)(1)
  Developed.........................................    $287,439       $630,429
  Undeveloped.......................................      35,813         75,928
                                                        --------       --------
          Total.....................................    $323,252       $706,357
                                                        ========       ========


---------------


(1) The pretax present value of estimated future revenues to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%. Giving effect to hedging transactions based on prices current at such dates, our PV-10 value would have been $318.3 million at December 31, 1999 and $689.6 million at December 31, 2000.



     A summary letter of Miller and Lents, Ltd. reporting our proved reserves as of December 31, 2000 is attached to this prospectus as Annex A.



     Proved developed reserves are proved reserves that are expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells where a relatively major expenditure is required to establish production.


     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of exploitation expenditures. The data in the above table represents estimates only. Oil and natural gas reserve engineering is inherently a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly, and estimates of other engineers might differ materially from those shown above. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Results of drilling, testing and production after the date of the estimate may justify revisions. Accordingly, reserve estimates may vary from the quantities of oil and natural gas that are ultimately recovered.

     Future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. The PV-10 reserve value shown should not be construed as the current market value of the reserves. The 10% discount factor used to calculate present value, which is mandated by the SEC, is not necessarily the most appropriate discount rate. The present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate. For properties that we operate, expenses exclude our share of overhead charges. In addition, the calculation of estimated future net revenues does not take into account the effect of various cash outlays, including, among other things, general and administrative costs and interest expense.

     During the calendar year 2000, Encore filed estimates of oil and natural gas reserves at December 31, 1999 with the U.S. Department of Energy on Form EIA-23. This estimate was based on an internal reserve study and reflected more reserves than those set forth in the table above. This reduction resulted from a reassessment of some of our proved undeveloped reserves as a result of additional drilling.

PRODUCTION AND PRICE HISTORY

     The following table sets forth information regarding net production of oil, natural gas and natural gas liquids, and certain price and cost information for each of the periods indicated:


                                                             HISTORICAL        PRO FORMA
                                                          -----------------   ------------
                                                             YEAR ENDED           YEAR
                                                            DECEMBER 31,         ENDED
                                                          -----------------   DECEMBER 31
                                                          1999(1)   2000(2)     2000(3)
                                                          -------   -------   ------------
PRODUCTION DATA (1):
  Oil (MBbls)...........................................   1,996     4,362        4,809
  Natural gas (MMcf)....................................     455     4,410        7,171
  Combined volumes (MBOE)...............................   2,072     5,097        6,004
AVERAGE PRICES (4):
  Oil (per Bbl).........................................  $15.26    $21.19       $21.90
  Natural gas (per Mcf).................................    1.78      3.74         3.38
  Combined volumes (per BOE)............................   15.09     21.38        21.57
AVERAGE COSTS (PER BOE):
  Lease Operating Expenses:
     Direct lifting costs...............................  $ 4.06    $ 3.66       $ 3.70
     Production, ad valorem and severance taxes.........    2.62      2.97         2.77
  Depletion, depreciation and amortization..............    2.55      4.34         4.55
  General and administrative (excluding non-cash stock
     based compensation)................................    1.95      0.85         0.72


---------------


(1) In the year ended December 31, 1999, Encore commenced production June 1,
    1999.



(2) Adjusted for number of days contributed to 2000 production as follows:
    Crockett, 275 days; Lodgepole, 275 days; Indian Basin/Verden, 122 days; and Bell Creek, 31 days.



(3) Pro forma as if the Crockett County, Lodgepole, Indian Basin/Verden and Bell Creek acquisitions had taken place on January 1, 2000.



(4) Includes the effects of net profits interest expense and Encore's hedging activities.

PRODUCING WELLS


     The following table sets forth information at December 31, 2000 relating to the producing wells in which we owned a working interest as of that date. We also held royalty interests in 578 producing wells as of that date. Wells are classified as oil or natural gas wells according to their predominant production stream. Gross wells are the total number of producing wells in which we have an interest, and net wells are determined by multiplying gross wells by our average working interest.



                                                                              AVERAGE
                                                              GROSS    NET    WORKING
                                                              WELLS   WELLS   INTEREST
                                                              -----   -----   --------
Cedar Creek Anticline.......................................   482     418       87%
Crockett County.............................................   278     112       40%
Lodgepole...................................................    25       6       24%
Indian Basin/Verden.........................................   161      21       13%
Bell Creek..................................................    45      45      100%
                                                               ---     ---      ---
Total.......................................................   991(1)  602       61%(2)
                                                               ===     ===      ===


---------------


(1) Our total wells include 662 operated wells and 329 non-operated wells.



(2) Our total weighted average working interest is 61%.


ACREAGE


     The following table sets forth information at December 31, 2000 relating to acreage held by us. Developed acreage is assigned to producing wells. Undeveloped acreage is acreage held under lease, permit, contract or option that is not in a spacing unit for a producing well, including leasehold interests identified for exploitation or exploratory drilling.



                                                               GROSS      NET
                                                              ACREAGE   ACREAGE
                                                              -------   -------
Developed acreage...........................................  164,170   118,006
Undeveloped acreage.........................................  59,197     48,957
                                                              -------   -------
          Total.............................................  223,367   166,963
                                                              =======   =======


DRILLING RESULTS

     The following table sets forth information with respect to wells drilled during the periods indicated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of hydrocarbons, whether or not they produce a reasonable rate of return.


                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              --------------
                     DEVELOPMENT WELLS                        1999      2000
                     -----------------                        ----      ----
Productive
  Gross.....................................................  10.0      50.0
  Net.......................................................  8.3       37.2
Dry
  Gross.....................................................   --       3.0
  Net.......................................................   --       1.1



     In addition, seven (3.6 net) wells were in the process of drilling at December 31, 2000.

MARKETING


     Our oil and natural gas production is principally sold to end users, marketers and other purchasers having access to nearby pipeline facilities. In areas where there is no practical access to pipelines, oil is trucked to storage facilities. Our marketing of oil and natural gas can be affected by factors beyond our control, the effects of which cannot be accurately predicted. For the fiscal year 2000, our largest purchasers included Equiva Trading Company (a joint venture between Shell and Texaco), EOTT Energy Co. and Enron Capital, which accounted for 56%, 11% and 7% of total oil and natural gas sales, respectively.


COMPETITION

     We compete with major and independent oil and natural gas companies. Some of our competitors have substantially greater financial and other resources than we do. In addition, larger competitors may be able to absorb the burden of any changes in Federal, state, provincial and local laws and regulations more easily than we can, which would adversely affect our competitive position. Our competitors may be able to pay more for productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Further, these companies may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to acquire additional properties in the future will depend upon our ability to conduct operations, to evaluate and select suitable properties, implement advanced technologies and to consummate transactions in this highly competitive environment.

OPERATING HAZARDS AND INSURANCE

     The oil and natural gas business involves a variety of operating risks, including fires, explosions, blowouts, environmental hazards and other potential events which can adversely affect our operations. Any of these problems could adversely affect our ability to conduct operations and cause us to incur substantial losses. Such losses could reduce or eliminate the funds available for exploration, exploitation or leasehold acquisitions, or result in loss of properties.

     In accordance with industry practice, we maintain insurance against some, but not all, potential risks and losses. We do not carry business interruption insurance. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable at a reasonable cost. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect us.

EMPLOYEES


     At December 31, 2000, we had a total of 82 full-time employees, of which 36 are in field operations. We believe that our relationships with our employees are satisfactory. None of our employees are covered by a collective bargaining agreement. From time to time, we use the services of independent consultants and contractors to perform various professional services, particularly in the areas of construction, design, well-site surveillance, permitting and environmental assessment. Currently we engage one engineering and two geology/geophysical consultants. Independent contractors often perform field and on-site production operation services for us, including pumping, maintenance, dispatching, inspection and testing.


LEGAL PROCEEDINGS

     From time to time, we may be a party to various legal proceedings. We are not currently party to any material legal proceedings.

                                   PROPERTIES

NATURE OF OUR OWNERSHIP INTERESTS


     We own interests in oil and natural gas properties located in Montana, North Dakota, Texas, New Mexico and Oklahoma. Substantially all of our PV-10 reserve value at December 31, 2000 was attributable to working interests in oil and natural gas properties. A working interest in an oil and natural gas lease requires us to pay our proportionate share of the costs of drilling and production.


     A major portion of our acreage position in the Cedar Creek Anticline is subject to net profits interests ranging from 1% to 50%. The holders of these net profits interests are entitled to receive a fixed percentage of the cash flow remaining after specified costs have been subtracted from net revenue. These net profits interests are reflected in our reserve reports, and revenues reported in our financial statements are net of net profits interest payments. See "-- Description of the Cedar Creek Anticline -- Land".

DESCRIPTION OF CEDAR CREEK ANTICLINE


     Our core asset is the Cedar Creek Anticline, which we acquired from a major oil and gas company in June 1999. The Cedar Creek Anticline, which has produced 394 MMBbls of oil, is located in the Williston Basin of eastern Montana and western North Dakota. The properties are characterized by:


     - a large quantity of remaining recoverable reserves;

     - significant proved developed producing reserves and significant opportunities to increase those reserves through exploitation and development;

     - well established shallow production decline rates;

     - suitability to the application of recently introduced technologies, including horizontal drilling and tertiary recovery operations; and

     - geographic concentration.


     HISTORY AND DEVELOPMENT OF CEDAR CREEK ANTICLINE PROPERTIES. Natural gas was discovered on the Cedar Creek Anticline in 1912 at a depth of 750 feet in the Cretaceous Judith River and Eagle Formations. Oil was first encountered in a few noncommercial wells drilled to deeper formations between the years 1936 and 1950. Commercial quantities of oil in the deeper formations were discovered in the South Pine Field in 1952. Development drilling on the Cedar Creek Anticline peaked during the late 1950's and early 1960's, with over 1,100 deep wells drilled to date. Peak production from the fields occurred in 1963 at a rate of approximately 37 MBbls/D of oil. Secondary recovery waterflood projects were initiated between 1964 and 1972. Currently, we have 477 operated and five non-operated active production wells, including 56 horizontal wells drilled since 1993, which are presently producing at a rate of approximately 10 MBbls/D of oil, 2,498 Mcf/D of natural gas and 63,492 barrels of water per day, net to our interests.


     GEOLOGY. The Cedar Creek Anticline is a major geological feature in eastern Montana and western North Dakota. Carbonate rocks were deposited in the ancient seas of the Williston Basin 350 million years ago. Powerful regional forces then caused folding and faulting of these rocks to create an anticlinal structure. Oil, generated in the deeper portions of the Williston Basin, then migrated upwards until it was trapped in the crest of this structure. Encore's acreage is concentrated on the crest of the CCA, which gives it access to the greatest accumulation of oil in the structure. Our holdings extend for approximately 70 miles in a northwest-southeast direction and range from two to six miles in width. Production is primarily from four carbonate formations. From shallowest to deepest, the four formations are the Mission Canyon, Lodgepole, Interlake and Stony Mountain/Red River. This gross producing interval is approximately 2,000 feet thick, and ranges in depth from approximately 7,000 feet to 9,000 feet.


     EXPLOITATION OPPORTUNITIES. We have identified more than 225 undrilled exploitation opportunities on the Cedar Creek Anticline, of which 69 are reflected in our proved reserves at December 31, 2000. These infill drilling, horizontal redevelopment and extensional drilling projects should increase reserve recoveries and production rates and extend the productive limits of our fields. We plan to pursue more than 200 of these projects over the next four years. These projects, along with the associated investment in field facilities, will require an estimated investment of $159 million.


     Infill Drilling. We have identified over 110 infill projects. One prospective area for infill drilling is the Cabin Creek unit where we expect to spend $16 million. We analyzed production data to determine the likely drainage radius of the producing wells in the field and have identified more than 31 infill locations designed to recover oil that will not be recovered by existing wellbores. We also have infill projects planned at the South Pine, Coral Creek, Little Beaver, Monarch and Pennel units.

     Horizontal Redevelopment. We have identified more than 75 projects involving new horizontal wells and horizontal recompletions. Horizontal wells are drilled laterally for several thousand feet within the targeted formation, allowing the wellbore to contact more oil than a typical vertical well which only penetrates the formation at a single point. Developments in horizontal technology now allow us to re-enter existing vertical wells, including inactive wells, and drill out horizontally for several thousand feet. For example, at the Pennel unit we analyzed each of 27 sections to determine potential incremental reserve recoveries through horizontal drilling based upon analogues to recent horizontal drilling on a nearby lease. Based on this analysis, we expect to spend $30 million on 38 horizontal projects in the Pennel unit. We also plan horizontal redevelopment in the North and South Pine units.

     Extensional Development. We have identified more than 40 projects to extend the producing limits of our existing fields. At the Monarch unit, we plan to drill and waterflood the Red River formation, which is productive throughout the anticline but has yet to be developed in this area. We also plan to extend the productive limits of the Cabin Creek and South Pine units with stepout wells targeting the Red River formation.


     CO(2) Tertiary Recovery. Encore believes that the current waterflood projects in the Cedar Creek Anticline will ultimately recover about 26% of the corresponding estimated original oil in place, through primary and secondary recovery operations. In 1985, the previous operator completed a pilot test to evaluate the specific applicability of CO(2) at the CCA. That test demonstrated that injected CO(2) was effective at recovering additional oil. While the prior operator did not undertake a full-scale CO(2) tertiary recovery project, we believe that a number of factors make a CO(2) project more feasible in the current environment.



     Since the 1985 test, the industry has accumulated fifteen years of experience with CO(2) tertiary recovery. In addition, prevailing commodity prices are currently significantly higher than when the pilot project was completed and more economical sources of CO(2) supply have become available as there are increasing concerns related to gas processors continuing to vent CO(2), a byproduct of their operations, to the atmosphere. Presently, there are two viable sources of CO(2) near our CCA properties: the Dakota Gasification Plant in North Dakota and Exxon's Shute Creek Gas Processing Plant in southeastern Wyoming. Preliminary discussions with both parties have suggested that adequate volumes of CO(2) are available at prices that we believe will permit full-scale projects to be economically attractive.



     Encore has begun the engineering studies necessary to fully evaluate the economics of a field-scale project. We believe this potential CO(2) project would be actualized through a series of projects, each lasting 20 to 30 years. Implementation of the first of these projects is at least three years in the future. We anticipate that approximately 60% of the Cedar Creek Anticline properties will be suitable for CO(2) flooding.



     LAND. A major portion of Encore's acreage position is subject to agreements with Montana-Dakota Utilities Company (MDU) and Fidelity Gas Company. Various Federal, state and private leases and contracts on mineral interests govern Encore's oil and natural gas rights on the Cedar Creek Anticline. In addition, the MDU/Fidelity agreements provide for various net profits interests ranging from 1% to 50% to be paid after the recovery of capital costs, operating expenses and interest on several of the units. The net profits interests are reflected in our reserve report and net profits payments are excluded from our revenues. Encore operates 99% of our total CCA value. Of the fields we operate, we own an 87% weighted-average working interest. The royalty burden is about 13%. Encore controls approximately 134,000 gross and 118,000 net leasehold acres along the Cedar Creek Anticline.


DESCRIPTION OF CROCKETT COUNTY

     The Crockett County properties are located in the Permian Basin in West Texas. Encore purchased all of these interests in Crockett County, Texas. The properties produce mainly natural gas, 99% by reserve volume, and are part of the prolific Val Verde basin natural gas area. The natural gas reservoirs in this area have multi-pay potential in thick, porous zones. We believe that we acquired quality, long-lived natural gas assets with significant development potential at an attractive price through this acquisition. It also enabled us to enter a basin well known for its abundant natural gas resources, low operating costs and competitive finding costs. Attractive additional acquisition opportunities will continue to make this a focus area for us.


     The purchase price for this acquisition was $43.0 million, with an effective date of April 1, 2000 and a closing date of March 30, 2000. The Crockett County properties consist primarily of three field groupings, Henderson, Ozona and Hunt-Baggett. We operate 61% of the properties based on PV-10 reserve value. There are 278 active wells, which currently produce 9.3 MMcf/D of natural gas and 41 Bbls/D of oil net to Encore. We operate 131 wells producing from the Canyon and Strawn intervals.


     This area provides the potential for additional infill and stepout drilling. The limits of the Canyon and Strawn reservoirs have not been found, and the multi-pay nature of the sands have the potential to add reserves and value through continued development. The properties produce high quality natural gas and liquids and are connected to several different markets.

DESCRIPTION OF LODGEPOLE


     The Lodgepole properties are also located in the Williston Basin in Stark County, North Dakota. The Lodgepole area is characterized by highly productive wells, low R/P Index ratios and low lifting costs. The purchase price for these properties was $35.2 million. The Lodgepole properties are 94% oil by volume, and approximately 98% of the properties are non-operated. The Lodgepole properties consist of working and overriding royalty interests in the Eland, Stadium, Hiline, Livestock, Patterson Lake and the Beattrice Ridl fields. The major asset, constituting 86% of the reserve value, is the Eland Unit, which is operated by Duncan Oil Inc. of Denver, Colorado. Encore owns a 26.0% working interest and 25.6% revenue interest in the Eland Unit. Current production from the Lodgepole properties averages 2,356 Bbls/D of oil, 647 barrels of water per day and 1,308 Mcf/D of natural gas, net to our interests.



     Because of the unique characteristics of its producing reservoir, namely its high permeability and thick oil column, producing wells in the Eland Unit are prolific, with some wells flowing as much as 1,000 barrels of oil per day. As a result, the lifting costs for these properties averaged $0.60/BOE for 2000 and the gross profit margin on production, after royalties and taxes, is currently greater than 90% of revenues.

DESCRIPTION OF INDIAN BASIN/VERDEN

     The Indian Basin/Verden properties were acquired for $25.4 million on August 24, 2000, effective April 1, 2000.


     The Indian Basin, Cemetery and Dagger Draw South Fields, collectively referred to as the Indian Basin assets, are located in the Permian Basin of southeast New Mexico. Encore owns varied non-operated working interests in two Federal units and in six communitized areas. The reserves are 97% natural gas by volume. Production is from Pennsylvanian-aged (Canyon) carbonates at 8,000 feet. Encore's current net production is 4.5 MMcf/D of natural gas, 83 Bbl/D of oil and 1,730 barrels of water per day. Marathon, Texaco and Chevron are the major operators. Production from the area has been steadily increasing over the past several years as the operators have been successfully perforating natural gas zones that were not completed when the wells were originally drilled.



     The Verden assets, located in the Anadarko Basin of Oklahoma, are 75% non-operated and 91% natural gas by volume. Encore's current net production is
3.5 MMcf/D of natural gas and 80 Bbl/D of oil. The properties produce negligible volumes of water. Apache is the principal operator. Production is from the Springer formations below 15,000 feet. These deep, multi-pay, geologically complex reservoirs have historically proven to be conducive to subsequent drilling and workover operations beyond the initial development well. Since acquiring the properties in late August, Encore has elected to participate in three development wells.



DESCRIPTION OF BELL CREEK



     We acquired the Bell Creek properties for $5.8 million. The Bell Creek properties, located in Powder River and Carter Counties, Montana, are 15 miles long by 3.5 miles wide and encompass approximately 17,000 productive acres. We operate seven production units, each with a 100% working interest. Encore's net production for the Bell Creek properties was 411 Bbl/D of oil and 8,078 barrels of water per day, which reflects a watercut of 95% for the one month of December 2000. No natural gas is produced from the Bell Creek properties.


TITLE TO PROPERTIES

     We believe that our title to our oil and natural gas properties is good and defensible in accordance with standards generally accepted in the oil and natural gas industry.

     Our properties are typically subject, in one degree or another, to one or more of the following:

     - royalties, overriding royalties, net profit interests and other burdens under oil and natural gas leases;

     - contractual obligations, including, in some cases, development obligations, arising under operating agreements, farmout agreements, production sales contracts and other agreements that may affect the properties or their titles;

     - liens that arise in the normal course of operations, such as those for unpaid taxes, statutory liens securing unpaid suppliers and contractors and contractual liens under operating agreements;

     - pooling, unitization and communitization agreements, declarations and orders; and

     - easements, restrictions, rights-of-way and other matters that commonly affect property.

     We believe that the burdens and obligations affecting our properties are conventional in the industry for similar properties and do not in the aggregate materially interfere with the use of the properties.

                               REGULATORY MATTERS

FEDERAL REGULATION OF SALES AND TRANSPORTATION OF NATURAL GAS

     Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and the regulations promulgated thereunder by the Federal Energy Regulatory Commission. In the past, the Federal government has regulated the prices at which natural gas could be sold. Deregulation of natural gas sales by producers began with the enactment of the Natural Gas Policy Act. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act, which removed all remaining Natural Gas Act and Natural Gas Policy Act price and non-price controls affecting producer sales of natural gas effective January 1, 1993. Congress could, however, reenact price controls in the future. If price controls that limit prices to below market rates were instituted, Encore's revenues would be adversely affected. However, we do not currently sell any oil or natural gas at above market prices.

     Our sales of natural gas are affected by the availability, terms and cost of pipeline transportation. The price and terms for access to pipeline transportation remain subject to extensive Federal regulation. Commencing in April 1992, the Federal Energy Regulatory Commission issued Order No. 636 and a series of related orders, which required interstate pipelines to provide open-access transportation on a basis that is equal for all natural gas suppliers. The Federal Energy Regulatory Commission has stated that it intends for Order No. 636 to foster increased competition within all phases of the natural gas industry. Although Order No. 636 does not directly regulate our production and marketing activities, it does affect how buyers and sellers gain access to the necessary transportation facilities and how we and our competitors sell natural gas in the marketplace. The courts have largely affirmed the significant features of Order No. 636 and the numerous related orders pertaining to individual pipelines, although some appeals remain pending and the Federal Energy Regulatory Commission continues to review and modify its regulations regarding the transportation of natural gas. For example, the Federal Energy Regulatory Commission has recently begun a broad review of its transportation regulations, including how its regulations operate in conjunction with state proposals for retail natural gas marketing restructuring, whether to eliminate cost-of-service based rates for short-term transportation, whether to allocate all short-term capacity on the basis of competitive auctions and whether changes to its long-term transportation service policies may be appropriate to avoid a market bias toward short-term contracts. We cannot predict what action the Federal Energy Regulatory Commission will take on these matters, nor can we accurately predict whether the Federal Energy Regulatory Commission's actions will achieve the goal of increasing competition in markets in which our natural gas is sold. However, Encore believes that the Federal Energy Regulatory Commission regulations should generally benefit its natural gas business. In any event, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers.

     Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, the Federal Energy Regulatory Commission and the courts. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the Federal Energy Regulatory Commission and Congress will continue.

FEDERAL LEASES

     A substantial portion of our operations are located on Federal oil and natural gas leases, which are administered by the Minerals Management Service. Such leases contain relatively standardized terms, typically providing a 1/8 royalty and providing that they will be held by production inside the federal unit with no expiration until production ceases. These leases require compliance with detailed Minerals Management Service regulations and orders, which are subject to interpretation and change by the Minerals Management Service. The Minerals Management Service also has regulations restricting the flaring or venting of natural gas, and has proposed to amend such regulations to prohibit the flaring of liquid hydrocarbons and oil without prior authorization. If we fail to produce hydrocarbons from any of these leases on a continuous basis, the Minerals Management Service may require any of our operations on the relevant Federal leases to be suspended or terminated. Any such suspension or termination could materially adversely affect our financial condition and results of operations.

OIL PRICE CONTROLS AND TRANSPORTATION RATES

     Sales of oil, condensate and natural gas liquids by us are not currently regulated and are made at market prices. Effective as of January 1, 1995, the Federal Energy Regulatory Commission implemented regulations establishing an indexing system for transportation rates for oil that could increase the cost of transporting oil to the purchaser. We do not believe that these regulations affect us any differently than other crude oil producers and marketers.

ENVIRONMENTAL REGULATIONS


     Our operations, which include the bulk storage of oil and hazardous materials, are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection, including those listed below. We could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, as a result of violations of or liabilities under environmental laws or the non-compliance with environmental permits required at our facilities. Public interest in the protection of the environment has increased dramatically in recent years. To the extent laws are enacted or other governmental action is taken that prohibits or restricts drilling or otherwise imposes environmental protection requirements that result in increased costs to the oil and natural gas industry, our business and prospects could be adversely affected.


     Under the Comprehensive Environmental Response, Compensation, and Liability Act, also known as the "Superfund" law, as well as similar state statutes, an owner or operator of real property or a person who arranges for disposal of hazardous substances may be liable for the costs of removing or remediating hazardous substance contamination. Liability may be imposed on a current owner or operator without regard to fault and for the entire cost of the cleanup. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. However, we are not aware of any current claims under the Superfund law or similar state statutes against us.

     We conduct remedial activities at some of our facilities as a result of spills of oil or produced water from current or historical activities. To date, the cost of such activities has not been material. However, we could incur significant cost at these or other sites if additional contaminants are detected or clean-up obligations imposed.

     Our operations are also subject to the regulation of air emissions under the Clean Air Act, comparable state and local requirements and of water discharges under the Clean Water Act. We may be required to incur capital expenditures to upgrade pollution control equipment or become liable for non-compliance with applicable permits.

     In addition, legislation has been proposed in Congress from time to time that would reclassify some oil and natural gas exploration and production wastes as "hazardous wastes", which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. This, or the imposition of other environmental legislation, could increase our operating or compliance costs.

     We believe that we are in compliance in all material respects with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth the names, ages and positions of our executive officers and directors as of January 31, 2001. Each director will serve in that capacity until the next annual meeting of stockholders and until his successor is elected and qualified. Each executive officer serves at the pleasure of the Board of Directors.



NAME                                        AGE                    POSITION
----                                        ---                    --------
I. Jon Brumley............................  61    Chairman, President, Chief Executive
                                                    Officer and Director
Gene R. Carlson...........................  47    Executive Vice President-Operations
Jon S. Brumley............................  30    Executive Vice President-Business
                                                    Development and Director
Kyle M. Schultz...........................  44    Executive Vice President-Exploitation and
                                                    Director
Morris B. Smith...........................  56    Executive Vice President and Chief
                                                    Financial Officer
Arnold L. Chavkin.........................  49    Director
Howard H. Newman..........................  53    Director
Kenneth A. Hersh..........................  37    Director


     The following biographies describe the business experience of our executive officers and directors:

     I. JON BRUMLEY, CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR SINCE INCEPTION IN APRIL 1998. Mr. Brumley began his career with Southland Royalty Company as a risk analyst in 1967 and became its President in 1974. In 1980, while Mr. Brumley was President, Southland carved out two groups of producing properties and formed two royalty trusts called the San Juan Basin Royalty Trust and the Permian Basin Royalty Trust. These royalty trusts still trade on the NYSE under the symbols SJT and PBT, respectively. In 1985, Southland was acquired by Burlington Northern Railroad.

     In 1986, Mr. Brumley co-founded Cross Timbers Oil Company to focus on the acquisition and development of long-lived oil and natural gas properties. In 1992, while Mr. Brumley was Chairman of the Board, Cross Timbers created the Cross Timbers Royalty Trust by carving out non-operated producing properties and selling one half the trust units in the public market and distributing the other half to the original investors. Cross Timbers Oil Company had a public offering in 1993 while Mr. Brumley was Chairman of the Board, with an original market capitalization of more than $200 million. Cross Timbers Oil Company had acquired approximately $500 million of properties when Mr. Brumley resigned in July 1996.

     In August 1996, Mr. Brumley accepted the position of Chairman and Chief Executive Officer of MESA, and in August 1997 MESA was merged with Parker Parsley to become Pioneer Natural Resources Company. In May 1998, Mr. Brumley resigned as Executive Chairman of Pioneer Natural Resources (oil and gas exploration, development and production).

     Mr. Brumley holds a BBA from the University of Texas and a MBA from the University of Pennsylvania Wharton School of Business.

     GENE R. CARLSON, EXECUTIVE VICE PRESIDENT -- OPERATIONS SINCE INCEPTION IN APRIL 1998. Mr. Carlson is a 26-year veteran of the oil and natural gas industry. He began his career with Exxon where he held various engineering assignments. From April 1977 to June 1996 he held various positions with Southland Royalty Company and Burlington Resources, including Engineering Manager, Denver Region of Burlington Resources from 1989 to 1996. He became

Corporate Development Manager for Duncan Oil in July 1996 and served in that capacity until joining Encore. He has experience in evaluating acquisitions, managing reservoir exploitation and operating oil and natural gas properties, concentrated in the Mid-continent, Permian Basin and Rocky Mountain producing regions. Mr. Carlson is a 1974 graduate of Texas A&M University and holds a Bachelor of Science degree in Mechanical Engineering.

     JON S. BRUMLEY, EXECUTIVE VICE PRESIDENT -- BUSINESS DEVELOPMENT AND DIRECTOR SINCE INCEPTION IN APRIL 1998. Prior to joining Encore, Mr. Brumley held the position of Manager of Commodity Risk and Commercial Projects for Pioneer Natural Resources (an oil and natural gas exploration, development and production company). He was with Pioneer since its creation by the merger of MESA and Parker & Parsley in August 1997. Before the merger, he served as Director -- Business Development for MESA from September 1996. From August 1993 to August 1996, he held various positions with Cross Timbers Oil Company and North Central Oil Corporation. Mr. Brumley holds a Bachelor of Business Administration in Marketing from the University of Texas. He is the son of I. Jon Brumley.

     KYLE M. SCHULTZ, EXECUTIVE VICE PRESIDENT -- EXPLOITATION SINCE INCEPTION IN APRIL 1998. Prior to joining Encore, Mr. Schultz was a divisional Reservoir Engineering Manager for Pioneer Natural Resources beginning in February 1997. From March 1988 to February 1997, he was employed by Cross Timbers Oil Company, where in December 1994 he was named Vice President -- Exploitation. Prior to March 1988, he worked a total of nine years in the Refining and Production Departments of Exxon. Mr. Schultz received a Bachelor of Science degree in Chemical Engineering from the University of Texas in 1979.

     MORRIS B. "SAM" SMITH, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER SINCE AUGUST 2000. Prior to joining Encore, Mr. Smith held the position of Vice President of Finance and Chief Financial Officer for Union Pacific Resources Group, Inc. (an independent oil and natural gas company). Mr. Smith held this position since the spin-off of Union Pacific Resources Group from Union Pacific Corporation in October 1996. Mr. Smith began his career with Shell Oil and held a variety of positions in Houston and California. From 1976 to 1990, Mr. Smith held various positions with Union Pacific Resources. In 1990 Mr. Smith joined Union Pacific Corporation as Assistant Controller-Planning, moving to the Chief Financial Officer of U.S.P.C.I. (Hazardous Waste Company) in 1993, Vice President of Finance for the Union Pacific Railroad in 1995 and Vice President & Controller of Union Pacific Corporation, then returned to Union Pacific Resources as the Chief Financial Officer in July 1996. Mr. Smith is a graduate of McMurry University located in Abilene, Texas and holds a Bachelor of Business Administration degree in Accounting. He also attended the Advanced Management Program/International Senior Management Program at Harvard Business School. He is a Certified Public Accountant.


     ARNOLD L. CHAVKIN, DIRECTOR SINCE AUGUST 1998. Mr. Chavkin is an executive partner of J.P. Morgan Partners, LLC, an affiliate of The Chase Manhattan Bank, and has served in such capacity for more than the past five years. Prior to joining J.P. Morgan Partners, LLC, Mr. Chavkin was a member of Chemical Bank's merchant banking group and a generalist in its corporate finance group specializing in mergers and acquisitions and private placements for the energy industry. His experience prior to Chemical Bank included corporate development for Freeport McMoRan as well as positions with Gulf and Western Industries and Arthur Young & Company. Mr. Chavkin is a Certified Public Accountant. He received his B.A. and M.B.A. degrees from Columbia University. Mr. Chavkin is a director of American Tower Corporation, Better Minerals & Aggregates, Carrizo Oil & Gas, Inc., Crown Media Holdings, Inc., HDFC Bank, R&B Falcon Corporation, and Triton PCS, Inc. He serves on the Advisory Investment Boards of Richina Group, the India Private Equity Fund and the Asia Development Partners Fund.

     HOWARD H. NEWMAN, DIRECTOR SINCE AUGUST 1998. Mr. Newman has been employed by E.M. Warburg, Pincus & Co., LLC since January 1984 and has been a partner of Warburg, Pincus & Co. since January 1987. Prior to that, he held various positions with Morgan Stanley & Co., Incorporated from 1974 to 1983. Mr. Newman holds Bachelor of Arts and Master of Arts degrees in economics from Yale University and a Ph.D. degree in Business-Economics from Harvard University. He also spent two years doing research in economics at Cambridge University. At Warburg Pincus, Mr. Newman is currently Vice Chairman and a member of its Operating, Compensation and Investment Policy Committees. He is also a director of ADVO, Inc., Cox Insurance Holdings, Plc., Dime Bancorp Inc., Eagle Family Foods Holdings, Inc., EEX Corporation, Newfield Exploration Company, Spinnaker Exploration Company and several privately held companies. He also serves as Vice Chairman of the Yale Alumni Fund.

     KENNETH A. HERSH, DIRECTOR SINCE AUGUST 1998. From 1989 to the present, Mr. Hersh has been a manager and Managing Director of the Natural Gas Partners private equity investment funds. Previously, he was employed by the investment banking division of Morgan Stanley & Co. Incorporated where he was a member of the firm's energy group, specializing in oil and gas financing and acquisition transactions. He is also a director of Prize Energy Corp., an independent oil and gas company and several private companies. Mr. Hersh earned an MBA from the Stanford University Graduate School of Business and a BA from Princeton University.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     We have been a privately owned company to date, with substantial outside investor participation. As a result, our Board of Directors has not yet established an audit committee or a compensation committee. Shortly after becoming a public company, however, we intend to name additional independent directors, and our Board of Directors will establish those committees with appropriate independent director participation.

AUDIT COMMITTEE

     Our audit committee will be responsible for:

      - recommending the selection of our independent accountants;

      - reviewing and approving the scope of our independent accountants' audit activity and extent of non-audit services;

      - reviewing with management and the independent accountants the adequacy of our basic accounting systems;

      - reviewing our financial statements with management and the independent accountants and exercising general oversight of our financial reporting process; and

      - reviewing our litigation and other legal matters that may affect our financial condition and monitoring compliance with our business ethics and other policies.

COMPENSATION COMMITTEE

     Our compensation committee's responsibilities will include:

     - administering and granting awards under our incentive stock plan;

     - reviewing the compensation of our chief executive officer and recommendations of the chief executive officer as to appropriate compensation for our other executive officers and key personnel;

     - examining periodically our general compensation structure; and

     - supervising our welfare and pension plans and compensation plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or compensation committee. Prior to December 2000, compensation matters were addressed by our entire board of directors, on which Messrs. I. Jon Brumley, Jon S. Brumley and Kyle Schultz serve. Each of those persons purchased shares of our common stock in 1998. Each also is a party to an agreement pursuant to which we granted him registration rights for those shares. For a description of these transactions, please read "Certain Transactions".

                                  COMPENSATION

COMPENSATION OF DIRECTORS


     We paid no compensation to any non-employee director in 2000.


EXECUTIVE COMPENSATION


     The following table sets forth certain summary information concerning the compensation of our chief executive officer and each of the next four most highly compensated officers for 2000. The annual compensation amounts in the table exclude perquisites and other personal benefits for individuals for whom the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10% of the total annual salary and bonus for such named executive officer in that year.


                           SUMMARY COMPENSATION TABLE


                                             ANNUAL
                                          COMPENSATION
                                       -------------------   OTHER ANNUAL      TOTAL
                                        SALARY     BONUS     COMPENSATION   COMPENSATION
                                        ------     -----     ------------   ------------
I. Jon Brumley......................   $300,000   $100,000     $    --        $400,000
  Chairman, President and Chief
     Executive Officer
Jon S. Brumley......................    190,000     62,700          --         252,700
  Executive Vice President
  -- Business Development
Kyle M. Schultz.....................    190,000     62,700          --         252,700
  Executive Vice President
  -- Exploitation
Gene R. Carlson.....................    190,000     57,000          --         247,000
  Executive Vice President
  -- Operations
Kenneth W. Welch....................    128,750     36,050          --         164,800
  Vice President -- Land

DESCRIPTION OF THE ENCORE INCENTIVE STOCK PLAN

     Encore's existing stockholders and Board of Directors will approve the adoption of the Encore Acquisition Company 2000 Incentive Stock Plan.

     The purpose of the plan will be to promote the acquisition, by directors and employees of Encore and its subsidiaries, of a proprietary interest in Encore through ownership of our common stock. This ownership is intended to encourage employees to remain with us and to attract other qualified persons to become employees and directors. The plan provides for the awarding of restricted stock and the granting of options to purchase shares of common stock to directors, officers and other eligible employees of Encore. All directors and employees will be eligible to participate in the plan. Encore has three non-employee directors and 82 employees.

     The plan will be administered by the compensation committee of the Board of Directors. The compensation committee will interpret and administer the plan and will determine the participants to be granted options or awarded restricted stock, the options or awards granted to the participants, the exercise price of options, vesting provisions and other terms of each option and award.

     The plan provides for the granting of options and awarding restricted stock to directors and employees. No more than six percent (6%) of the outstanding shares of common stock may be issued under the plan, and no person may be issued incentive stock options covering shares with a fair market value at the date of grant, in excess of $100,000 exercisable in any calendar year. For purposes of determining the number of shares available for issuance under the plan, only net shares issued are counted as issued. Net shares would exclude shares delivered or withheld for payment of exercising an option or for payment of tax withholding and would exclude shares remaining subject to options which expire or are terminated and restricted shares that are forfeited. Options may be either incentive stock options authorized under Section 422 of the Internal Revenue Code or non-qualified options which do not qualify as incentive stock options.

  OPTIONS

     The term of each option will be fixed by the compensation committee, but may not be longer than ten years from the date of grant. The exercise price of each option will be determined by the compensation committee, but may not be less than the fair market value of the common stock on the date of grant in the case of incentive stock options or 85% of fair market value in the case of non-qualified options. Each option will be exercisable at the times and subject to any conditions established by the compensation committee, and, upon a change of control of Encore, as defined in the plan, unless otherwise determined by the compensation committee all options will vest and become exercisable and all transfer restrictions and vesting requirements on award shares will lapse. In such event, all awards will be cashed out. The exercise price will be paid in cash or, if permitted by the compensation committee, in common stock previously owned by the option holder. The compensation committee may provide the option holder with the right to satisfy any minimum withholding tax obligation by delivery of previously owned shares or withholding shares otherwise issuable upon exercise of the option. In the event of a stock dividend or stock split, the number of shares subject to outstanding options will be proportionately increased and the exercise price proportionately decreased, unless the compensation committee determines otherwise. The number of shares available under the plan and maximum number of shares issuable to one person will also be proportionately increased, unless the compensation committee determines otherwise. In the event of a combination of shares, recapitalization, reclassification, merger or other similar capital or corporate structure change, the compensation committee may adjust the terms of outstanding options, the number of shares available under the plan, the maximum number of shares issuable to one person and other provisions of the plan.

  RESTRICTED STOCK

     A restricted stock award is an award of common stock that is subject to such restrictions on transferability and other restrictions, if any, as the compensation committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combinations at such time, under such circumstances, including without limitation a specified period of employment or the satisfaction of pre-established performance goals, when granted to executive officers, in such installments, or otherwise, as the compensation committee may determine. The compensation committee may grant restricted stock to such persons, in such amounts, and subject to such terms and conditions as the compensation committee may determine in its discretion. Shares of restricted stock granted to executive officers may only vest upon the attainment of performance goals pre-established by the compensation committee based on one or more of the following criteria: return on equity; pre-tax or after tax income; reserve levels; revenues; return on assets; increases in EBITDA; share price; increase in equity; debt reduction; or such other criteria as Encore's stockholders may approve. Restricted stock may not be sold, assigned, transferred, pledged, or otherwise encumbered during the restricted period.

     AMENDMENT; TERMINATION. The Board of Directors may suspend, revise, terminate or amend the plan at any time; provided, however, that no such amendment will be made without stockholder approval if such approval is required under applicable law, or if such amendment would either decrease the grant or exercise price of any stock option to less than the minimum price set forth in the plan on the date of grant or increase the total number of shares of common stock that may be distributed under the plan. The plan will terminate 10 years after adoption by stockholders.

  NEW PLAN BENEFITS

     Encore proposes to grant, immediately following the public offering, incentive stock options covering an aggregate of 602,000 shares of common stock at an exercise price equal to the public offering price, to an aggregate of 82 of its employees, including 51,000 shares to Mr. I. Jon Brumley, 51,000 shares to Mr. Jon S. Brumley, 51,000 shares to Mr. Kyle M. Schultz, 51,000 shares to Mr. Gene R. Carlson, 60,000 shares to Mr. Morris B. Smith, 341,500 shares to Encore's executive officers as a group, 250,500 shares to employees who are not executive officers and 10,000 shares to non-employee directors.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to awards under the plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences

     NON-QUALIFIED STOCK OPTIONS. An optionee will not recognize any taxable income upon the grant of a non-qualified stock option. Encore will not be entitled to a tax deduction with respect to the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the excess of the fair market value of the common stock on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. Encore will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the common stock received pursuant to the exercise of a non-qualified stock option will equal the sum of the compensation income recognized and the exercise price. In the event of a sale of common stock received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss.

     INCENTIVE STOCK OPTIONS. An optionee will not recognize any taxable income at the time of grant or timely exercise of an incentive stock option, and Encore will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an Incentive stock option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to Encore, if the incentive stock option is not exercised on a timely basis (generally, while the optionee is employed by Encore or within 90 days after termination of employment) or if the optionee subsequently engages in a "disqualifying disposition," as described below. A sale or exchange by an optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the incentive stock option will result in the difference between the net sale proceeds and the exercise price, if any, being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the incentive stock option or within one year from the date of transfer of the Incentive stock option shares to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the Incentive stock option and (ii) the amount realized on such disqualifying disposition of the shares over (b) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and Encore will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by Encore.

     RESTRICTED STOCK. A grantee will not recognize any income upon the receipt of restricted stock unless the holder elects under Section 83(b) of the Code, within 30 days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to Encore. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock are subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, Encore generally will be entitled to a deduction in the same amount. Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares.

                              CERTAIN TRANSACTIONS

     Following is a discussion of transactions between us and our officers, directors and stockholders owning more than 5% of the outstanding shares of common stock.

REGISTRATION RIGHTS


     Encore, Warburg Pincus Equity Partners, J.P. Morgan Partners (SBIC), Natural Gas Partners V, First Union Capital Partners and our other stockholders, together holding 100% of our common stock prior to this offering, are parties to a registration rights agreement. This registration rights agreement is described under "Description of Capital Stock -- Registration Rights".


INVESTMENTS IN ENCORE

     Since our inception, our executive officers, directors and 5% stockholders have invested cash in Encore in exchange for shares of our Class A and Class B common stock. The following table summarizes the shares of our Class A and Class B common stock acquired from us by our executive officers, directors and 5% stockholders since our inception. The shares were purchased pursuant to subscription agreements and a stock purchase agreement that require each stockholder to contribute additional capital for his or its shares upon call by Encore. Those agreements and the commitments to contribute additional capital are terminable by the holders of 75% of our Class B Stock held by investor stockholders and will be terminated in the recapitalization effected prior to this offering. Accordingly, no further capital contributions will be made by such persons. Termination of the capital call obligations will not reduce the number of shares purchased by our existing stockholders and will have the effect of fixing the cost per share based on the amount paid in to date. See "Dilution".


                                                              CLASS A   CLASS B
EXECUTIVE OFFICERS, DIRECTORS AND                             COMMON    COMMON
5% STOCKHOLDERS                                                STOCK     STOCK
---------------------------------                             -------   -------
Warburg, Pincus Equity Partners L.P.(1).....................      --    140,000
J.P. Morgan Partners (SBIC), LLC(2).........................      --    100,000
Natural Gas Partners V, L.P.(3).............................      --     30,000
First Union Capital Partners, Inc.(4).......................      --     20,000
I. Jon Brumley(5)...........................................  39,944      3,536
Jon S. Brumley(6)...........................................   9,249        374
Kyle M. Schultz(7)..........................................   6,144        248
Gene R. Carlson(8)..........................................   3,137        123
Morris B. Smith(9)..........................................   1,324         50


---------------

(1) Warburg, Pincus Equity Partners paid us $57.5 million of its $140 million commitment for the shares listed above. One of our directors, Mr. Newman, is affiliated with Warburg Pincus Equity Partners. You can read more about Mr. Newman's affiliation with Warburg, Pincus Equity Partners under the heading "Security Ownership of Management and Certain Beneficial Owners". We estimate that Warburg Pincus Equity Partners' Class B shares will be converted into 9,601,600 shares of common stock in the recapitalization to be effected before we complete our initial public offering.


(2) J.P. Morgan Partners (SBIC) paid us $41.1 million of its $100 million commitment for the shares listed above. One of our directors, Mr. Chavkin, is affiliated with J.P. Morgan Partners (SBIC). You can read more about Mr. Chavkin's affiliation with J.P. Morgan Partners (SBIC) under the heading "Security Ownership of Management and Certain Beneficial Owners". We estimate that J.P. Morgan Partners (SBIC)'s Class B shares will be converted into 6,858,206 shares of common stock in the recapitalization to be effected before we complete our initial public offering.


(3) Natural Gas Partners V paid us $12.3 million of its $30 million commitment for the shares listed above. One of our directors, Mr. Hersh, is affiliated with Natural Gas Partners V. You can read more about Mr. Hersh's affiliation with Natural Gas Partners V under the heading "Security Ownership of Management and Certain Beneficial Owners". We estimate that Natural Gas Partners' Class B shares will be converted into 2,057,416 shares of common stock in the recapitalization to be effected before we complete our initial public offering.

(4) First Union Capital Partners paid us $8.2 million of its $20 million commitment for the shares listed above. We estimate that First Union Capital Partners' Class B shares will be converted into 1,371,657 shares of common stock in the recapitalization to be effected before we complete our initial public offering.

(5) Mr. I.J. Brumley paid us $2.1 million of his $5.2 million commitment for the shares listed above, which we estimate will be converted into 1,680,894 shares of common stock in the recapitalization.

(6) Mr. J.S. Brumley paid us $307,000 of his $747,000 commitment for the shares listed above, which we estimate will be converted into 358,694 shares of common stock in the recapitalization.

(7) Mr. Schultz paid us $204,000 of his $496,000 commitment for the shares listed above, which we estimate will be converted into 238,260 shares of common stock in the recapitalization.

(8) Mr. Carlson paid us $103,000 of his $250,000 commitment for the shares listed above, which we estimate will be converted into 121,398 shares of common stock in the recapitalization.

(9) Mr. Smith paid us $43,000 of his $103,000 commitment for the shares listed above, which we estimate will be converted into 51,107 shares of common stock in the recapitalization.

INDEMNIFICATION AGREEMENTS

     We have entered into indemnification agreements with our officers and directors containing provisions requiring us, among other things to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses they incur as a result of any proceeding against them as to which they could be indemnified.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL HOLDERS


     The following presents information regarding beneficial ownership of our common stock as of December 31, 2000 as though the recapitalization were completed on that day by:


     - each person who we know owns beneficially more than 5% of our common stock;

     - each of our directors;

     - our chief executive officer and each of our four other most highly compensated executive officers; and

     - all our executive officers and directors as a group.

     Immediately prior to the closing of this offering, our Class A and Class B common stock will be converted into a single class of common stock. The number of shares into which each class will be converted will be determined to give effect to the Class B preferential return and the Class A subordinated interest based on our valuation in the public offering. See "Recapitalization". The table below estimates the number of shares that will be issued to our current stockholders in the Recapitalization based on a public offering price of $14.00 per share.

     Unless otherwise indicated, each person listed has sole voting and dispositive power over the shares indicated as owned by that person, and the address of each stockholder is the same as our address. Furthermore, under the regulations of the SEC, shares are deemed to be "beneficially owned" by a person if he directly or indirectly has or shares the power to vote or dispose of these shares, whether or not he has any pecuniary interest in these shares, or if he has the right to acquire the power to vote or dispose of shares within 60 days, including any right to acquire through the exercise of any option, warrant or right. The table does not reflect beneficial ownership of shares issuable upon exercise of stock options expected to be granted upon completion of this offering.

                                                                  BENEFICIAL OWNERSHIP
                                                            --------------------------------
                                                                               PERCENT
                                                                         -------------------
                                                                          BEFORE     AFTER
BENEFICIAL OWNER                                              SHARES     OFFERING   OFFERING
----------------                                              ------     --------   --------
Warburg, Pincus Equity Partners L.P.(1)...................   9,601,600    41.97%      31.97%
J.P. Morgan Partners (SBIC), LLC(2).......................   6,858,286    29.98       22.84
Natural Gas Partners V, L.P.(3)...........................   2,057,486     8.99        6.85
First Union Capital Partners, Inc.(4).....................   1,371,657     6.00        4.57
I. Jon Brumley(5).........................................   1,680,894     7.35        5.60
Jon S. Brumley............................................     358,694     1.57        1.19
Kyle M. Schultz...........................................     238,260     1.04        *
Gene R. Carlson...........................................     121,398     *           *
Morris B. Smith...........................................      51,107     *           *
Howard H. Newman(1).......................................   9,601,600    41.97       31.97
Arnold L. Chavkin(2)......................................   6,858,286    29.98       22.84
Kenneth A. Hersh(3).......................................   2,057,486     8.99        6.85
All executive officers and directors as a group...........  22,339,382    97.64%      74.39%


---------------

  *  Represents beneficial ownership of less than 1%.

(1) This holder's address is 466 Lexington Avenue, New York, New York 10017. These shares are shown in the table as being owned both by Warburg, Pincus Equity Partners L.P. and Mr. Howard H. Newman. The sole general partner of Warburg, Pincus Equity Partners is Warburg, Pincus & Co. E. M. Warburg, Pincus & Co., LLC, a New York limited liability company, manages Warburg, Pincus Equity Partners. Lionel I. Pincus is the managing member of E. M. Warburg, Pincus & Co., LLC and the managing partner of Warburg, Pincus & Co. and may be deemed to control both entities. Mr. Newman is a Managing Director and a member of E. M. Warburg, Pincus & Co., LLC. and a general partner of Warburg, Pincus & Co. As such, Mr. Newman may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by Warburg, Pincus Equity Partners. Mr. Newman disclaims beneficial ownership of the shares owned by Warburg, Pincus Equity Partners.


(2) This holder's address is 1221 Avenue of the Americas, New York, New York 10020-1080. These shares are shown in the table as being owned both by J.P. Morgan Partners (SBIC), LLC and Mr. Arnold L. Chavkin. Mr. Chavkin is a managing director of J.P. Morgan Partners (SBIC), LLC and as such may be deemed to have shared voting and dispositive power with respect to the shares owned by J.P. Morgan Partners (SBIC), LLC. Mr. Chavkin is also a limited partner of JPMP Master Fund Manager, L.P. (formerly known as Chase Capital Partners), which is the general partner of the sole member of J.P. Morgan Partners (SBIC), LLC. Mr. Chavkin disclaims beneficial ownership of shares owned by J.P. Morgan Partners (SBIC), LLC to the extent they exceed his pecuniary interest in JPMP Master Fund Manager, L.P.


(3) This holder's address is 125 E. John Carpenter Freeway, Irving, Texas 75062. These shares are shown in the table as being owned both by Natural Gas Partners V, L.P. and Mr. Kenneth A. Hersh. As manager of Natural Gas Partners V, L.P., Mr. Hersh may be deemed to have shared voting and dispositive power with respect to the shares owned by that entity. Mr. Hersh disclaims beneficial ownership of all shares owned by Natural Gas Partners V, L.P.


(4) The address of this holder is 301 S. College Street, 5th Floor, Charlotte, North Carolina 28288-0732. First Union Capital Partners, Inc. is an indirect wholly-owned subsidiary of First Union Corporation, a publicly held corporation whose shares are traded on the New York Stock Exchange. No representative of First Union currently serves on Encore's Board of Directors.


(5) The shares are owned by two limited partnership, the sole general partner of each of which is a corporation of which Mr. Brumley is the sole officer and director and the principal shareholder. Accordingly, Mr. Brumley has sole voting and dispositive power with respect to such shares.

                            DESCRIPTION OF CAPITAL STOCK


     Immediately prior to this offering, the capitalization of Encore will be substantially modified. We are currently authorized to issue 375,000 shares of common stock, par value $0.01 per share consisting of 75,000 shares of Class A common stock and 300,000 shares of Class B common stock and 1,000 shares of preferred stock. As of December 31, 2000, 73,725 shares of Class A common stock and 294,901 shares of Class B common stock, par value $0.01, were outstanding. Class A and Class B holders of common stock vote together as a single class on all matters voted on by our stockholders, and each stockholder is entitled to one vote (or a fraction thereof) for each share (or fraction thereof) of Class A or Class B common stock owned by the stockholder. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A and Class B shares are entitled to receive ratable dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for the payment of dividends once the Class B stockholders receive as distributions an amount equal to each Class B stockholder's total investment in Encore plus a return on investment of 7% per annum. In the event of any voluntary or involuntary liquidation, after payment or provision for payment of the debts and other liabilities of Encore, the holders of Class A and Class B shares are entitled to share in the remaining net assets of Encore in the same manner as dividends are distributed. All outstanding shares of common stock are fully paid and nonassessable.



     On the closing of this offering, our authorized capital stock will consist of 60,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value.


COMMON STOCK

     Immediately prior to this offering, there will be 22,880,000 shares of common stock outstanding and held of record by 32 stockholders. There will be 30,030,000 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option) after giving effect to the sale of the shares of common stock to the public in this offering. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for the payment of dividends. In the event of the liquidation, dissolution, or winding up of Encore, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     On the closing of this offering, 5,000,000 shares of preferred stock will be authorized and no shares will be outstanding. The Board of Directors, without further vote or action by the stockholders, has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Encore without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We currently have no plans to issue any of the preferred stock.

ANTI-TAKEOVER PROVISIONS OF OUR BYLAWS

     Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors. In general, notice of intent to nominate a director must be delivered to our principal executive offices as follows:

          - With respect to elections to be held at the annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, and must contain specified information concerning the person to be nominated.

          - With respect to an election to be held at a special meeting of stockholders for the election of directors, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding special meeting of stockholders or within ten days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at the special meeting.

     These procedures may operate to limit the ability of stockholders to nominate candidates for election as directors.

DELAWARE TAKEOVER STATUTE

     We have opted out of Section 203 of the Delaware General Corporation Law ("DGCL"). Because approximately 71.83 % of our common stock outstanding after the offering will be owned by five persons, our Board of Directors and stockholders have determined that we do not need the benefit of Section 203. DGCL Section 203 regulates corporate acquisitions and prevents certain Delaware corporations, including those whose securities are listed on the New York Stock Exchange from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of DGCL Section 203, a "business combination" includes, among other things, a merger or consolidation involving Encore and the interested stockholder and the sale of 10% or more of our assets. In general, DGCL Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

DELAWARE CORPORATE OPPORTUNITY PROVISION

     As permitted by Section 122(17) of the DGCL, Encore's Certificate of Incorporation contains a provision that permits any of our current investor stockholders and their affiliates to participate in transactions relating exclusively to the acquisition, development and exploitation of North American oil and natural gas reserves without making such opportunities available to Encore. Our investor stockholders believe this provision is necessary and appropriate because of their other significant investments in entities that conduct operations in the oil and natural gas industry.

REGISTRATION RIGHTS

     After this offering, the holders of approximately 22,339,382 shares of common stock will be entitled to rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such common stock in the registration. Additionally, such holders are also entitled to demand registration rights, pursuant to which they may require us on up to three occasions to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use all reasonable efforts to effect such registration. All of these registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within 180 days following an offering of our securities, including the offering made by this prospectus.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for our common stock is Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.).


                        SHARES AVAILABLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and a significant public market for our common stock may not develop or be sustained after this offering. Sales of substantial amounts of our common stock in the public market could cause the market price of our common stock to fall and could affect our ability to raise capital on terms favorable to us in the future.

     Upon completion of this offering, we will have outstanding 30,030,000 shares of common stock, assuming the underwriters' over-allotment option is not exercised. Of these shares, 7,150,000 shares, or 8,222,500 shares if the underwriters exercise their over-allotment option in full, of the common stock sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our affiliates as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock outstanding will be restricted securities under Rule 144 and may in the future be sold without registration under the Securities Act to the extent permitted by Rule 144 or any other applicable exemption under the Securities Act, subject to the restrictions on transfer contained in the lock-up agreements described below and in "Underwriting".

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - one percent of the number of shares of common stock then outstanding, which will equal approximately 300,300 shares immediately after this offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

     Sales under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     Rule 701 permits resales of shares in reliance on Rule 144 but without compliance with specified restrictions of Rule 144. Any employee, officer or director of or consultant to Encore who purchased his or her shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell those shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares.

STOCK OPTIONS

     Following the consummation of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our incentive stock plan. Based on the number of shares currently reserved for issuance under the plan, that registration statement would cover up to 1,802,000 shares issuable as restricted stock awards or on exercise of options. No options have been issued as of the date of this offering, but Encore expects to grant up to 602,000 options immediately following the offering at an exercise price equal to the public offering price. The registration statement on Form S-8 will automatically become effective upon filing. Accordingly, subject to the exercise of those options, shares registered under that registration statement will be available for sale in the open market immediately after the 180-day lock-up agreements expire.

LOCK-UP AGREEMENTS

     All of our officers, directors and substantially all of our stockholders have signed Lock-Up Agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Goldman, Sachs & Co. See "Underwriting".

                                  UNDERWRITING

     Encore and the underwriters named below (the "Underwriters") have entered into an underwriting agreement with respect to the shares being offered. Subject to customary conditions in the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse First Boston Corporation, Dain Rauscher Incorporated, and Petrie Parkman & Co., Inc. are the representatives of the Underwriters.

                        Underwriters                           Number of Shares
                        ------------                           ----------------
Goldman, Sachs & Co. .......................................
Credit Suisse First Boston Corporation......................
Dain Rauscher Incorporated..................................
Petrie Parkman & Co., Inc. .................................

                                                                  ---------
          Total.............................................      7,150,000
                                                                  =========

     Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     If the Underwriters sell more than the total number set forth in the table above, the Underwriters have an option to buy up to an additional 1,072,500 shares from Encore to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by Encore. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional shares.

                                 Paid by Encore
                                 --------------

                                                              No Exercise   Full Exercise
                                                              -----------   -------------
Per Share...................................................   $              $
Total.......................................................   $              $

     Shares sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the Underwriters to
certain other brokers or dealers at a discount of up to $           per share
from the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.


     The Company currently anticipates that it will undertake a directed share program pursuant to which we will direct the underwriters to reserve up to 357,500 shares of common stock for sale at the initial public offering price to directors, officers, employees and friends through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase any reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.


     A prospectus in electronic format will be made available on the web sites maintained by one or more of the joint book-running managers of this offering and may also be made available on web sites maintained by other underwriters. The Underwriters may agree to allocate a number of shares to Underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the joint book-running managers to Underwriters that may make Internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate, CSFBdirect Inc., an on-line broker/dealer as a selling group member.



     Encore, its officers, directors and principal stockholders have agreed with the Underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. in its sole discretion. Goldman, Sachs & Co. has no set criteria for the waiver of these restrictions and currently has no intention to waive these restrictions. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.


     Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among Encore and the representatives. The most important factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Encore's historical performance, estimates of the business potential and earnings prospects of Encore, an assessment of Encore's management and the consideration of the above factors in relation to market valuation of companies in related businesses.


     The New York Stock Exchange has approved the listing of the common stock under the symbol "EAC".


     In connection with the offering, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the Underwriters' option to purchase additional shares from Encore in the offering. The Underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the Underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The Underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the Underwriters in the open market prior to the completion of the offering.

     The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of Encore's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     The Underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     Encore estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,000,000.

     Encore has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Credit Suisse First Boston Corporation, one of the underwriters for this offering, is a subsidiary of Credit Suisse Group, which indirectly holds a 19.9% passive minority interest in Warburg, Pincus & Co., the general partner of Warburg, Pincus Ventures, one of our principal stockholders. Some of the Underwriters or their affiliates have from time to time provided investment banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received customary fees, and they may continue to do so in the future.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

     - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby have been passed upon for Encore by Kelly, Hart & Hallman, P.C., Fort Worth, Texas. Certain legal matters related to the common stock offered hereby will be passed upon for the Underwriters by Baker Botts L.L.P., Houston, Texas.

                                    EXPERTS

     The audited financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The estimated reserve evaluations and related calculations of Miller & Lents, Ltd., independent petroleum engineers, have been included in this prospectus in reliance upon authority of that firm as experts in petroleum engineering.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement we have filed with the SEC relating to our common stock. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and our common stock. You can read and copy the registration statement, exhibits and schedules at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

     Following this offering, we will be required to file current reports, quarterly reports, annual reports, proxy statements and other information with the SEC. You may read and copy those reports, proxy statements and other information at the SEC's Public Reference Room and regional offices or through its Internet site. We intend to furnish our stockholders with annual reports that will include a description of our operations and audited consolidated financial statements certified by an independent public accounting firm.

                     GLOSSARY OF OIL AND NATURAL GAS TERMS

     The following are abbreviations and definitions of certain terms commonly used in the oil and natural gas industry and this prospectus:


     Acquisition and Development Costs. Capital costs incurred in the acquisition, development, exploitation and revisions of proved oil and natural gas reserves.


     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

     Bbl/D. One stock tank barrel of oil or other liquid hydrocarbons per day.

     Bcf. One billion cubic feet of natural gas at standard atmospheric conditions.

     BCFE. One billion cubic feet equivalent of natural gas, calculated by converting oil to equivalent Mcf at a ratio of six Mcf to one Bbl of oil.

     BOE. One barrel of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf to one Bbl of oil.

     BOE/D. One barrel of oil equivalent per day, calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf to one Bbl of oil.

     Cf. A cubic foot of natural gas measured at standard conditions, which are 60 degreesF and 14.7 psi atmospheric pressure.

     CO(2). Carbon dioxide.

     Completion. The installation of permanent equipment for the production of oil or natural gas.

     Delay Rentals. Fees paid to the owner of the oil and natural gas lease prior to the commencement of production.

     Developed Acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     Development Well. A well drilled within or in close proximity to an area of known production targeting existing reservoirs.

     Direct lifting costs. All direct costs of producing oil and natural gas after completion of drilling and before removal of production from the property. Such costs include labor, superintendence, supplies, repairs, maintenance and direct overhead charges.

     Exploratory Well. A well drilled to find and produce oil or natural gas in an unproved area or to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir.


     Gross Acres or Gross Wells. The total acres or wells, as the case may be, in which we have a working interest.


     Horizontal Drilling. A drilling operation in which a portion of the well is drilled horizontally within a productive or potentially productive formation. This operation usually yields a well which has the ability to produce higher volumes than a vertical well drilled in the same formation.

     Infill Drilling. A drilling operation in which one or more development wells is drilled within the proven boundaries of a field between two or more other wells.

     Injector Well or Injector. A well which is used to place liquids or natural gases into the producing zone during secondary/tertiary recovery operations to assist in maintaining reservoir pressure and enhancing recoveries from the field.

     MBbl. One thousand barrels of oil or other liquid hydrocarbons.

     MBOE. One thousand barrels of oil equivalent, calculated by converting gas to oil equivalent barrels at a ratio of six Mcf to one Bbl of oil.

     Mcf. One thousand cubic feet of natural gas.

     MMBbl. One million barrels of oil or other liquid hydrocarbons.

     MMBtu. One million British thermal units. One British thermal unit is the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit.

     MMcf. One million cubic feet of natural gas.

     MMcf/D. One million cubic feet of natural gas per day.

     Net Acres or Net Wells. Gross acres or wells multiplied, as the case may be, by the percentage working interest owned by us.

     Net Production. Production that is owned by Encore less royalties and production due others.

     NYMEX. New York Mercantile Exchange.

     Oil. Crude oil or condensate.

     Operating Income. Gross oil and natural gas revenue less applicable production taxes and lease operating expense.

     Operator. The individual or company responsible for the exploration, exploitation and production of an oil or natural gas well or lease.


     Present Value of Future Net Revenues or Present Value or PV-10. The pretax present value of estimated future revenues to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.


     Proved Developed Reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved Reserves. The estimated quantities of oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty are recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved Undeveloped Reserves. Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     Reserve-To-Production Index or R/P Index. An estimate expressed in years, of the total estimated proved reserves attributable to a producing property divided by production from the property for the 12 months preceding the date as of which the proved reserves were estimated.

     Royalty. An interest in an oil and natural gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

     Standardized Measure. Future cash inflows from proved oil and natural gas reserves, less future development and production costs and future income tax expenses, discounted at 10% per annum to reflect the timing of future cash flows. Standardized measure differs from PV-10 because standardized measure includes the effect of future income taxes.

     Tertiary Recovery. An enhanced recovery operation that normally occurs after waterflooding in which chemicals or natural gasses are used as the injectant.

     Unit. A specifically defined area within which acreage is treated as a single consolidated unit for operations and for allocations of costs and benefits without regard to ownership of the acreage. Units are established for the purpose of recovering oil and natural gas from specified zones or formations.


     Waterflood. A secondary recovery operation in which water is injected into the producing formation in order to maintain reservoir pressure and force oil toward and into the producing wells.

     Working Interest. An interest in an oil and natural gas lease that gives the owner of the interest the right to drill for and produce oil and natural gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Encore Acquisition Company
  Report of Independent Public Accountants..................   F-1
  Consolidated Balance Sheets as of December 31, 1999 and
     2000...................................................   F-2
  Consolidated Statements of Operations for the period from
     inception (April 22, 1998) to December 31, 1998 and the
     Years ended December 31, 1999 and 2000.................   F-3
  Consolidated Statements of Stockholders' Equity for the
     period from inception (April 22, 1998) to December 31,
     1998 and the Years ended December 31, 1999 and 2000....   F-4
  Consolidated Statements of Cash Flows for the period from
     inception (April 22, 1998) to December 31, 1998 and the
     Years ended December 31, 1999 and 2000.................   F-5
  Notes to Consolidated Financial Statements................   F-6
Cedar Creek Acquisition
  Report of Independent Public Accountants..................  F-21
  Statements of Revenues and Direct Operating Expenses for
     the years ended December 31, 1996, 1997 and 1998 and
     the five months ended May 31, 1998 and 1999............  F-22
  Notes to Statements of Revenues and Direct Operating
     Expenses...............................................  F-23
Crockett County Acquisition
  Report of Independent Public Accountants..................  F-26
  Statements of Revenues and Direct Operating Expenses for
     the years ended December 31, 1998 and 1999 and the
     quarters ended March 31, 1999 and 2000.................  F-27
  Notes to Statements of Revenues and Direct Operating
     Expenses...............................................  F-28
Lodgepole Acquisition
  Report of Independent Public Accountants..................  F-31
  Statements of Revenues and Direct Operating Expenses for
     the years ended December 31, 1998 and 1999 and the
     quarters ended March 31, 1999 and 2000.................  F-32
  Notes to Statements of Revenues and Direct Operating
     Expenses...............................................  F-33
Indian Basin/Verden Acquisition
  Report of Independent Public Accountants..................  F-36
  Statements of Revenues and Direct Operating Expenses for
     the year ended December 31, 1999 and periods ended June
     30, 1999 and 2000......................................  F-37
  Notes to Statements of Revenues and Direct Operating
     Expenses...............................................  F-38

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Encore Acquisition Company:


     We have audited the accompanying consolidated balance sheets of Encore Acquisition Company (a Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2000 and 1999, and for the period from inception (April 22, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Encore Acquisition Company and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999, and for the period from inception (April 22, 1998) to December 31, 1998, in conformity with accounting principles generally accepted in the United States.


                                            ARTHUR ANDERSEN LLP

Dallas, Texas

February 16, 2001

                           ENCORE ACQUISITION COMPANY

                          CONSOLIDATED BALANCE SHEETS


                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        2000
                                                                ----        ----
                                                                 (IN THOUSANDS)
                                      ASSETS

Current Assets:
  Cash and cash equivalents.................................  $   6,497   $     876
  Accounts receivable.......................................      9,895      21,210
  Inventory and other.......................................      1,374       4,171
                                                              ---------   ---------
         Total Current Assets...............................     17,766      26,257
                                                              ---------   ---------
Properties and Equipment, at cost -- successful efforts
  method:
  Producing properties......................................    200,686     333,892
  Undeveloped properties....................................         --         624
  Accumulated depletion, depreciation and amortization......     (5,101)    (26,868)
                                                              ---------   ---------
                                                                195,585     307,648
                                                              ---------   ---------
  Other property and equipment..............................      1,304       1,910
  Accumulated depletion, depreciation and amortization......       (224)       (621)
                                                              ---------   ---------
                                                                  1,080       1,289
                                                              ---------   ---------
Other Assets:
  Commodity contract premiums...............................        168       4,723
  Other.....................................................        972       3,839
                                                              ---------   ---------
         Total Other Assets.................................      1,140       8,562
                                                              ---------   ---------
         Total Assets.......................................  $ 215,571   $ 343,756
                                                              =========   =========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................  $   5,979   $   8,840
  Accrued liabilities.......................................      6,661      16,254
  Current portion of note payable...........................         --      16,438
                                                              ---------   ---------
         Total Current Liabilities..........................     12,640      41,532
                                                              ---------   ---------
Long-term debt..............................................     99,250     144,500
Note payable................................................         --       1,107
Deferred income taxes.......................................      1,259       8,806
                                                              ---------   ---------
         Total Liabilities..................................    113,149     195,945
                                                              ---------   ---------
Commitments and Contingencies...............................         --          --
Stockholders' Equity:
  Preferred stock, $.01 par value, 1,000 shares authorized,
    none issued and outstanding.............................         --          --
  Class A common stock, $.01 par value, 75,000 shares
    authorized 72,522 and 73,725 issued and outstanding.....          1           1
  Class B common stock, $.01 par value, 300,000 shares
    authorized 294,852 and 294,901 issued and outstanding...          3           3
  Additional paid-in capital................................    297,142     323,154
  Common stock subscription receivable......................   (196,719)   (175,186)
  Notes receivable -- officers and employees................         --         (21)
  Retained earnings (deficit)...............................      1,995        (140)
                                                              ---------   ---------
         Total Stockholders' Equity.........................    102,422     147,811
                                                              ---------   ---------
         Total Liabilities and Stockholders' Equity.........  $ 215,571   $ 343,756
                                                              =========   =========


  The accompanying notes are an integral part of these consolidated financial statements.

                           ENCORE ACQUISITION COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                        INCEPTION           YEAR ENDED
                                                     (APRIL 22, 1998)      DECEMBER 31,
                                                     TO DECEMBER 31,    -------------------
                                                           1998           1999       2000
                                                     ----------------     ----       ----
                                                              (IN THOUSANDS EXCEPT
                                                                PER SHARE DATA)
Revenues:
  Oil..............................................      $     --       $ 30,454   $ 92,441
  Natural gas......................................            --            810     16,509
                                                         --------       --------   --------
Total revenues.....................................            --         31,264    108,950
Expenses:
  Production --
     Direct lifting costs..........................            --          8,408     18,669
     Production, ad valorem and severance taxes....            --          5,427     15,159
  General and administrative (excluding non-cash
     stock based compensation).....................         1,066          4,047      4,345
  Non-cash stock based compensation................            --             --     26,012
  Depreciation, depletion and amortization.........            18          5,283     22,103
                                                         --------       --------   --------
Total expenses.....................................         1,084         23,165     86,288
                                                         --------       --------   --------
Operating income (loss)............................        (1,084)         8,099     22,662
                                                         --------       --------   --------
Other income (expenses):
  Interest.........................................            --         (4,037)   (10,490)
  Other............................................            74            202        512
                                                         --------       --------   --------
Total other income (expenses)......................            74         (3,835)    (9,978)
                                                         --------       --------   --------
Income (loss) before income taxes..................        (1,010)         4,264     12,684
Provision for income taxes.........................            --         (1,259)   (14,819)
                                                         --------       --------   --------
Net income (loss)..................................      $ (1,010)      $  3,005   $ (2,135)
                                                         ========       ========   ========
Income (loss) per common share:
  Basic and diluted................................      $  (5.18)      $   8.20   $  (5.81)
Weighted average common shares outstanding.........       195,036        366,631    367,461


  The accompanying notes are an integral part of these consolidated financial statements.

                           ENCORE ACQUISITION COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                               DECEMBER 31, 2000



                                                                                          NOTES
                              RETAINED    CLASS A   CLASS B                             RECEIVABLE
                              EARNINGS    COMMON    COMMON    PAID-IN    SUBSCRIPTION   OFFICERS/    TREASURY   STOCKHOLDERS'
                              (DEFICIT)    STOCK     STOCK    CAPITAL     RECEIVABLE    EMPLOYEES     STOCK        EQUITY
                              ---------   -------   -------   -------    ------------   ----------   --------   -------------
                                                                      (IN THOUSANDS)
STOCKHOLDERS' EQUITY AT
  INCEPTION (APRIL 22,
  1998).....................   $    --     $ --      $ --     $    --     $      --        $ --        $ --       $     --
Deficit accumulated during
  development stage.........    (1,010)      --        --          --            --          --          --         (1,010)
Issuance of 70,019 shares of
  A common stock and 294,751
  of B common stock.........        --        1         3       5,114            --          --          --          5,118
Offering costs..............        --       --        --        (413)           --          --          --           (413)
Common stock Subscription
  Receivable................        --       --        --     292,457      (292,457)         --          --             --
                               -------     ----      ----     --------    ---------        ----        ----       --------
BALANCE AT DECEMBER 31,
  1998......................    (1,010)       1         3     297,158      (292,457)         --          --          3,695
                               -------     ----      ----     --------    ---------        ----        ----       --------
Net income..................     3,005       --        --          --            --          --          --          3,005
Offering costs..............        --       --        --         (16)           --          --          --            (16)
Issuance of 2,503 shares of
  A common stock and 101 of
  B common stock and capital
  calls.....................        --       --        --          --        95,738          --          --         95,738
                               -------     ----      ----     --------    ---------        ----        ----       --------
BALANCE AT DECEMBER 31,
  1999......................     1,995        1         3     297,142      (196,719)         --          --        102,422
Net income (loss)...........    (2,135)      --        --          --            --          --          --         (2,135)
Non-cash stock based
  compensation..............        --       --        --      26,012            --          --          --         26,012
Issuance of 1,203 shares of
  A common stock and 49
  shares of B common stock
  and capital call..........        --       --        --          --        21,533          --          --         21,533
Purchase of 3,177 shares of
  A common stock and 102
  shares of B common stock..        --       --        --          --            --          --         (95)           (95)
Issuance of 3,177 shares of
  A common stock held in
  treasury and 102 shares of
  B common shares held in
  treasury..................        --       --        --          --            --          --          95             95
Notes receivable -- officers
  and employees.............        --       --        --          --            --         (21)         --            (21)
                               -------     ----      ----     --------    ---------        ----        ----       --------
BALANCE AT DECEMBER 31,
  2000......................   $  (140)    $  1      $  3     $323,154    $(175,186)       $(21)       $ --       $147,811
                               =======     ====      ====     ========    =========        ====        ====       ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           ENCORE ACQUISITION COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                          INCEPTION
                                                       (APRIL 22, 1998)        YEAR ENDED
                                                              TO              DECEMBER 31,
                                                         DECEMBER 31,     --------------------
                                                             1998           1999        2000
                                                       ----------------     ----        ----
                                                                   (IN THOUSANDS)
Operating Activities
Net income (loss)....................................      $(1,010)       $   3,005   $ (2,135)
Adjustments to reconcile net income (loss) to net
  cash provided (used) by operating activities:
  Depreciation, depletion and amortization...........           18            5,283     22,103
  Deferred taxes.....................................           --            1,259      7,547
  Non-cash stock based compensation..................           --               --     26,012
  Other non-cash charges.............................           --               97         88
Changes in operating assets and liabilities:
  Accounts receivable................................           (1)          (9,894)   (11,315)
  Other current assets...............................           (7)          (1,367)    (2,797)
  Other assets.......................................           (5)          (1,208)    (7,449)
  Accounts payable and accrued liabilities...........           56           12,584     12,454
                                                           -------        ---------   --------
Cash Provided (Used) by Operating
  Activities.........................................         (949)           9,759     44,508
Investing Activities
  Purchases of other property and equipment..........         (289)          (1,015)      (606)
  Acquisition of oil and gas properties..............           --         (193,803)   (70,151)
  Development of oil and gas properties..............           --           (6,883)   (28,479)
                                                           -------        ---------   --------
Cash Used by Investing Activities....................         (289)        (201,701)   (99,236)
Financing Activities
  Proceeds from capital calls........................        5,118           95,738     21,510
  Proceeds from notes receivable -- officers and
     employees.......................................           --               --          2
  Offering costs paid................................         (413)             (16)        --
  Repurchase of common stock.........................           --               --        (95)
  Issuance of treasury stock.........................           --               --         95
  Proceeds from long-term debt.......................          125          100,250    118,000
  Payments on long-term debt.........................         (125)          (1,000)   (72,750)
  Payments on note payable...........................           --               --    (17,655)
                                                           -------        ---------   --------
Cash Provided by Financing Activities................        4,705          194,972     49,107
Increase (Decrease) in Cash and Cash Equivalents.....        3,467            3,030     (5,621)
Cash and Cash Equivalents, Beginning of Period.......           --            3,467      6,497
                                                           -------        ---------   --------
Cash and Cash Equivalents, End of Period.............      $ 3,467        $   6,497   $    876
                                                           =======        =========   ========
Supplemental disclosure of non-cash investing and
  financing activities:
  Note payable issued for purchase of oil and gas
     properties......................................      $    --        $      --   $ 35,200
  Notes received from officers and employees in
     connection with capital calls...................      $    --        $      --   $     23


  The accompanying notes are an integral part of these consolidated financial statements.

                           ENCORE ACQUISITION COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

1. FORMATION OF THE COMPANY AND BASIS OF PRESENTATION


     Encore Acquisition Company ("Encore"), a Delaware Corporation, is an independent (non-integrated) oil and natural gas company in the United States. We were organized in April 1998 and are engaged in the acquisition, development, exploitation and production of North American oil and natural gas reserves. Our oil and natural gas reserves are concentrated in fields located in the Williston Basin of Montana and North Dakota, the Permian Basin of Texas and New Mexico, the Anadarko Basin of Oklahoma and the Powder River Basin of Montana.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     Our consolidated financial statements include the accounts of all subsidiaries in which we hold a controlling interest. All material intercompany balances and transactions are eliminated.

  OIL AND NATURAL GAS PROPERTIES

     We utilize the successful efforts method of accounting for our oil and natural gas properties. Under this method, all development costs and acquisition costs of proved properties are capitalized and amortized on a unit-of-production basis over the remaining life of proved developed reserves or proved reserves, as applicable. Exploration expenses, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Costs of drilling exploratory wells are initially capitalized, but charged to expense if and when the well is determined to be unsuccessful. Natural gas volumes are converted to equivalent barrels at the rate of six Mcf to one barrel.


     Encore has adopted Statement of Financial Accounting Standards, No. 121 ("SFAS 121"), "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of." Under SFAS 121 we are required to assess the need for an impairment of capitalized costs of oil and natural gas properties and other assets. If impairment is indicated based on undiscounted expected future net cash flows, then it is recognized to the extent that net capitalized costs exceed discounted expected future net cash flows. During 2000, 1999 and 1998, we did not provide for any such impairments.


     The costs of retired, sold or abandoned properties that constitute a part of an amortization base are charged or credited, net of proceeds, to the accumulated depreciation, depletion and amortization reserve. Gains or losses from the disposal of other properties are recognized in the current period. Expenditures for maintenance, repairs and minor renewals necessary to maintain properties in operating condition are expensed as incurred. Major replacements and renewals are capitalized.

  INVENTORIES

     Inventories are comprised principally of materials and supplies, and are stated at the lower of cost (determined on an average basis) or market.

  INCOME TAXES

     Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Valuation allowances are established when necessary to reduce

                           ENCORE ACQUISITION COMPANY
deferred tax assets to amounts expected to be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     State franchise taxes are also calculated on a stand-alone basis.

  REVENUE RECOGNITION


     Revenues are recognized from jointly owned properties as oil and natural gas is produced and sold, net of royalties. Revenues from natural gas production are recorded using the sales method, net of royalties. Under this method, revenue is recognized based on the cash received rather than the proportionate share of natural gas produced. Natural gas imbalances at December 31, 2000 were $556,000, or 556,000 MMBTU, and zero at December 31, 1999. Revenues are stated net of any net profits interests held by others.


  HEDGING AND RELATED ACTIVITIES


     We use various financial instruments for non-trading purposes in the normal course of our business to manage and reduce price volatility and other market risks associated with our crude oil production. This activity is referred to as hedging. These arrangements are structured to reduce our exposure to commodity price decreases, but they can also limit the benefit we might otherwise receive from commodity price increases. Our risk management activity is generally accomplished through over-the-counter forward contracts. These agreements are accounted for as hedges using the deferral method of accounting. Gains and losses resulting from these transactions are deferred and included in other assets or accrued liabilities, as appropriate, until the physical production required by the contracts is delivered. At the time of delivery, the resulting gains and losses are recognized as an adjustment to oil and natural gas revenues.


     The cash flows related to any recognized gains or losses associated with these hedges are reported as cash flows from operations. If the hedge is terminated prior to maturity, gains or losses are deferred and included in income in the same period as the physical production required by the contracts is delivered.

     We also use derivative instruments in the form of interest rate swaps. These swaps primarily serve to hedge against interest rate exposure. These agreements are accounted for as hedges using the accrual method of accounting. The differences to be paid or received on swaps designated as hedges are included in interest expense during the period to which the payment or receipt relates. The related amounts payable to, or receivable from, the counterparties are included in other assets or accrued liabilities. The cash flows related to recognized gains or losses associated with these hedges are reported as cash flows from operations.


     The conditions to be met for a derivative instrument to qualify as a hedge are the following: (1) the item to be hedged exposes us to price or interest rate risk; (2) the derivative reduces our risk exposure and is designated as a hedge at the time the derivative contract is entered into; and (3) at the inception of the hedge and throughout the hedge period there is a high correlation of changes in the market value of the derivative instrument and the fair value of the underlying item being hedged. (See Note 11.)


  USE OF ESTIMATES


     Preparing financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the

                           ENCORE ACQUISITION COMPANY
date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Estimates with regard to these financial statements include the estimate of proved oil and natural gas reserve volumes and the estimated future development, dismantlement and abandonment costs used in determining amortization provisions.

  COMPREHENSIVE INCOME


     During 1998, Encore adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income includes net income and other comprehensive income, which includes, but is not limited to, unrealized gains for marketable securities and future contracts, foreign currency translation adjustments and minimum pension liability adjustments. As of December 31, 1999 and 2000, SFAS 130 does not have any effect on Encore's financial condition or operations as we do not have any differences between net income and comprehensive income.


  OTHER

     All liquid investments with an original maturity of three months or less are considered to be cash equivalents.

3. OIL AND NATURAL GAS PROPERTIES


     The cost of oil and natural gas properties at December 31, 2000 includes $0.6 million of undeveloped leasehold costs. Such properties are held for development or resale. The following table sets forth costs incurred related to oil and natural gas properties:



                                                  1999       2000
                                                --------   --------
                                                  (IN THOUSANDS)
Proved Property Acquisition Costs............   $193,626   $105,351
Development Costs............................      7,060     28,479
                                                --------   --------
          Total..............................   $200,686   $133,830
                                                ========   ========


  ACQUISITION OF CEDAR CREEK ANTICLINE PROPERTIES


     During June 1999, we purchased from Shell Western E&P Inc. their interests in approximately 475 oil and natural gas properties (450 operated, 25 non-operated) in the Cedar Creek Anticline located in Southeastern Montana and Southwestern North Dakota for $172.0 million ($170.5 million of proved properties and $1.5 million of inventory and other equipment).



     The acquisition has been accounted for as a purchase. The operating results of the Shell Western properties have been included in our consolidated financial statements since the date of acquisition. During July and October 1999, we purchased additional working interests within the Cedar Creek Anticline properties from various working interest owners for $22.2 million. These acquisitions were also accounted for as a purchase and included in our consolidated financial statements since the date of acquisition.

                           ENCORE ACQUISITION COMPANY

  2000 ACQUISITIONS



     On February 23, 2000, Encore executed a purchase and sale agreement to acquire working interests in 278 wells located in Crockett County, Texas (approximately 130 wells operated, 148 non-operated) for $43 million. The transaction closed on March 30, 2000.



     On March 6, 2000, Encore executed a purchase and sale agreement to acquire working interests in 25 wells, (23 non-operated, 2 operated) located in Stark County, North Dakota for $35.2 million. The transaction closed on March 31, 2000.



     The Company executed a purchase and sale agreement to acquire working interests in 161 wells located in Oklahoma and New Mexico (approximately seven wells operated, 154 non-operated) for $25.4 million. The transaction closed on August 24, 2000 with an effective date of April 1, 2000.



     These acquisitions have been accounted for as purchases. The operating results of the acquired properties have been included in our consolidated financial statements since the date of acquisition.



     Pro forma information, as if the acquisitions were consummated on January 1, 1999, is as follows (in thousands):


  Summary Pro Forma Data


                                                                   FOR THE
                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       2000
                                                               ----       ----
Revenue.....................................................  $86,379   $129,537
Net income..................................................    8,421      3,047
Earnings per share..........................................  $ 22.97   $   8.29



4. COMMITMENTS AND CONTINGENCIES



 LEASES



     We lease office space and equipment. The leases on most of the office space and equipment contain renewal provisions. The following table summarizes our estimated minimum future payments under operating leases that have remaining noncancelable lease terms in excess of one year as of December 31, 2000 (in thousands):



2001........................................................   $690
2002........................................................    885
2003........................................................    959
2004........................................................    951
2005........................................................    983
2006 and later years........................................    973



     Our operating lease rental expense was approximately $255,000, $262,000 and $45,000 in 2000, 1999 and 1998 respectively.

                           ENCORE ACQUISITION COMPANY

5. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES


     Accounts payable and accrued liabilities were as follows at December 31 (in thousands):



                                                               1999      2000
                                                               ----      ----
Accounts payable trade......................................  $ 4,885   $ 7,389
Hedge settlements payable...................................    1,094     1,451
Oil and natural gas revenue payable.........................    1,046     4,296
Property and production taxes...............................    3,342     4,490
Net proceeds payable........................................    1,264       466
Interest....................................................      606     1,769
Direct lifting costs........................................      267     1,220
Current income taxes payable................................       --     3,272
Other.......................................................      136       741
                                                              -------   -------
          Total.............................................  $12,640   $25,094
                                                              =======   =======


6. INDEBTEDNESS

     The following indebtedness was outstanding at December 31 (in thousands):


                                                               1999       2000
                                                               ----       ----
Credit Agreement............................................  $99,250   $144,500
Note payable................................................       --     17,545
                                                              -------   --------
          Total.............................................   99,250    162,045
          Less: Current portion of note payable.............       --     16,438
                                                              -------   --------
          Long-term debt, net of current portion............  $99,250   $145,607
                                                              =======   ========



     Encore's operating subsidiary currently maintains a credit agreement with a group of banks that matures in May 2004. All amounts outstanding under the credit agreement are payable upon maturity in May 2004. Encore has guaranteed the subsidiary's obligations under the credit agreement and has pledged the stock and other equity interests of its subsidiaries to secure the guaranty. Borrowings under the credit agreement totaled $144.5 million as of December 31, 2000. The borrowing base, as established in the credit agreement, was $180.0 million as of December 31, 2000. During 2000, the weighted average interest rate under the facility was 7.83 percent. The remaining borrowing base available under the credit agreement at December 31, 2000, was $35.5 million. Encore pays certain fees based on the unused portion of the borrowing base.



     The borrowing base is to be redetermined each June 1. The Company and the bank syndicate each have the ability to request one additional borrowing base redetermination per year. If amounts outstanding ever exceed the borrowing base, the Company must reduce the amounts outstanding to the redetermined borrowing base within six months.



     The credit agreement contains a number of negative and financial covenants. Encore was in compliance with all of them as of December 31, 2000. The most important of these covenants are:



     - a prohibition against incurring debt in excess of $6,000,000, except for borrowings under the credit agreement and the seller financing note described below;



     - a prohibition against paying dividends or purchasing or redeeming capital stock;

                           ENCORE ACQUISITION COMPANY

     - a restriction on creating liens on Encore's assets;



     - restrictions on merging and selling assets outside the ordinary course of business;



     - restrictions on investments, transactions with affiliates, changing Encore's principal business and incurring funding obligations under ERISA;



     - a provision limiting oil and natural gas hedging transactions to a volume not exceeding 75% of anticipated production from proved reserves; and



     - a requirement that Encore maintain a ratio of consolidated current assets to consolidated current liabilities as defined in the agreement, of not less than 1.0 to 1.0.



     Encore issued a $35.2 million note payable to the seller in connection with the Lodgepole acquisition in North Dakota. The note requires monthly principal payments over the 22 month period ending January 31, 2002. The note bears monthly compounded interest at the rate of 4% per annum on the outstanding principal plus accrued interest and is payable at maturity in January 2002. Principal payments through December 31, 2000 totaled $17.7 million. Principal payments for the year ending December 31, 2001 will total $16.4 million. The remaining amount will total $1.1 million and will be paid in January 2002. The seller may demand payment at any time, within 45 days notice, of all remaining principal and interest outstanding less a demand premium. If the seller elects to demand payment, our credit agreement allows us additional borrowings to meet the demand payment.



     Consolidated cash payments for interest were $10.2 million, $3.4 million and $0.3 million, respectively for 2000, 1999 and 1998.



     Encore has entered into interest rate swap agreements to hedge the impact of interest rate changes on a portion of its floating rate debt. As of December 31, 2000, Encore had interest swaps as follows:



                                   HEDGE SUMMARY
-----------------------------------------------------------------------------------
                                                                     FAIR MARKET
   NOTIONAL                                             LIBOR         VALUE AT
 SWAP AMOUNT        START DATE          END DATE      SWAP RATE   DECEMBER 31, 2000
 -----------        ----------          --------      ---------   -----------------
(IN THOUSANDS)                                                     (IN THOUSANDS)
   $30,000       December 19, 2000   March 31, 2005     6.72%          $(1,010)



     As a result of our hedging transactions for interest we realized a pre-tax loss of approximately $0.1 million in both 2000 and 1999.

                           ENCORE ACQUISITION COMPANY

7. TAXES

  INCOME TAXES

     The components of the income tax expense is comprised of the following (in thousands):


                                                   INCEPTION          DECEMBER 31,
                                              (APRIL 22, 1998) TO   ----------------
                                               DECEMBER 31, 1998     1999     2000
                                              -------------------    ----     ----
Federal:
  Current...................................           $--          $   --   $ 6,292
  Deferred..................................           --            1,038     7,547
                                                       --           ------   -------
          Total federal.....................           --            1,038    13,839
                                                       --           ------   -------
State:
  Current...................................           --               --       980
  Deferred..................................           --              221        --
                                                       --           ------   -------
          Total state.......................           --              221       980
                                                       --           ------   -------
Income tax expense..........................           $--          $1,259   $14,819
                                                       ==           ======   =======


     Reconciliation of income tax expense with tax at the Federal statutory rate is as follows (in thousands):


                                                   INCEPTION          DECEMBER 31,
                                              (APRIL 22, 1998) TO   ----------------
                                               DECEMBER 31, 1998     1999     2000
                                              -------------------    ----     ----
Income (loss) before income taxes...........        $(1,010)        $4,264   $12,684
                                                    =======         ======   =======
Tax at statutory rate.......................           (344)         1,450     4,439
State income taxes, net of federal
  benefit...................................             --            190       980
Non-cash stock based compensation...........             --             --     9,104
Valuation allowance.........................            342           (342)       --
Other.......................................              2            (39)      296
                                                    -------         ------   -------
Income tax expense..........................        $    --         $1,259   $14,819
                                                    =======         ======   =======


     The major components of the net deferred tax liability are comprised of the following at December 31 (in thousands):


                                                                1999     2000
                                                                ----     ----
Depreciation, depletion and amortization....................   $   --   $   --
Book basis of oil and natural gas properties in excess of
  tax basis.................................................    1,655    8,817
                                                               ------   ------
          Total deferred tax liabilities....................    1,655    8,817
                                                               ------   ------
Net operating loss carry forward............................      342       --
Depreciation, depletion and amortization....................       29      (13)
Valuation allowance for deferred tax assets.................       --       --
Capitalized start-up costs..................................       25       24
                                                               ------   ------
          Total deferred tax assets.........................      396       11
                                                               ------   ------
Net deferred income tax liability...........................   $1,259   $8,806
                                                               ======   ======

                           ENCORE ACQUISITION COMPANY

     A cash income tax payment in the amount of $4.0 million was made in 2000. No cash income tax payments were made in 1999 and 1998.


  TAXES OTHER THAN INCOME TAXES

     Taxes other than income taxes were comprised of the following (in thousands):


                                                   INCEPTION          DECEMBER 31,
                                              (APRIL 22, 1998) TO   ----------------
                                               DECEMBER 31, 1998     1999     2000
                                              -------------------    ----    -------
Production and severance....................          $--           $5,139   $14,616
Property and ad valorem.....................           --              288       543
Payroll and other...........................           51              143       210
                                                      ---           ------   -------
          Total.............................          $51           $5,570   $15,369
                                                      ===           ======   =======


8. STOCKHOLDERS' EQUITY

  PRIVATE PLACEMENT OF COMMON STOCK

     On August 18, 1998, Encore entered into a Stock Purchase Agreement and a Stockholders' Agreement (collectively the "Agreements"), with members of Encore's management ("Management") and non-management investors (the "Investors"). Under the terms of the Agreements, 294,901 shares of Class B Common Stock, par value $0.01 per share ( the "Class B") and 73,725 shares of Class A Common Stock, par value $0.01 per share ("Class A") were authorized to be issued for a total amount of committed consideration to be invested in Encore of $298 million by Management and the Investors.

     Significant provisions of the Agreements include, among other terms, that the Class B shares are to be entitled to a preference distribution equal to 7% of its original cost calculated per annum compounded annually, and, after receipt of the original cost plus the preference distribution, the Class B Shares will be entitled to 80% of the total common equity value of Encore with Class A Common Stock being entitled to 20% of the total common equity value of Encore. Additionally, Encore is subject to a five-year period from the closing date of the Agreements to make capital calls for the amount of committed consideration.


     At December 31, 2000 and 1999, 294,901 and 294,852 shares of Class B and 73,725 and 72,522 shares of Class A are issued and outstanding. The total Management capital commitment for Class A and Class B shares was approximately $8 million. All Class A and B shares have been issued. Encore has reserved for issuance pursuant to employee stock options shares representing 1% of Encore's shares on a fully diluted basis. There were no options issued or outstanding at December 31, 2000 or 1999.



     During 2000, an additional 4,380 shares of Class A common stock were sold to Encore employees.


     Additional capital contributions to Encore may be initiated pursuant to terms of Subscription Agreements entered into by Management and Investors. Each subscriber has agreed to contribute additional capital upon call by Encore. Capital calls may be initiated by Encore on an as needed basis for acquisitions and other general corporate purposes.


     During 2000 and 1999, capital calls totaling $21.5 million and $95.7 million, respectively were initiated in order to fund the acquisitions of oil and natural gas properties.

                           ENCORE ACQUISITION COMPANY

     During 1998, one capital call in the amount of $5 million was initiated in order to fund Encore's administrative and overhead costs. At December 31, 1998, certain Management members had pre-funded capital call requirements in the amount of $123,000. These funds were used to fund the start-up cost and expenses until closing of the Agreements.

  PREFERRED STOCK

     Encore has authorized a class of undesignated preferred stock consisting of 1,000 shares, none of which are issued and outstanding. The Board of Directors has not determined the rights and privileges of holders of such preferred stock and Encore has no current plans to issue any shares of preferred stock.


  NON-CASH STOCK BASED COMPENSATION EXPENSE ON CLASS A STOCK



     Encore follows variable plan accounting for the Class A stock sold to management. Accordingly, compensation expense is based on the excess of the estimated fair value of the Class A stock over the amount paid by the shareholders. Compensation expense is adjusted in each reporting period based on the most recent fair value estimates until a measurement date occurs. The measurement date will occur when the Class A shareholders are no longer required to make future capital contributions. Prior to September 1, 2000, Encore estimated the fair value of its Class A common stock based on discounted cash flow estimates of Encore's oil and gas properties. Beginning on September 1, 2000, Encore has estimated the fair value of its Class A stock based on 90% of the estimated offering price in Encore's initial public offering. Compensation expense is recorded over the service period of the Class A stock, which is based on a vesting schedule. The Class A stock vests 25% upon issuance and an additional 15% per year for the following five years. Total compensation expense on the Class A shares using the estimated fair value at December 31, 2000 is approximately $32 million. Based on the estimated fair values and vesting at the end of each period, Encore recorded no compensation expense for 1998 or 1999 and recorded compensation expense of $26 million in 2000. Compensation expense will continue to be adjusted in future periods based on the estimated fair value of the Class A stock until the measurement date occurs. If Encore completes its initial public offering in 2001, the measurement date will occur and Encore will record an additional compensation expense of $9.9 million in 2001 based on an offering price of $14 per share.



     In its previously issued June 30, 2000 and September 30, 2000 financial statements, Encore inappropriately accounted for the Class A stock sold to management under fixed plan accounting rather than variable plan accounting. The effect of the correction on previously issued financial statements is as follows (in thousands, except per share data):



                                                                       NINE MONTHS ENDED
                                                    SIX MONTHS ENDED     SEPTEMBER 30,
                                                     JUNE 30, 2000           2000
                                                    ----------------   -----------------
                                                                (UNAUDITED)
Net income, as previously reported................      $  8,739           $ 16,107
Adjustment for change to variable plan
  accounting......................................       (13,028)           (24,464)
                                                        --------           --------
Net loss, as restated.............................      $ (4,289)          $ (8,357)
                                                        ========           ========
Income per share, as previously reported..........      $  23.81           $  43.88
Adjustment for change to variable plan
  accounting......................................        (35.49)            (66.65)
                                                        --------           --------
Loss per share, as restated.......................      $ (11.68)          $ (22.77)
                                                        ========           ========

                           ENCORE ACQUISITION COMPANY

9. EARNINGS (LOSS) PER SHARE (EPS)


     Encore has adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share." Under SFAS 128, Encore must report basic earnings per share, which excludes the effect of potentially dilutive securities, and diluted earnings per share, which excludes the effect of all potentially dilutive securities.


     Earnings (loss) per common share for the periods presented is based on weighted average common shares outstanding for the period.


     The following table reflects earnings (loss) per share data for the periods ended December 31 (in thousands, except per share data):



2000                                                 EARNINGS   SHARES    PER SHARE
----                                                 --------   ------    ---------
Basic
Net Loss...........................................  $(2,135)
                                                     -------
Loss Available To Common
  Stock-Basic......................................  $(2,135)   367,461    $(5.81)
                                                     =======
Diluted
Effect Of Dilutive Securities:
Stock Options......................................       --         --
                                                     -------    -------
Loss Available To Common
  Stock-Diluted....................................  $(2,135)   367,631    $(5.81)
                                                     =======    =======    ======



1999                                                 EARNINGS   SHARES    PER SHARE
----                                                 --------   ------    ---------
Basic
Net Income.........................................   $3,005
                                                      ------
Income Available To Common
  Stock-Basic......................................   $3,005    366,631     $8.20
                                                      ======
Diluted
Effect Of Dilutive Securities:
Stock Options......................................       --         --
                                                      ------    -------
Income Available To Common
  Stock-Diluted....................................   $3,005    366,631     $8.20
                                                      ======    =======     =====


10. EMPLOYEE BENEFIT PLAN


     We make contributions to the Encore Acquisition Company 401(k) Plan, which is a voluntary and contributory plan for eligible employees. Our contributions, which are based on a percentage of matching employee contributions, totaled $260,000 in 2000, $126,000 in 1999, and $2,000 in 1998.

                           ENCORE ACQUISITION COMPANY

11. FINANCIAL INSTRUMENTS

     The following table sets forth the book value and estimated fair value of financial instruments (in thousands):


                                        DECEMBER 31,
                                            1999              DECEMBER 31, 2000
                                    --------------------    ----------------------
                                      BOOK        FAIR        BOOK         FAIR
                                     VALUE       VALUE        VALUE        VALUE
                                     -----       -----        -----        -----
Cash and cash equivalents.........  $  6,497    $  6,497    $     876    $     876
Senior debt.......................   (99,250)    (99,250)    (144,500)    (144,500)
Long-term commodity contracts.....        --      (5,494)       4,723      (18,812)
Interest rate swaps...............        --         746           --       (1,010)
Note payable......................        --          --      (17,545)     (17,545)



     The book value of cash and equivalents approximates fair value because of the short maturity of those instruments. The fair value of senior debt is presented at face value given its floating rate structure. Since the note payable is payable on demand if called by the issuer, fair value approximates book value.



     Encore hedges commodity price risk with swap contracts, put contracts and collar contracts. Swap contracts provide a fixed price for a notional amount of sales volume. Put contracts provide a fixed floor price on a notional amount of sales volume while allowing full price participation if the relevant index price closes above the floor price. Collar contracts provide floor price for Encore for a notional amount of sales volume while allowing some additional price participation if the relevant index price closes above the floor price. A swaption is an option to enter into a swap in the future. While Encore does not intend to terminate any of these arrangements, the unrealized mark-to-market loss upon termination of outstanding commodity derivatives at December 31, 2000 was approximately $18.8 million.



     As a result of all of our hedging transactions for oil and natural gas we realized a pre-tax loss of approximately $4.4 million in 1999 and $23.0 million in 2000.



     The following tables summarize our open hedging positions as of December 31, 2000:



OIL HEDGES AT DECEMBER 31, 2000



                          DAILY         FLOOR       DAILY         CAP         DAILY        SWAP         FAIR MARKET
                       FLOOR VOLUME     PRICE     CAP VOLUME     PRICE     SWAP VOLUME     PRICE         VALUE AT
       PERIOD             (Bbl)       (PER Bbl)     (Bbl)      (PER Bbl)      (Bbl)      (PER Bbl)   DECEMBER 31, 2000
       ------          ------------   ---------   ----------   ---------   -----------   ---------   -----------------
                                                                                                      (IN THOUSANDS)
2001.................     5,000        $20.54       1,000       $22.03        3,000       $19.88         $ (5,515)
2002.................     4,000        $20.78          --       $   --        2,000       $17.97         $   (197)



NATURAL GAS HEDGES AT DECEMBER 31, 2000



                          DAILY         FLOOR       DAILY         CAP         DAILY        SWAP         FAIR MARKET
                       FLOOR VOLUME     PRICE     CAP VOLUME     PRICE     SWAP VOLUME     PRICE         VALUE AT
                          (Mcf)       (PER Mcf)     (Mcf)      (PER Mcf)      (Mcf)      (PER Mcf)   DECEMBER 31, 2000
                       ------------   ---------   ----------   ---------   -----------   ---------   -----------------
                                                                                                      (IN THOUSANDS)
2001.................     8,500         $3.22          --        $  --        9,500        $3.09         $(11,334)
2002.................     7,500         $3.03       2,500        $8.05        3,500        $3.31         $ (1,164)
2003.................        --         $  --          --        $  --        2,500        $3.11         $   (602)



     For 2001, we have approximately 35% of our oil production placed in floors, 7% capped and 21% in swap agreements. In addition, we have approximately 39% of our natural gas placed in floors and 43% in swap agreements.



     The fair values (our unrealized pre-tax gain or loss) for 2001 and thereafter hedged transactions in place as of December 31, 2000 would be a $5.7 million loss for oil and $13.1 million for natural gas. The actual gains or losses we realize from our hedge transactions

                           ENCORE ACQUISITION COMPANY
may vary significantly due to the fluctuation of prices in the commodity markets. In order to calculate the unrealized gain/loss, the relevant variables are (1) the type of commodity, (2) the delivery price and (3) the delivery location. We do not take into account the time value of money because of the short-term nature of our hedging instruments. These calculations may be used to analyze the gains and losses we might realize on our financial hedging contracts and do not reflect the effects of price changes on our actual physical commodity sales.


12. NEW ACCOUNTING STANDARDS


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." This standard requires us to recognize all of our derivative and hedging instruments in our statements of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, documented and reassessed periodically. On July 7, 1999, the Financial Accounting Standards Board delayed the effective date of SFAS 133 for one year. The delay, published as SFAS No. 137, applies to quarterly and annual financial statements. SFAS 133, as revised by SFAS No. 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The impact of adopting SFAS 133 on January 1, 2001 was to record the fair value of our derivatives as a net liability in the amount of $18.8 million. We recorded a reduction in earnings as the cumulative effect of a change in accounting principles of $0.7 million and a decrease to stockholders' equity for other comprehensive income in the amount of $18.1 million.



13. IPO REGISTRATION AND RECAPITALIZATION



     On October 6, 2000, Encore filed a registration statement on Form S-1 with the Securities and Exchange Commission for an initial public offering ("IPO") of Encore's common stock. Prior to the IPO, Encore intends to complete a recapitalization of its current Class A and Class B shares into a single class of stock. Such recapitalization has not been reflected in the accompanying financial statements.



     When Encore was organized in July 1998, it issued two classes of common stock, Class A common stock and Class B common stock. The Class A stock, which was issued to Encore's management stockholders, represents approximately 20% of its outstanding capital stock. The Class B stock, which was primarily issued to institutional investors, represents 80% of Encore's outstanding shares. Each of the management stockholders also purchased Class B stock, and they collectively own approximately 21.3% of our outstanding capital stock. The two classes are identical in all respects, except that the purchase price per share for the Class A shares was substantially less than for the Class B shares, and the Class B shares are entitled to a preference in dividends and upon liquidation. Before holders of Class A shares receive any dividends or liquidating distributions, the holders of the Class B shares must receive as distributions an amount equal to their total investment in Encore, plus a cumulative return of 7% per annum. After the holders of the Class B Stock receive this preferential return, the Class A and Class B Stock will share ratably in all subsequent distributions, whether as dividends or upon liquidation. This capital structure was designed to provide Encore's management stockholders with a 20% interest in the incremental value of Encore in excess of the amount necessary to permit its investor stockholders to recover their investment together with a 7% return.



     Immediately prior to Encore's initial public offering, its Class A and B shares will be converted into one class of common stock. The conversion will allocate shares between Encore's management stockholders and investor stockholders on a basis that gives effect to the Class B preferential return and the Class A subordinated interest determined on the basis of Encore's valuation in the public offering.

                           ENCORE ACQUISITION COMPANY

                            SUPPLEMENTAL INFORMATION

                     OIL & NATURAL GAS PRODUCING ACTIVITIES

     The estimates of Encore's proved oil and natural gas reserves, which are located entirely within the United States, were prepared in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board. Proved oil and natural gas reserve quantities are based on estimates prepared by Miller and Lents, Ltd., who are independent petroleum engineers.


     Future prices received for production and future production costs may vary, perhaps significantly from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves may not be developed within the periods indicated or that prices and costs may not remain constant. Actual production may not equal the estimated amounts used in the preparation of reserve projections. In accordance with the Securities and Exchange Commission's guidelines, Encore's estimates of future net cash flows from the properties and the representative value thereof are made using oil and natural gas prices in effect as of the dates of such estimates and are held constant throughout the life of the properties. Average prices used in estimating net cash flows at December 31, 2000 and 1999 were $26.80 and $23.50 per barrel for oil and $9.77 and $2.00 per Mcf for natural gas respectively. The net profits interest on our Cedar Creek Anticline properties has been deducted from future cash inflows in the calculation of standardized measure. The Company's reserve quantities have not been adjusted for the net profits interest. In addition, future net cash flows have been adjusted for hedge positions outstanding at the end of the year. The future cash flows are reduced by estimated production costs and development costs which are based on year-end economic conditions and held constant throughout the life of the properties and by the estimated effect of future income taxes based on statutory income tax rates in effect at year end, Encore's tax basis in its proved oil and natural gas properties and the effect of net operating loss, investment tax and other carry forwards.


     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and natural gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in any exact way, and estimates of other engineers might differ materially from those shown below. The accuracy of any reserve estimate is a function of the quality of available data and engineering and estimates may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and natural gas that are ultimately recovered. Reserve estimates are integral in management's analysis of impairments of oil and natural gas properties and the calculation of depreciation, depletion and amortization on its properties.


     Estimated net quantities of proved oil and natural gas reserves of Encore were as follows:



                                                               NATURAL      OIL
                                                      OIL        GAS     EQUIVALENT
                                                    (MBbl)     (MMcf)      (MBOE)
                                                    ------     -------   ----------
December 31, 1999
  Proved reserves................................   79,217     12,502      81,301
  Proved developed reserves......................   67,019     10,082      68,699
December 31, 2000
  Proved reserves................................   90,303     74,990     102,802
  Proved developed reserves......................   75,302     67,860      86,612

                           ENCORE ACQUISITION COMPANY

     The change in proved reserves were as follows for the years ended:



                                                               NATURAL      OIL
                                                      OIL        GAS     EQUIVALENT
                                                    (MBbl)     (MMcf)      (MBOE)
                                                    ------     -------   ----------
Balance, December 31, 1998.......................       --         --          --
Acquisitions of minerals-in-place................   79,571     12,637      81,677
Extensions and discoveries.......................    1,641        320       1,694
Revisions of estimates...........................       --         --          --
Production.......................................   (1,995)      (455)     (2,070)
                                                    ------     ------     -------
Balance, December 31, 1999.......................   79,217     12,502      81,301
                                                    ------     ------     -------
Acquisitions of minerals-in-place................    4,162     63,136      14,685
Extensions and discoveries.......................    9,237      1,969       9,565
Revisions of estimates...........................    2,049      1,793       2,348
Production.......................................   (4,362)    (4,410)     (5,097)
                                                    ------     ------     -------
Balance, December 31, 2000.......................   90,303     74,990     102,802
                                                    ======     ======     =======


     The standardized measure of discounted estimated future net cash flows and changes therein related to proved oil and natural gas reserves (in thousands) is as follows at:


                                                                DECEMBER 31,
                                                          -------------------------
                                                             1999          2000
                                                             ----          ----
Future cash inflows.....................................  $ 1,650,403   $ 2,904,997
Future production costs.................................     (755,249)   (1,292,024)
Future development costs................................      (31,561)      (45,583)
Future income tax expense...............................     (258,114)     (377,789)
                                                          -----------   -----------
Future net cash flows...................................      605,479     1,189,601
10% annual discount.....................................     (332,524)     (590,325)
                                                          -----------   -----------
Standardized measure of discounted estimated future net
  cash flows............................................  $   272,955   $   599,276
                                                          ===========   ===========

                           ENCORE ACQUISITION COMPANY

     Primary changes in the standardized measure of discounted estimated future net cash flows (in thousands) are as follows for the year ended:


                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                                ----       ----
Standardized measure, beginning of year.....................  $     --   $272,955
  Net change in sales price, net of production costs........        --     19,764
  Extensions and discoveries................................     9,304     75,236
  Development costs incurred during the year................        --     26,508
  Revisions of quantity estimates...........................        --      9,822
  Accretion discount........................................        --     32,325
  Change in future development costs........................        --    (18,667)
  Acquisitions of minerals-in-place.........................   349,869    336,601
  Sales, net of production costs............................   (17,786)   (75,122)
  Change in timing and other................................   (18,135)   (23,362)
  Net change in income taxes................................   (50,297)   (56,784)
                                                              --------   --------
Standardized measure, end of year...........................  $272,955   $599,276
                                                              ========   ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Encore Acquisition Company:

     We have audited the accompanying statements of revenues and direct operating expense of Shell's interest in certain Montana properties (the "Properties") acquired by Encore Acquisition Company (the "Company") for each of the three years in the period ended December 31, 1998. These statements of revenues and direct operating expenses are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements of revenues and direct operating expenses based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of revenues and direct operating expenses. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of Shell's interest in the Properties acquired by the Company for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
October 8, 1999

                       CEDAR CREEK ANTICLINE ACQUISITION

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES FOR THE PERIODS ENDED MAY 31, 1999 AND 1998 AND THE
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                   FIVE MONTHS    FIVE MONTHS
                                                                      ENDED          ENDED
                                      1996      1997      1998     MAY 31, 1998   MAY 31, 1999
                                      ----      ----      ----     ------------   ------------
                                                                           (UNAUDITED)
                                                          (IN THOUSANDS)
Oil & natural gas revenues.........  $60,418   $56,146   $32,247     $19,336        $14,464
Direct operating expenses
  Direct lifting costs.............   17,904    19,418    14,999       6,843          5,578
  Production, ad valorem and
     severance taxes...............    8,467     6,641     5,440       2,913          2,927
                                     -------   -------   -------     -------        -------
          Total operating
            expenses...............   26,371    26,059    20,439       9,756          8,505
Excess of revenue over direct
  operating expenses...............  $34,047   $30,087   $11,808     $ 9,580        $ 5,959
                                     =======   =======   =======     =======        =======

                       CEDAR CREEK ANTICLINE ACQUISITION

         NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

1. BASIS OF PRESENTATION:

     On March 12, 1999, Encore entered into an agreement, effective June 1, 1999, with Shell Western E&P, Inc. and Shell Onshore Ventures, Inc. (collectively "Shell"), to acquire certain oil and gas producing properties ("Shell Properties"). The acquisition of the Shell Properties closed on June 1, 1999. The total purchase price was allocated to proved properties. The Shell Properties consist of interests in approximately 450 producing operated and nonoperated wells in Montana and North Dakota.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.


     The oil and natural gas revenues and direct operating expenses presented herein relate only to the interests in the Shell Properties and do not represent all of the oil and natural gas operations of Shell. Oil and natural gas revenues of the Shell Properties are recorded on the entitlements method. Direct operating expenses include all costs incurred which are necessary for the production, marketing and distribution of the products produced from the subject properties including, without limitation, costs and expenses of field separation; treatment; dehydration; direct overhead charges (other than costs associated with general corporate activities); pumper, roustabout and field supervision labor; meter calibrations; engineering supervision charges; fuel and electricity; valves, connections and other minor equipment repair; oil and lubricants; major repairs; rental tools and equipment; pipe inspection; trucking; reservoir testing; pressure testing; well plugging; site remediation; operator bonding; insurance charges; salt water disposal; water injection and pressure maintenance; gas compression; hot oil and hot water treatments; filing fees; make-up water purchases; electrician charges; mud and chemicals; pulling and workover units; other miscellaneous supplies and services; and severance, ad valorem and other production related taxes and charges. In addition, oil and natural gas production taxes include production and severance taxes and ad valorem taxes associated with the Shell Properties. Direct operating expenses do not include charges for depletion, depreciation, amortization and abandonment; Federal and state income taxes; interest; or corporate general and administrative expenses because the property interests acquired represent only a portion of a business and the costs incurred by Shell are not necessarily indicative of the costs to be incurred by Encore. The accompanying statements of revenue and direct operating expenses are presented for the periods ended May 31, 1999 and 1998 and each of the three years in the period ended December 31, 1998. The oil and natural gas revenues and direct operating expenses for the periods presented may not be indicative of the results of future operations of the properties acquired.


     Historical financial information reflecting financial position, results of operations and cash flows of the Shell Properties is not presented because the acquisition cost was assigned to the oil and natural gas property interests acquired. Accordingly, the historical statements of revenues and direct operating expenses have been presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

2. SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES (UNAUDITED):

     The estimates of Encore's proved oil and natural gas reserves, which are located entirely within the United States, were prepared in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board. Proved oil

                       CEDAR CREEK ANTICLINE ACQUISITION
and natural gas reserve quantities are based on estimates prepared by Miller and Lents, Ltd., who are independent petroleum engineers.

     Future prices received for production and future production costs may vary, perhaps significantly from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods indicated or that prices and costs will remain constant. There can be no assurance that actual production will equal the estimated amounts used in the preparation of reserve projections. In accordance with the Securities and Exchange Commission's guidelines, Encore's estimates of future net cash flows from Encore's proved properties and the representative value thereof are made using oil and natural gas prices in effect as of the dates of such estimates and are held constant throughout the life of the properties. Average prices used in estimating net cash flows at December 31, 1998, December 31, 1997 and December 31, 1996 were as follows: $10.00, $15.56, and $23.82 per barrel for oil, respectively, and $1.69, $1.95, and $3.72 per Mcf for natural gas, respectively.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and natural gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in any exact way, and estimates of other engineers might differ materially from those shown below. The accuracy of any reserve estimate is a function of the quality of available data and engineering and estimates may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and natural gas that are ultimately recovered. Reserve estimates are integral in management's analysis of impairments of oil and natural gas properties and the calculation of depreciation, depletion and amortization on its properties.

     Estimated net quantities of proved oil and natural gas reserves of the Shell Properties were as follows:

                                                              NATURAL      OIL
                                                      OIL       GAS     EQUIVALENT
                                                     (MBbl)   (MMcf)      (MBOE)
                                                     ------   -------   ----------
December 31, 1996
  Proved Reserves..................................  75,867   12,705      77,985
  Proved Developed Reserves........................  65,039   10,558      66,799
December 31, 1997
  Proved Reserves..................................  68,148   11,315      70,034
  Proved Developed Reserves........................  57,369    9,179      58,899
December 31, 1998
  Proved Reserves..................................  54,357    9,276      55,903
  Proved Developed Reserves........................  44,672    7,218      45,875

                       CEDAR CREEK ANTICLINE ACQUISITION

     The changes in proved reserves were as follows for the years ended:

                                   DECEMBER 31, 1996           DECEMBER 31, 1997            DECEMBER 31, 1998
                               -------------------------   -------------------------   ---------------------------
                                        NATURAL    OIL              NATURAL    OIL               NATURAL     OIL
                                OIL       GAS     EQUIV.    OIL       GAS     EQUIV.     OIL       GAS     EQUIV.
                               (MBbl)   (MMcf)    (MBOE)   (MBbl)   (MMcf)    (MBOE)   (MBbl)    (MMcf)    (MBOE)
                               ------   -------   ------   ------   -------   ------   ------    -------   ------
Reserves at beginning of
  year.......................  79,890   13,557    82,150   75,867   12,705    77,985   68,148    11,315     70,034
Revisions of estimates.......     --                 --    (3,913)    (561)   (4,007)  (9,530)   (1,432)    (9,769)
Production...................  (4,023)    (852)   (4,165)  (3,806)    (829)   (3,944)  (3,458)     (606)    (3,559)
                               ------   ------    ------   ------   ------    ------   -------   ------    -------
Reserves at end of period....  75,867   12,705    77,985   68,148   11,315    70,034   55,160     9,277     56,706
                               ======   ======    ======   ======   ======    ======   =======   ======    =======

     The standardized measure of discounted estimated future net cash flows and changes therein related to proved oil and natural gas reserves (in thousands) is as follows at:


                                        DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                            1996           1997           1998
                                        ------------   ------------   ------------
Future cash inflows...................   $1,602,717     $ 973,854      $ 531,956
Future production costs...............     (684,510)     (489,536)      (299,862)
Future development costs..............      (28,017)      (28,017)       (28,017)
                                         ----------     ---------      ---------
Future net cash flows.................      890,190       456,301        204,077
10% annual discount...................     (554,278)     (278,559)      (123,434)
                                         ----------     ---------      ---------
Standardized measure of discounted
  estimated future net cash flows.....   $  335,912     $ 177,742      $  80,643
                                         ==========     =========      =========


     Primary changes in the standardized measure of discounted estimated future net cash flows (in thousands) are as follows for the years ended:


                                        DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                            1996           1997           1998
                                        ------------   ------------   ------------
Standardized measure, beginning of
  year................................    $216,189      $ 335,912       $177,742
Net change in sales prices, net of
  production costs....................     128,328       (143,351)       (78,850)
Revisions of quantity estimates.......          --        (10,318)       (15,571)
Accretion of discount.................      21,619         33,591         17,774
Change in timing and other............          --        (11,384)        (9,970)
Sales, net of production costs........     (30,224)       (26,708)       (10,482)
                                          --------      ---------       --------
Standardized measure, end of year.....    $335,912      $ 177,742       $ 80,643
                                          ========      =========       ========


     The standardized measure of discounted future net cash flow of the Cedar Creek Anticline properties does not include taxes because taxes do not apply at the property level.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Encore Acquisition Company:

     We have audited the accompanying statements of revenues and direct operating expense of Cross Timbers Oil Company's interest in certain Texas properties (the "Properties") acquired by Encore Acquisition Company for the years ended December 31, 1999 and 1998. These statements of revenues and direct operating expenses are the responsibility of Encore's management. Our responsibility is to express an opinion on these statements of revenues and direct operating expenses based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of revenues and direct operating expenses. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of Cross Timbers Oil Company's interest in the Properties acquired by Encore for the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
September 1, 2000

                          CROCKETT COUNTY ACQUISITION

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
             FOR THE QUARTERS ENDED MARCH 31, 2000 AND 1999 AND THE
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                                QUARTER
                                                            YEAR ENDED           ENDED
                                                           DECEMBER 31,        MARCH 31,
                                                          ---------------   ---------------
                                                           1998     1999     1999     2000
                                                           ----     ----     ----     ----
                                                                              (UNAUDITED)
                                                                   (IN THOUSANDS)
Oil and natural gas revenues............................  $9,505   $9,177   $1,938   $2,461
Direct operating expenses:
  Direct lifting costs..................................   1,861    1,639       66      406
  Production, ad valorem and severance taxes............     673      594       64      108
                                                          ------   ------   ------   ------
          Total direct operating expenses...............   2,534    2,233      130      514
Excess of revenue over direct operating expenses........  $6,971   $6,944   $1,808   $1,947
                                                          ======   ======   ======   ======

                          CROCKETT COUNTY ACQUISITION

         NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

1. BASIS OF PRESENTATION:

     On March 30, 2000, Encore purchased 282 wells ("Cross Timbers Properties") in Crockett County, Texas from Cross Timbers Oil Company ("Cross Timbers"). Of the wells, 128 are operated by Encore. The remaining properties are operated by other operators. The wells produce natural gas and gas condensate, which is sold to Enron.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     The oil and natural gas revenues and direct operating expenses presented herein relate only to the interests in the Cross Timbers Properties and do not represent all of the oil and natural gas operations of Cross Timbers. Oil and natural gas revenues of the Cross Timbers Properties are recorded on the entitlements method. Direct operating expenses include all costs incurred which are necessary for the production, marketing and distribution of the products produced from the subject properties including, without limitation, costs and expenses of field separation; treatment; dehydration; direct overhead charges (other than costs associated with general corporate activities); pumper, roustabout and field supervision labor; meter calibrations; engineering supervision charges; fuel and electricity; valves, connections and other minor equipment repair; oil and lubricants; major repairs; rental tools and equipment; pipe inspection; trucking; reservoir testing; pressure testing; well plugging; site remediation; operator bonding; insurance charges; salt water disposal; water injection and pressure maintenance; gas compression; hot oil and hot water treatments; filing fees; make-up water purchases; electrician charges; mud and chemicals; pulling and workover units; other miscellaneous supplies and services; and severance, ad valorem and other production related taxes and charges. In addition, oil and natural gas production taxes include production and severance taxes and ad valorem taxes associated with Cross Timbers Properties. Direct operating expenses do not include charges for depletion, depreciation, amortization and abandonment; Federal and state income taxes; interest; or corporate general and administrative expenses because the property interests acquired represent only a portion of a business and the costs incurred by Cross Timbers are not necessarily indicative of the costs to be incurred by Encore. The accompanying statements of revenue and direct operating expenses are presented for the quarters ended March 31, 2000 and 1999 and each of the two years in the period ended December 31, 1999 and 1998. The oil and natural gas revenues and direct operating expenses for the periods presented may not be indicative of the results of future operations of the properties acquired.

     Historical financial information reflecting financial position, results of operations and cash flows of the Cross Timbers Properties is not presented because the acquisition cost was assigned to the oil and gas property interests acquired. Accordingly, the historical statements of revenues and direct operating expenses have been presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

2. SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES (UNAUDITED):

     The estimates of Encore's proved oil and natural gas reserves, which are located entirely within the United States, were prepared in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board. Proved oil and natural gas reserve quantities are based on estimates prepared by Miller and Lents, Ltd., who are independent petroleum engineers.

                          CROCKETT COUNTY ACQUISITION

     Future prices received for production and future production costs may vary, perhaps significantly from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods indicated or that prices and costs will remain constant. There can be no assurance that actual production will equal the estimated amounts used in the preparation of reserve projections. In accordance with the Securities and Exchange Commission's guidelines, Encore's estimates of future net cash flows from proved properties and the representative value thereof are made using oil and natural gas prices in effect as of the dates of such estimates and are held constant throughout the life of the properties. Average prices used in estimating net cash flows at December 31, 1999 and December 31, 1998 were as follows: $25.50, and $11.95 per barrel for oil, respectively, and $2.63, and $2.27 per Mcf for natural gas, respectively. The future cash flows are reduced by estimated production and development costs based on year-end economic conditions and held constant throughout the life of the properties. The standardized measure of discounted future net cash flow of the Crockett County properties does not include taxes because taxes do not apply at the property level.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and natural gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in any exact way, and estimates of other engineers might differ materially from those shown below. The accuracy of any reserve estimate is a function of the quality of available data and engineering and estimates may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and natural gas that are ultimately recovered. Reserve estimates are integral in management's analysis of impairments of oil and natural gas properties and the calculation of depreciation, depletion and amortization on its properties.

     Estimated net quantities of proved oil and natural gas reserves of the Properties were as follows:

                                                                NATURAL      OIL
                                                       OIL        GAS     EQUIVALENT
                                                     (MBbl)     (MMcf)      (MBOE)
                                                     ------     -------   ----------
December 31, 1998
  Proved reserves.................................     77       38,779      6,540
  Proved developed reserves.......................     77       32,315      5,463
December 31, 1999
  Proved reserves.................................     73       37,535      6,329
  Proved developed reserves.......................     73       31,146      5,264

                          CROCKETT COUNTY ACQUISITION

     The changes in proved reserves were as follows for the years ended:

                                   DECEMBER 31, 1998               DECEMBER 31, 1999
                             -----------------------------   -----------------------------
                                      NATURAL      OIL                NATURAL      OIL
                              OIL       GAS     EQUIVALENT    OIL       GAS     EQUIVALENT
                             (MBbl)   (MMcf)      (MBOE)     (MBbl)   (MMcf)      (MBOE)
                             ------   -------   ----------   ------   -------   ----------
Reserves at beginning of
  year.....................    75     35,493      5,990        77     38,779      6,540
Revisions of estimates.....    21      7,539      1,278        15      2,487        430
Production.................   (19)    (4,253)      (728)      (19)    (3,731)      (641)
                              ---     ------      -----       ---     ------      -----
Reserves at end of
  period...................    77     38,779      6,540        73     37,535      6,329
                              ===     ======      =====       ===     ======      =====

     The standardized measure of discounted estimated future net cash flows and changes therein related to proved oil and natural gas reserves (in thousands) is as follows:

                                            DECEMBER 31, 1998   DECEMBER 31, 1999
                                            -----------------   -----------------
Future cash inflows.......................      $ 89,038            $100,618
Future production costs...................       (27,521)            (31,388)
Future development costs..................        (4,421)             (4,421)
                                                --------            --------
Future net cash flows.....................        57,096              64,809
10% annual discount.......................       (23,274)            (27,367)
                                                --------            --------
Standardized measure of discounted
  estimated future net cash flows.........      $ 33,822            $ 37,442
                                                ========            ========

     Primary changes in the standardized measure of discounted estimated future net cash flows (in thousands) are as follows for the years ended:

                                            DECEMBER 31, 1998   DECEMBER 31, 1999
                                            -----------------   -----------------
Standardized measure, beginning of year...       $38,030             $33,822
  Net change in sales prices, net of
     production costs.....................        (6,993)              5,706
  Revisions of quantity estimates.........         7,171               2,991
  Accretion of discount...................         3,803               3,382
  Sales, net of production costs..........        (6,971)             (6,944)
  Change in timing and other..............        (1,218)             (1,515)
                                                 -------             -------
Standardized measure, end of year.........       $33,822             $37,442
                                                 =======             =======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Encore Acquisition Company:

     We have audited the accompanying statements of revenues and direct operating expenses of Burlington Resources Oil and Gas Company's interest in certain North Dakota properties (the "Properties") acquired by Encore Acquisition Company for the years ended December 31, 1999 and 1998. These statements of revenues and direct operating expenses are the responsibility of Encore's management. Our responsibility is to express an opinion on these statements of revenues and direct operating expenses based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of revenues and direct operating expenses. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of Burlington Resources Oil and Gas Company's interest in the Properties acquired by Encore for the years ended December 31, 1999 and 1998, in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
September 1, 2000

                             LODGEPOLE ACQUISITION

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
           FOR THE QUARTERS ENDED MARCH 31, 2000 AND 1999 AND FOR THE
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                                QUARTER
                                                           YEAR ENDED            ENDED
                                                          DECEMBER 31,         MARCH 31,
                                                        -----------------   ---------------
                                                         1998      1999      1999     2000
                                                         ----      ----      ----     ----
                                                                              (UNAUDITED)
                                                                  (IN THOUSANDS)
Oil and natural gas revenues..........................  $14,455   $19,803   $3,215   $6,674
Direct operating expenses:
  Direct lifting costs................................      255       252       92      117
  Production, ad valorem and severance taxes..........      761       994      192      320
                                                        -------   -------   ------   ------
          Total direct operating expenses.............    1,016     1,246      284      437
Excess of revenue over direct operating expenses......  $13,439   $18,557   $2,931   $6,237
                                                        =======   =======   ======   ======

                             LODGEPOLE ACQUISITION

         NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

1. BASIS OF PRESENTATION:

     On March 31, 2000, Encore purchased six properties ("Burlington Properties") in North Dakota from Burlington Resources Oil & Gas Company ("Burlington"). Of the properties, two are operated by Encore and those properties represent only 2.5% of the total value of the properties. These properties produce only oil.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     The oil and natural gas revenues and direct operating expenses presented herein relate only to the interests in the Burlington Properties and do not represent all of the oil and natural gas operations of Burlington. Oil and natural gas revenues of the Burlington Properties are recorded on the entitlements method. Direct operating expenses include all costs incurred which are necessary for the production, marketing and distribution of the products produced from the subject properties including, without limitation, costs and expenses of field separation; treatment; dehydration; direct overhead charges (other than costs associated with general corporate activities); pumper, roustabout and field supervision labor; meter calibrations; engineering supervision charges; fuel and electricity; valves, connections and other minor equipment repair; oil and lubricants; major repairs; rental tools and equipment; pipe inspection; trucking; reservoir testing; pressure testing; well plugging; site remediation; operator bonding; insurance charges; salt water disposal; water injection and pressure maintenance; gas compression; hot oil and hot water treatments; filing fees; make-up water purchases; electrician charges; mud and chemicals; pulling and workover units; other miscellaneous supplies and services; and severance, ad valorem and other production related taxes and charges. In addition, oil and natural gas production taxes include production and severance taxes and ad valorem taxes associated with Burlington Properties. Direct operating expenses do not include charges for depletion, depreciation, amortization and abandonment; Federal and state income taxes; interest; or corporate general and administrative expenses because the property interests acquired represent only a portion of a business and the costs incurred by Burlington are not necessarily indicative of the costs to be incurred by Encore. The accompanying statements of revenue and direct operating expenses are presented for the quarter ended March 31, 2000 and each of the two years in the period ended December 31, 1999 and 1998. The oil and natural gas revenues and direct operating expenses for the periods presented may not be indicative of the results of future operations of the properties acquired.

     Historical financial information reflecting financial position, results of operations and cash flows of the Burlington Properties is not presented because the acquisition cost was assigned to the oil and gas property interests acquired. Accordingly, the historical statements of revenues and direct operating expenses have been presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

2. SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES (UNAUDITED):

     The estimates of Encore's proved oil and natural gas reserves, which are located entirely within the United States, were prepared in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board. Proved oil and natural gas reserve quantities are based on estimates prepared by Miller and Lents, Ltd., who are independent petroleum engineers.

                             LODGEPOLE ACQUISITION

     Future prices received for production and future production costs may vary, perhaps significantly from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods indicated or that prices and costs will remain constant. There can be no assurance that actual production will equal the estimated amounts used in the preparation of reserve projections. In accordance with the Securities and Exchange Commission's guidelines, Encore's estimates of future net cash flows from proved properties and the representative value thereof are made using oil and natural gas prices in effect as of the dates of such estimates and are held constant throughout the life of the properties. Average prices used in estimating net cash flows at December 31, 1999 and December 31, 1998 were as follows: $25.05, and $11.51 per barrel for oil, respectively, and $2.47 and $2.12 per Mcf for natural gas, respectively. The future cash flows are reduced by estimated production and development costs based on year-end economic conditions and held constant throughout the life of the properties. The standardized measure of discounted future net cash flow for the Lodgepole properties does not include taxes because taxes do not apply at the property level.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and natural gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in any exact way, and estimates of other engineers might differ materially from those shown below. The accuracy of any reserve estimate is a function of the quality of available data and engineering and estimates may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and natural gas that are ultimately recovered. Reserve estimates are integral in management's analysis of impairments of oil and natural gas properties and the calculation of depreciation, depletion and amortization on its properties.

     Estimated net quantities of proved oil and natural gas reserves of the Burlington Properties were as follows:

                                                                NATURAL      OIL
                                                        OIL       GAS     EQUIVALENT
                                                       (MBbl)   (MMcf)      (MBOE)
                                                       ------   -------   ----------
December 31, 1998
  Proved reserves....................................  2,628     1,359      2,854
  Proved developed reserves..........................  2,628     1,359      2,854
December 31, 1999
  Proved reserves....................................  2,427     1,154      2,619
  Proved developed reserves..........................  2,427     1,154      2,619

     The changes in proved reserves were as follows for the years ended:

                                            DECEMBER 31, 1998                DECEMBER 31, 1999
                                      -----------------------------   --------------------------------
                                               NATURAL      OIL                   NATURAL      OIL
                                       OIL       GAS     EQUIVALENT      OIL        GAS     EQUIVALENT
                                      (MBbl)   (MMcf)      (MBOE)      (MBbl)     (MMcf)      (MBOE)
                                      ------   -------   ----------    ------     -------   ----------
Reserves at beginning of year.......   3,692    1,958       4,018       2,628      1,359       2,854
Revisions of estimates..............     371     (112)        352         945        345       1,003
Production..........................  (1,435)    (487)     (1,516)     (1,146)      (550)     (1,238)
                                      ------    -----      ------      ------      -----      ------
Reserves at end of period...........   2,628    1,359       2,854       2,427      1,154       2,619
                                      ======    =====      ======      ======      =====      ======

                             LODGEPOLE ACQUISITION

     The standardized measure of discounted estimated future net cash flows and changes therein related to proved oil and natural gas reserves (in thousands) is as follows at:

                                            DECEMBER 31, 1998   DECEMBER 31, 1999
                                            -----------------   -----------------
Future cash inflows.......................       $33,130             $63,640
Future production costs...................        (5,504)             (8,762)
Future development costs..................          (311)               (311)
                                                 -------             -------
Future net cash flows.....................        27,315              54,567
10% annual discount.......................        (3,218)             (7,380)
                                                 -------             -------
Standardized measure of discounted
  estimated future net cash flows.........       $24,097             $47,187
                                                 =======             =======

     Primary changes in the standardized measure of discounted estimated future net cash flows (in thousands) are as follows for the years ended:

                                            DECEMBER 31, 1998   DECEMBER 31, 1999
                                            -----------------   -----------------
Standardized measure, beginning of year...      $ 49,669            $ 24,097
  Net change in sales prices, net of
     production costs.....................       (18,027)             23,588
  Revisions of quantity estimates.........         2,884              18,523
  Accretion of discount...................         4,967               2,410
  Sales, net of production costs..........       (13,439)            (18,557)
  Change in timing and other..............        (1,957)             (2,874)
                                                --------            --------
Standardized measure, end of year.........      $ 24,097            $ 47,187
                                                ========            ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Encore Acquisition Company:

     We have audited the accompanying statements of revenues and direct operating expenses of Pioneer Natural Resources USA, Inc.'s interest in certain southwestern United States properties (the "Properties") acquired by Encore Acquisition Company for the year ended December 31, 1999. These statements of revenues and direct operating expenses are the responsibility of Encore's management. Our responsibility is to express an opinion on these statements of revenues and direct operating expenses based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of revenues and direct operating expenses. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of Pioneer Natural Resources USA, Inc.'s interest in the Properties acquired by Encore for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
September 15, 2000

                        INDIAN BASIN/VERDEN ACQUISITION

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                  FOR THE PERIODS ENDED JUNE 30, 2000 AND 1999
                      AND THE YEAR ENDED DECEMBER 31, 1999


                                                               SIX MONTHS      SIX MONTHS
                                                                  ENDED           ENDED
                                                      1999    JUNE 30, 1999   JUNE 30, 2000
                                                      ----    -------------   -------------
                                                                       (UNAUDITED)
                                                                 (IN THOUSANDS)
Oil and natural gas revenues.......................  $9,433      $4,395          $4,882
Direct operating expenses:
  Direct lifting costs.............................   2,257       1,195           1,259
  Production, ad valorem and severance taxes.......     942         532             481
                                                     ------      ------          ------
Total direct operating expenses....................   3,199       1,727           1,740
Excess of revenue over direct operating expenses...  $6,234      $2,668          $3,142
                                                     ======      ======          ======

                        INDIAN BASIN/VERDEN ACQUISITION

         NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

1. BASIS OF PRESENTATION:

     On September 1, 2000, Encore purchased properties ("Pioneer properties") in the southwestern United States from Pioneer Natural Resources USA, Inc. ("Pioneer") for $25.4 million.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     The oil and natural gas revenues and direct operating expenses presented herein relate only to the interests in the Pioneer Properties and do not represent all of the oil and natural gas operations of Pioneer. Oil and natural gas revenues of the Pioneer Properties are recorded on the entitlements method. Direct operating expenses include all costs incurred which are necessary for the production, marketing and distribution of the products produced from the subject properties including, without limitation, costs and expenses of field separation; treatment; dehydration; direct overhead charges (other than costs associated with general corporate activities); pumper, roustabout and field supervision labor; meter calibrations; engineering supervision charges; fuel and electricity; valves, connections and other minor equipment repair; oil and lubricants; major repairs; rental tools and equipment; pipe inspection; trucking; reservoir testing; pressure testing; well plugging; site remediation; operator bonding; insurance charges; salt water disposal; water injection and pressure maintenance; gas compression; hot oil and hot water treatments; filing fees; make-up water purchases; electrician charges; mud and chemicals; pulling and workover units; other miscellaneous supplies and services; and severance, ad valorem and other production related taxes and charges. In addition, oil and natural gas production taxes include production and severance taxes and ad valorem taxes associated with the Pioneer Properties. Direct operating expenses do not include charges for depletion, depreciation, amortization and abandonment; Federal and state income taxes; interest; or corporate general and administrative expenses because the property interests acquired represent only a portion of a business and the costs incurred by Pioneer are not necessarily indicative of the costs to be incurred by Encore. The accompanying statements of revenue and direct operating expenses are presented for the periods ended June 30, 2000 and 1999 and the year ended December 31, 1999. The oil and natural gas revenues and direct operating expenses for the periods presented may not be indicative of the results of future operations of the properties acquired.

     Historical financial information reflecting financial position, results of operations and cash flows of the Pioneer Properties is not presented because the acquisition cost was assigned to the oil and gas property interests acquired. Accordingly, the historical statements of revenues and direct operating expenses have been presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

2. SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED):

     The estimates of Encore's proved oil and natural gas reserves, which are located entirely within the United States, were prepared in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board. Proved oil and natural gas reserve quantities are based on estimates prepared by Miller and Lents, Ltd., who are independent petroleum engineers.

     Future prices received for production and future production costs may vary, perhaps significantly from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods indicated or that

                        INDIAN BASIN/VERDEN ACQUISITION
prices and costs will remain constant. There can be no assurance that actual production will equal the estimated amounts used in the preparation of reserve projections. In accordance with the Securities and Exchange Commission's guidelines, Encore's estimates of future net cash flows from proved properties and the representative value thereof are made using oil and natural gas prices in effect as of the dates of such estimates and are held constant throughout the life of the properties. Average prices used in estimating net cash flows at December 31, 1999 were $24.40 per barrel for oil and $2.08 per Mcf for natural gas. The future cash flows are reduced by estimated production costs and development costs which are based on year-end economic conditions and held constant throughout the life of the properties. The standardized measure of discounted net cash flow for the Indian Basin/Verden properties does not include taxes because taxes do not apply at the property level.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and natural gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in any exact way, and estimates of other engineers might differ materially from those shown below. The accuracy of any reserve estimate is a function of the quality of available data and engineering and estimates may justify revisions. Accordingly, reserve estimates are often materially different from the quantities of oil and natural gas that are ultimately recovered. Reserve estimates are integral in management's analysis of impairments of oil and natural gas properties and the calculation of depreciation, depletion and amortization on its properties.

     Estimated net quantities of proved oil and natural gas reserves of the Pioneer Properties were as follows:

                                                               NATURAL      OIL
                                                       OIL       GAS     EQUIVALENT
                                                      (MBbl)   (MMcf)      (MBOE)
                                                      ------   -------   ----------
December 31, 1999
  Proved reserves...................................   318     19,288      3,533
  Proved developed reserves.........................   318     19,288      3,533

     The change in proved reserves were as follows for the year ended:

                                                            DECEMBER 31, 1999
                                                      -----------------------------
                                                               NATURAL      OIL
                                                       OIL       GAS     EQUIVALENT
                                                      (MBbl)   (MMcf)      (MBOE)
                                                      ------   -------   ----------
Reserves at beginning of year.......................    234    22,070      3,912
Revisions of estimates..............................    231       645        339
Production..........................................   (147)   (3,427)      (718)
                                                       ----    ------      -----
Reserves at end of period...........................    318    19,288      3,533
                                                       ====    ======      =====

                        INDIAN BASIN/VERDEN ACQUISITION

     The standardized measure of discounted estimated future net cash flows and changes therein related to proved oil and natural gas reserves (in thousands) is as follows:

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Future cash inflows.........................................    $ 46,823
Future production costs.....................................     (17,263)
Future development costs....................................          (6)
                                                                --------
Future net cash flows.......................................      29,554
10% annual discount.........................................     (10,700)
                                                                --------
Standardized measure of discounted estimated future net cash
  flows.....................................................    $ 18,854
                                                                ========

     Primary changes in the standardized measure of discounted estimated future net cash flows (in thousands) are as follows for the year ended:

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Standardized measure, beginning of year.....................    $16,691
  Net change in sales prices, net of production costs.......      5,253
  Revisions of quantity estimates...........................      1,889
  Accretion of discount.....................................      1,669
  Sales, net of production costs............................     (6,234)
  Change in timing and other................................       (414)
                                                                -------
Standardized measure, end of year...........................    $18,854
                                                                =======

                                                                           ANNEX
A

                                       MILLER AND LENTS, LTD.                    MARTIN G. MILLER
                               INTERNATIONAL OIL AND GAS CONSULTANTS             (1948-1980)
[50 Years Logo]                         TWENTY-SEVENTH FLOOR                     MAX R. LENTS
                                           1100 LOUISIANA                        KENNETH B. FORD
                                     HOUSTON, TEXAS 77002-5216                   JAMES C. PEARSON
                                       TELEPHONE 713 651-9455                    GREGORY W. ARMES
                                        TELEFAX 713 654-9914                     S. J. STIEBER
                                  e-mail: mail@millerandlents.com                LARRY M. GRING
                                                                                 JAMES A. COLE
                                          February 5, 2001                       CHRISTOPHER A. BUTTA
                                                                                 R. W. FRAZIER
                                                                                 WILLIAM P. KOZA
                                                                                 CHARLES G. GUFFEY
                                                                                 MICHAEL S. YOUNG
                                                                                 GEORGE SCHAEFER
                                                                                 GARY B. KNAPP
                                                                                 LUCY B. KING
                                                                                 R. LEE COMER
                                                                                 CARL D. RICHARD
                                                                                 LESLIE A. FALLON
                                                                                 STEVEN C. MILLS
                                                                                 GUY M. MILLER
                                                                                 THUY T. TRAN
                                                                                 ROBERT J. OBERST



Encore Acquisition Company


777 Main Street, Suite 1400


Fort Worth, Texas 76102



     Re:Encore Acquisition Company


        Reserves and Future Net Revenue


        As of December 31, 2000


        SEC Case



Gentlemen:



     At your request, we estimated the proved reserves and projected future net revenue as of December 31, 2000, attributable to the Encore Acquisition Company (Encore) net interests in properties located in southeastern Montana, North Dakota, Oklahoma, and Texas. The properties include approximately 1,238 active producing and injection wells of which 743 are operated by Encore.



     We performed our evaluations, designated as the SEC Case, using unescalated prices, operating expenses, and capital expenditures provided by Encore. The aggregate results of our evaluation are as follows:



                        RESERVES AND FUTURE NET REVENUE


                            AS OF DECEMBER 31, 2000



                                                           FUTURE NET REVENUE
                                   NET RESERVES       -----------------------------
                                -------------------                   DISCOUNTED AT
                                  OIL,       GAS,     UNDISCOUNTED,   10% PER YEAR,
RESERVE CATEGORY                 MBbls       MMcf          $M              $M
----------------                --------   --------   -------------   -------------
Proved Producing..............  74,480.5   64,271.9    1,319,241.9      612,370.0
Proved Nonproducing...........     821.3    3,588.1       34,358.8       18,059.4
Proved Undeveloped............  15,001.1    7,129.6      213,776.4       75,927.7
                                --------   --------    -----------      ---------
          Total Proved........  90,302.9   74,989.6    1,567,377.1      706,357.1



     Proved reserves and future net revenue were estimated in accordance with the standards of the Securities Exchange Commission Regulation S-X, Rule 4-10
(a) as shown in the Appendix. Gas volumes for each property are stated at the pressure and temperature bases appropriate for

Encore Acquisition Company


February 5, 2001


Page  2



the sales contract or state regulatory authority. Total gas reserves were obtained by summing the reserves for all the individual properties and are therefore stated herein at a mixed pressure base. No provisions for the possible consequences of product sales imbalances, if any, were included in our projections since we have received no relevant data.



     Future net revenue as used herein is defined as the total revenue attributable to (1) Encore's working interest less royalties, overriding royalties, production and ad valorem taxes, operating costs, net proceeds interest payments, and future capital expenditures and (2) Encore's royalty interest less production and ad valorem taxes. Our projections of future net revenue are shown both undiscounted and discounted at 10 percent per annum. The effects of depreciation, depletion, or Federal Income Tax are not considered. We assumed that abandonment costs would be equal to salvage values at abandonment. Future costs, if any, for restoration of producing properties to satisfy environmental standards are not deducted from estimates of future net revenue as such are beyond the scope of our assignment. Estimates of future net revenue and discounted future net revenue are not intended and should not be interpreted to represent fair market value for the estimated reserves.



     Encore provided benchmark prices of $26.80 per barrel and $9.77 per MMBtu that represent market prices on December 31, 2000 in accordance with Securities and Exchange Commission standards. Price adjustments were made for each property based on differentials between benchmark and actual prices as estimated by Encore and include considerations such as gas Btu, oil gravity, and transportation charges. Operating costs were based on actual costs as of December 31, 2000 as provided by Encore. Costs were held constant for the remaining economic life of each property. Future capital was unescalated.



     Future production and net revenue forecasts for properties are included as exhibits to this report and are identified in the Index to Exhibits. The summary section shows combined proved reserves for all fields and contains cash flows by reserve category. The remaining exhibits are grouped into six Encore production regions: (1) Cedar Creek Anticline, Montana/North Dakota, (2) Crockett County, Texas, (3) Lodgepole, North Dakota, (4) Indian Basin Field, New Mexico, (5) Verden Field, Oklahoma, and (6) Bell Creek Field, Montana.



     Cedar Creek Anticline (CCA) is a 100-mile-long by 6-mile-wide structure located in southeastern Montana and western North Dakota. Primary producing formations are the Red River at a depth of 8,800 feet, the Stony Mountain at 8,600 feet, and the Interlake at 8,300 feet. The productive intervals are geologically continuous, but CCA has been subdivided into several regulatory fields. A large portion of properties owned by Encore in the CCA fields are burdened by net proceeds interest (NPI) payments. NPI payments are aggregated and calculated by units or areas of common interest referred to as keycodes. Exhibits for CCA properties are summarized by keycodes. The one-line summary exhibit of reserves and future net revenues for individual wells has NPI payments deducted at the keycode total level since NPI payments are not calculated on a single well basis. The modeling and calculation of NPI payments were provided by Encore and were not verified by Miller and Lents, Ltd. as such was beyond the scope of our evaluation.



     Crockett County, Texas properties are located in the Val Verde Basin of West Texas with production from four regulatory fields: Ozona, Hunt-Baggett, Davidson Ranch, and Henderson. Primary producing formations are the Strawn carbonates at 8,500 feet and the Canyon sandstones at 7,500 feet. The fields are typically developed on 40-acre spacing. Exhibits are summarized by property designation; i.e., operated, non-operated, or royalty; field; and reserve category.

Encore Acquisition Company


February 5, 2001


Page  3



     Lodgepole properties consist of both working and overriding royalty interests in six fields located in Stark County, North Dakota near the city of Dickinson. The primary producing formation is the Mississippian-age Waulsortian mound. Exhibits for the six properties in this production region are summarized by unit.



     Indian Basin properties are located in the Permian Basin in Eddy County, New Mexico. Encore owns varied working interests in the following regulatory fields: Cemetary, Dagger Draw South, and Indian Basin. Production is primarily gas from Pennsylvanian-aged (Canyon) carbonate bank formation at approximately 8,000 feet in depth. The exhibits are summarized by regulatory field.



     Verden Field is located in the Anadarko Basin of western Oklahoma, in Caddo and Grady counties. Encore owns varied working interests in wells producing from the Boatwright, McComas, and Springer formations. The exhibits are summarized by field.



     Bell Creek Field is located on the northeastern flank of the Powder River Basin in Powder River and Carter counties, Montana. The field is 15 miles long by 3.5 miles wide, covering approximately 17,000 productive acres. Encore owns 100 percent working interest in seven producing units. Production is from the Cretaceous-age Muddy Sandstone at a depth of 4,500 feet. The exhibits are summarized by the seven producing units.



     Proved producing reserves were based primarily on extrapolation of historical performance trends. We relied mainly on production rate versus time decline curves. In those wells producing at high water-cuts, water-oil ratios versus cumulative production trends were used to estimate reserves. Estimates and projections for proved nonproducing and proved undeveloped reserves were based on volumetric calculations or analogies. Reserve estimates from analogies and volumetric calculations are often less certain than reserve estimates based on well performance obtained over a period during which a substantial portion of the reserves were produced.



     In conducting this evaluation, we relied upon production histories, well test data, well logs, and other engineering and geological data supplied by Encore. To a lesser extent, non-confidential data existing in the files of Miller and Lents, Ltd. and data from commercial services and of public record were used. The operating expenses, ownership interests, reversion provisions, current payout status, NPI payments, and product prices were provided by Encore. We also relied upon Encore's representations to us of planned schedules and the estimated costs for future well work. None of this information was independently verified as such was beyond the scope of our assignment.



     The evaluations presented in this report, with the exception of those parameters specified by others, reflect our informed judgment based on accepted standards of professional investigation but are subject to those generally recognized uncertainties associated with interpretation of geological, geophysical, and engineering information. Government policies and market conditions different from those employed in this study may cause the total quantity of oil or gas to be recovered, actual production rates, prices received, or operating and capital costs to vary from those presented in this report.

Encore Acquisition Company


February 5, 2001


Page  4



     Miller and Lents, Ltd. is an independent oil and gas consulting firm. No director, officer, or key employee of Miller and Lents, Ltd. has any financial ownership in Encore or any affiliate of Encore. Our compensation for the required investigations and preparation of this report is not contingent upon the results obtained and reported, and we have not performed other work that would affect our objectivity. Production of this report was supervised by an officer of the firm who is a professionally qualified and licensed Professional Engineer in the State of Texas with more than five years of relevant experience in the estimation, assessment, and evaluation of oil and gas reserves.



                                            Very truly yours,



                                            MILLER AND LENTS, LTD.



                                            By /s/ CARL D RICHARD


                                               Carl D. Richard



                                            By /s/ R. W. FRAZIER


                                               R. W. Frazier


                                               Senior Vice President



CDR/psh

                                                                        APPENDIX

                          PROVED RESERVES DEFINITIONS
                               IN ACCORDANCE WITH
               SECURITIES AND EXCHANGE COMMISSION REGULATION S-X

PROVED OIL AND GAS RESERVES

     Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements but not on escalations based upon future conditions.

     1. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and
        (b) the immediately adjoining portions not yet drilled but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

     2. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project or the operation of an installed program in the reservoirs provides support for the engineering analysis on which the project or program was based.

     3. Estimates of proved reserves do not include the following:

          a. Oil that may become available from known reservoirs but is classified separately as indicated additional reserves.

          b. Crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors.

          c. Crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects.

          d. Crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite, and other such sources.

     Depending upon their status of development, proved reserves are subdivided into proved developed reserves and proved undeveloped reserves.

PROVED DEVELOPED OIL AND GAS RESERVES

     Proved developed oil and gas reserves are reserves that can be expected to be recovered though existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

PROVED UNDEVELOPED OIL AND GAS RESERVES

     Proved Undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is unlawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS


                                            Page
                                            ----
Summary...................................    1
Risk Factors..............................    8
Special Note Regarding Forward-Looking
  Statements..............................   15
Use of Proceeds...........................   17
Dividend Policy...........................   17
Recapitalization..........................   17
Dilution..................................   18
Capitalization............................   19
Pro Forma Financial Statements............   20
Selected Consolidated Financial Data......   26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   28
Business..................................   36
Properties................................   41
Regulatory Matters........................   45
Management................................   48
Committees of the Board of Directors......   50
Compensation..............................   51
Certain Transactions......................   54
Security Ownership of Management and
  Certain Beneficial Holders..............   56
Description of Capital Stock..............   58
Shares Available for Future Sale..........   60
Underwriting..............................   62
Notice to Canadian Residents..............   64
Legal Matters.............................   65
Experts...................................   65
Where You Can Find More Information.......   66
Glossary of Oil and Natural Gas Terms.....   67
Index to Consolidated Financial
  Statements..............................   70
Report of Independent Public
  Accountants.............................  F-1
Miller and Lents, Ltd. Report.............  A-1


                             ----------------------

     Through and including             , 2001 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                7,150,000 Shares

                           ENCORE ACQUISITION COMPANY

                                  Common Stock
                         -----------------------------

                                 [ENCORE LOGO]

                         -----------------------------

                              GOLDMAN, SACHS & CO.

                           CREDIT SUISSE FIRST BOSTON

                             DAIN RAUSCHER WESSELS

                              PETRIE PARKMAN & CO.

                      Representatives of the Underwriters

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions are set forth in the following table. Encore will pay all expenses of issuance and distribution. Each amount, except for the SEC and New York Stock Exchange fees, is estimated.

SEC registration fees.......................................  $   26,500
NASD filing fee.............................................  $   10,500
New York Stock Exchange application listing fee.............  $  200,000
Transfer agent's and registrar's fees and expenses..........  $    3,600
Printing and engraving expenses.............................  $  100,000
Legal fees and expenses.....................................  $  200,000
Accounting fees and expenses................................  $  400,000
Engineering fees and expenses...............................  $   50,000
Miscellaneous...............................................  $    9,400
                                                              ----------
          Total.............................................  $1,000,000
                                                              ==========

---------------

ITEM 14  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Certificate of Incorporation provides that no director or officer shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director for any act or omission; provided, however, that the director may be liable for any claim resulting from an act or omission that has not met the standard of conduct permissible under the Delaware General Corporation Law to indemnify the director or officer for the amount claimed.

     Our Certificate of Incorporation and our Bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that he is or was a director or officer of Encore, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to the foregoing, we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that he is or was a director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Encore unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Pursuant to our Certificate of Incorporation and Bylaws, we may purchase and maintain insurance on behalf of any person who is or was a director or officer, or is or was a director or officer of Encore serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power or the obligation to indemnify him against such liability. Under the Certificate of Incorporation and Bylaws, we may, to the extent authorized from time to time by our Board of Directors, provide rights to indemnification and the advancement of expenses to our employees and agents similar to those rights conferred in our Certificate of Incorporation and Bylaws to our directors and officers.

     We have entered into indemnification agreements with our directors and officers, which indemnify each person to the fullest extent permitted by Delaware law and obligate us to purchase and maintain insurance or similar protection on behalf of our directors and officers against personal liability against him or incurred by or on behalf of him in the capacity as a director or officer of Encore. Any insurance policy providing liability coverage for directors and officers of Encore shall continue until as long as the director or officer serves in such capacity. Pursuant to the agreements, we also agree to hold harmless and indemnify each person against expenses incurred by reason of the fact that the person is or was a director, officer, employee or agent of us, unless his acts were committed in bad faith, were the result of active and deliberate dishonesty, or resulted in personal financial profit or other advantage to which he was not legally entitled.

ITEM 15  RECENT SALES OF UNREGISTERED SECURITIES

     Since our inception, we issued and sold the following securities to certain individual and institutional investors, including certain of our directors, officers and key employees, in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereunder:


     On August 18, 1998, Encore entered into a Stock Purchase and a Stockholders' Agreement (collectively the "Agreements"), with five members of Encore's management ("Management") and four non-management investors (the "Investors"). Under the terms of the Agreements, 292,592 shares of Class B Common Stock, par value $0.01 per share (the "Class B") and 64,141 shares of Class A Common Stock, par value $0.01 per share ("Class A") were issued for a total amount of committed consideration to be invested in Encore of $298 million by Management and the Investors. Subsequent to August 18, 1998 an additional 15,111 shares of Class A Common Stock and 2,536 shares of Class B Common Stock were sold for an aggregate of approximately $2.7 million in cash and commitments to 23 key employees of Encore. Encore repurchased an aggregate of 5,526 shares of Class A and 227 shares of Class B stock from two former employees. As of December 31, 2000, 294,901 shares of Class B and 73,725 shares of Class A were issued and outstanding. The remaining shares of Class B and shares of Class A are reserved for issuance to future Management members. Each purchaser represented that he or it was purchasing the shares for investment and each such person had sufficient knowledge and experience to evaluate the merits and risks of such investment.


     No Underwriters were involved in connection with the sales of securities referred to in this Item 15.

     All shares of Class A and Class B common stock will be converted into a single class of common stock in connection with the recapitalization to be effected in connection with this offering. See "Recapitalization" in the Prospectus. Such conversion will be exempt from registration under Section 3(a)(9) of the Securities Act.

ITEM 16  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
          1              -- Form of Underwriting Agreement.+
          3.1            -- Form of Second Amended and Restated Certificate of
                            Incorporation of Encore Acquisition Company.+
          3.2            -- Form of Second Amended and Restated By-Laws of Encore
                            Acquisition Company.+
          3.3            -- Deleted exhibit.
          4.1            -- Specimen certificate of Encore Acquisition Company.+
          4.2            -- Registration Rights Agreement dated as of August 18, 1998 among Encore Acquisition Partners, Inc. and the
                            stockholder named therein.+
          4.3            -- Stockholders' Agreement of Encore Acquisition Partners,
                            Inc. dated as of August 18, 1998.+
          4.4            -- Stock Purchase Agreement among Encore Acquisition
                            Partners, Inc. and the Investor Stockholders and the
                            Management Stockholders dated as of August 18, 1998.+
          5.1            -- Opinion of Kelly, Hart & Hallman, P.C.*
         10.1            -- Credit Agreement dated as of May 7, 1999, by and among
                            Encore Operating, L.P., Encore Acquisition Partners,
                            Inc., and a syndicate of banks led by NationsBank, N.A.,
                            First Union National Bank, and BankBoston, N.A.+
         10.2            -- Letter Agreement effective as of August 24, 2000 amending the Credit Agreement.+
         10.3            -- Pledge Agreement by Encore Acquisition Partners, Inc. in
                            favor NationsBank, N.A. dated as of May 7, 1999.+
         10.4            -- Form of 2000 Incentive Stock Plan of Encore Acquisition
                            Company.+
         10.5            -- Management Stock Ownership Plan effective as of August
                            18, 1998.+
         10.6            -- Form of Indemnity Agreement.+
         10.7            -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and I. Jon Brumley dated as of
                            August 18, 1998.+
         10.8            -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Jon S. Brumley dated as of
                            August 18, 1998.+
         10.9            -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Gene Carlson dated as of
                            August 18, 1998.+
         10.10           -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Kyle Schultz dated as of
                            August 18, 1998.+
         10.11           -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Morris B. Smith dated as
                            of August 1, 2000.+
         10.12           -- Purchase and Sale Agreement between Shell Western E&P
                            Inc. and Shell Onshore Ventures Inc., as sellers, and
                            Encore Operating, L.P., as buyer, dated as of March 12,
                            1999.+
         10.13           -- Amendment to Purchase and Sale Agreement between Shell
                            Western E&P Inc. and Shell Onshore Ventures Inc., as
                            sellers, and Encore Operating, L.P., as buyer, dated as
                            of May 26, 1999.+

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
         10.14           -- Second Amendment to Purchase and Sale Agreement between
                            Shell Western E&P Inc. and Shell Onshore Ventures Inc.,
                            as sellers, and Encore Operating, L.P., as buyer, dated
                            as of May 28, 1999.+
         10.15           -- Purchase and Sale Agreement dated February 23, 2000
                            between Cross Timbers Oil Company and Encore Operating,
                            L.P.+
         21.1            -- Subsidiaries of Encore Acquisition Company.+
         23.1            -- Consent of Arthur Andersen LLP.*
         23.2            -- Consent of Kelly, Hart & Hallman, P.C. (included in its opinion filed as Exhibit 5.1).
         23.3            -- Consent of Miller and Lents, Ltd.*
         24              -- Power of Attorney (included on the signature page of the original filing).
         27              -- Financial Data Schedule (included in SEC filing only).+


---------------

 + Previously filed.

 * Amended Exhibit.

ITEM 17  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on February 16, 2001.


                                            ENCORE ACQUISITION COMPANY

                                            By:     /s/ I. JON BRUMLEY
                                              ----------------------------------
                                                        I. Jon Brumley
                                                     Chairman, President,
                                                 Chief Executive Officer and
                                                            Director

                               POWER OF ATTORNEY

     The undersigned directors and officers of Encore Acquisition Company hereby constitute and appoint each of I. Jon Brumley and Morris B. Smith, with full power to act and with full power of substitution and resubstitution, our true and lawful attorney-in-fact and agent with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the SEC and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:


                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----

                 /s/ I. JON BRUMLEY                    Chairman, President, Chief    February 16, 2001
-----------------------------------------------------    Executive Officer and
                   I. Jon Brumley                        Director

                   JON S. BRUMLEY*                     Executive Vice President --   February 16, 2001
-----------------------------------------------------    Business Development,
                   Jon S. Brumley                        Secretary, Assistant
                                                         Treasurer and Director

                  KYLE M. SCHULTZ*                     Executive Vice President --   February 16, 2001
-----------------------------------------------------    Exploitation and Director
                   Kyle M. Schultz

                  MORRIS B. SMITH*                     Chief Financial Officer,      February 16, 2001
-----------------------------------------------------    Treasurer, Executive Vice
                   Morris B. Smith                       President and Principal
                                                         Financial Officer

                  ROBERT C. REEVES*                    Vice President, Controller    February 16, 2001
-----------------------------------------------------    and Principal Accounting
                  Robert C. Reeves                       Officer

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----

                  KENNETH A. HERSH*                    Director                      February 16, 2001
-----------------------------------------------------
                  Kenneth A. Hersh

                 ARNOLD L. CHAVKIN*                    Director                      February 16, 2001
-----------------------------------------------------
                  Arnold L. Chavkin

                  HOWARD H. NEWMAN*                    Director                      February 16, 2001
-----------------------------------------------------
                  Howard H. Newman

               *By: /s/ I. JON BRUMLEY
  ------------------------------------------------
                   I. Jon Brumley
                  Attorney-in-Fact

                                 EXHIBIT INDEX


        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
          1              -- Form of Underwriting Agreement.+
          3.1            -- Form of Second Amended and Restated Certificate of
                            Incorporation of Encore Acquisition Company.+
          3.2            -- Form of Second Amended and Restated By-Laws of Encore
                            Acquisition Company.+
          3.3            -- Deleted Exhibit.
          4.1            -- Specimen certificate of Encore Acquisition Company.+
          4.2            -- Registration Rights Agreement dated as of August 18, 1998 among Encore Acquisition Partners, Inc. and the
                            stockholder named therein.+
          4.3            -- Stockholders' Agreement of Encore Acquisition Partners,
                            Inc. dated as of August 18, 1998.+
          4.4            -- Stock Purchase Agreement among Encore Acquisition
                            Partners, Inc. and the Investor Stockholders and the
                            Management Stockholders dated as of August 18, 1998.+
          5.1            -- Opinion of Kelly, Hart & Hallman, P.C.*
         10.1            -- Credit Agreement dated as of May 7, 1999, by and among
                            Encore Operating, L.P., Encore Acquisition Partners,
                            Inc., and a syndicate of banks led by NationsBank, N.A.,
                            First Union National Bank, and BankBoston, N.A.+
         10.2            -- Letter Agreement effective as of August 24, 2000 amending the Credit Agreement.+
         10.3            -- Pledge Agreement by Encore Acquisition Partners, Inc. in
                            favor NationsBank, N.A. dated as of May 7, 1999.+
         10.4            -- Form of 2000 Incentive Stock Plan of Encore Acquisition
                            Company.+
         10.5            -- Management Stock Ownership Plan effective as of August
                            18, 1998.+
         10.6            -- Form of Indemnity Agreement.+
         10.7            -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and I. Jon Brumley dated as of
                            August 18, 1998.+
         10.8            -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Jon S. Brumley dated as of
                            August 18, 1998.+
         10.9            -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Gene Carlson dated as of
                            August 18, 1998.+
         10.10           -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Kyle Schultz dated as of
                            August 18, 1998.+
         10.11           -- Confidentiality and Non-Compete Agreement between Encore
                            Acquisition Partners, Inc. and Morris B. Smith dated as
                            of August 1, 2000.+
         10.12           -- Purchase and Sale Agreement between Shell Western E&P
                            Inc. and Shell Onshore Ventures Inc., as sellers, and
                            Encore Operating, L.P., as buyer, dated as of March 12,
                            1999.+
         10.13           -- Amendment to Purchase and Sale Agreement between Shell
                            Western E&P Inc. and Shell Onshore Ventures Inc., as
                            sellers, and Encore Operating, L.P., as buyer, dated as
                            of May 26, 1999.+
         10.14           -- Second Amendment to Purchase and Sale Agreement between
                            Shell Western E&P Inc. and Shell Onshore Ventures Inc.,
                            as sellers, and Encore Operating, L.P., as buyer, dated
                            as of May 28, 1999.+

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
         10.15           -- Purchase and Sale Agreement dated February 23, 2000
                            between Cross Timbers Oil Company and Encore Operating,
                            L.P.+
         21.1            -- Subsidiaries of Encore Acquisition Company.+
         23.1            -- Consent of Arthur Andersen LLP.*
         23.2            -- Consent of Kelly, Hart & Hallman, P.C. (included in its opinion filed as Exhibit 5.1).
         23.3            -- Consent of Miller and Lents, Ltd.*
         24              -- Power of Attorney (included on the signature page of the original filing).+
         27              -- Financial Data Schedule (included in SEC filing only).+


---------------

 + Previously filed.

 * Amended Exhibit.